Filed pursuant to Rule 424(b)(3)
Registration No. 333-151563

PROSPECTUS

SOKO FITNESS & SPA GROUP, INC.

4,062,133 Shares of
Common Stock

We have prepared this prospectus to allow the persons named in this prospectus under the caption “Selling Stockholders” to sell up to an aggregate of 4,062,133 shares of our common stock they currently hold as well as shares we may issue to them upon the exercise of their warrants.  The shares and warrants were issued to the selling stockholders in a private placement transaction completed prior to the filing of the registration statement of which this prospectus is a part.

The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

We are not selling any shares of our common stock in this offering and will not receive any proceeds from this offering.  We may receive proceeds on exercise of outstanding warrants for shares of common stock covered by this prospectus. The exercise price is set forth in the warrants.

For a more detailed description of the shares and warrants, see “Description of Securities” and “Selling Stockholders.”

We have agreed to pay all the costs and expenses of this registration.

Our common stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SOKF.”  The closing price of our common stock on the OTCBB on April 12, 2010 was $4.88 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page 7 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided in this prospectus and incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful.  The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.  The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.  The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and the notes to the financial statements included in this prospectus.

As used throughout this prospectus, the terms “SOKO”, “Company”, “we,” “us,” or “our” refer to SOKO Fitness & Spa Group, Inc., together with its wholly-owned indirect subsidiary, Harbin Mege Union Beauty Management Ltd. (“Mege Union”), Mege Union’s subsidiaries, and Mege Union’s variable interest entity, Queen Group (as defined below).  For purposes of this prospectus, the Queen Group is defined to include the entities listed under “Background and Origination” in this prospectus summary section.

As used in this prospectus, “China” or “the PRC” refers to the People’s Republic of China.

Business

We are an operator of distinctive fitness centers, beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing.  We also operate one beauty school in Harbin, China.

We provide programs, services and products that combine exercise, education and nutrition to help our members and clients to achieve their fitness and beauty goals and to help them to lead a healthy way of life and to achieve a richer lifestyle.  Our beauty salons and spas provide services that include, but are not limited to, skincare, hair dressing, manicure, pedicure, body care, massage, and weight loss therapy.

Currently, our six fully operational fitness centers have more than 15,000 members in total and our ten fully operational beauty salons and spas are visited by more than 20,000 clients annually.  In addition, we have recently completed construction and are engaging in pre-opening activities with a fitness center named Daoli Fitness and a beauty salon and spa named Legend Spa Central Club in Harbin and also with another beauty salon and spa named  Lea Spa Xishan Club in Beijing.

Our corporate address is No.194, Guogeli Street, Harbin, Heilongjiang Province, China 150001 and our telephone number is 86-451-87702255.

Background and Organization

SOKO was incorporated as a Delaware corporation on September 9, 2004 under the name American Business Holdings, Inc. as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, the Company completed a transaction in which it purchased all of the outstanding membership shares in Tissakin Ltd. (“Tissakin”), a Democratic Republic of Congo corporation, so that Tissakin became our wholly owned subsidiary. Through Tissakin, the Company was a manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

As described in the “April 2008 Share Exchange and Financing Transactions” section below, on April 11, 2008, we entered into a Share Exchange Agreement with Wealthlink Co., Ltd. (“Wealthlink”) and the shareholders of Wealthlink (the “Wealthlink Shareholders”) pursuant to which the Company acquired all of the outstanding shares of common stock of Wealthlink from the Wealthlink Shareholders. After the completion of these transactions, we changed the Company’s name from American Business Holdings, Inc. to SOKO Fitness & Spa Group, Inc.

As a result of the share exchange with Wealthlink (the “Share Exchange”), SOKO became the indirect owner of Mege Union Beauty Management Ltd., (“Mege Union”), which is a company organized and existing under the laws of the People’s Republic of China and a wholly-owned subsidiary of Wealthlink.  SOKO and Wealthlink are holding corporations and do not conduct any operations.

Mege Union currently conducts its business through:

·	two wholly (100%) owned operating subsidiaries (one of which has one additional branch named Legend Spa Central Club that is currently engaged in pre-opening activities );

·	four majority (51%) owned operating subsidiaries (one of which has one additional branch); and

·	an association with eight individually-owned sole proprietorships (one of which has two additional branches, including the new Daoli Fitness facility that is currently engaged in pre-opening activities, and one of which has two additional branches) comprising the variable interest entity known as the “Queen Group.”

The following is a complete list of the holdings of Mege Union as of the date of this prospectus, together with their recognized facility name and relationship to Mege Union or Wealthlink and thereby to the Company:

Legal Name of Entity	Commercial Name	Ownership+

Fitness Centers

Shenyang Letian Yoga Fitness Center	Yoga Wave	Owned 51% by Mege Union and 49% by an unaffiliated third party

Shenyang Starway Fitness Co., Ltd.	Yoga Wave II	Owned 51% by Mege Union and 49% by an unaffiliated third party

Harbin Huang Emperor & Golden Gym Club Co., Ltd.	SOKO International Fitness Center	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Harbin Huang Emperor & Golden Gym Club Co., Ltd. Daoli Fitness Branch *	Daoli Fitness	A branch of Harbin Huang Emperor & Golden Gym Club Co., Ltd. and as such part of Queen Group

Harbin Huang Emperor & Golden Gym Club Co., Ltd. Central Avenue Yoga Branch	Yoga Wave Harbin	A branch of Harbin Huang Emperor & Golden Gym Club Co., Ltd. and as such part of Queen Group

Beijing Natural Beauty Services Limited	SOKO Beijing Natural Beauty Fitness	Owned 51% by Mege Union and 49% by two unaffiliated third parties

First Branch of Beijing Natural Beauty Services Limited	SOKO Beijing Natural Fitness II	A branch of Beijing Natural Beauty Services Limited and as such part of Mege Union

Beauty Salons and Spas

Harbin Legend Beauty Co., Ltd.	Legend Spa	Owned 100% by Mege Union

Harbin Legend Beauty Co., Ltd. Central Avenue Branch *	Legend Spa Central Club	A branch of Harbin Legend Beauty Co., Ltd. and as such part of Mege Union

Beijing Tai Ai Management Consulting Co., Ltd *	Lea Spa Xishan Club	Owned 51% by Mege Union and 49% by an unaffiliated third party

Harbin Tai Ai Beauty Co., Ltd.	Lea Spa	Owned 100% by Mege Union

Harbin Queen Beauty Demonstration Center (“Harbin Demonstration Center”)	Daowai Spa	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Harbin Queen Beauty Demonstration Center Nangang Branch	Nangang Spa	A branch of Harbin Demonstration Center and as such part of Queen Group

Harbin Queen Beauty Demonstration Center Xuanhua Branch	Xuanhua Spa	A branch of Harbin Demonstration Center and as such part of Queen Group

Harbin Daoli Queen Demonstration Beauty Parlor	Daoli Spa	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Harbin Xinyang Spa	(same as legal name)	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Harbin Nangang Mengke Lady Beauty Parlor	Harbin SOKO Spa	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Shenyang Queen Beauty Demonstration Co., Ltd.	Shenyang Queen Beauty Spa	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Harbin Queen Beauty Clinic	Harbin Queen Medical Beauty Spa	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

Beauty School

Harbin Queen Beauty Vocational Skill Training School	(same as legal name)	Part of Queen Group - owned 100% by Mr. Liu and operated under agreements between this entity and Mege Union

+           A facility indicated as a branch means that the facility is operated by the referenced subsidiary.
*           As the date of this prospectus, these facilities are engaged in pre-opening activities.

Our newest facility, a Yoga Wave center located in the Long Dian Building in Harbin, opened on February 28, 2010.  We have also completed construction and are engaging in pre-opening activities with a fitness center named Daoli Fitness and a beauty salon and spa named Legend Spa Central Club, each of which are also located in the Long Dian Building in Harbin, and also another beauty salon and spa named Lea Spa Xishan Club in Beijing. In addition, we currently have a beauty salon and spa under construction in Daqing and are evaluating strategic options with respect to this facility, which options may include an abandonment of the project, a postponement of the opening or the opening a smaller facility than the Company planed, in each case due evolving market conditions at that location. We expect the new facilities in the Long Dian Building in Harbin will generate advances from members and clients and, ultimately, revenue of approximately US$2 million in the aggregate in the first and second quarters after they open.

For ease of reference, unless it is necessary to the understanding of the context to differentiate, throughout this prospectus we will refer to all of above entities collectively as our “subsidiaries” and, to the extent we refer to a specific entity listed in the table above, we refer to such entity by its commercial name.

There is currently a limited public market for our common stock, with minimal trading activity on our common stock for the last 60 days. As with any investment, there are certain risks involved in this offering.  All potential investors should consult their own tax, legal and investment advisors prior to making any decision regarding this offering.  The purchase of our shares is highly speculative and involves a high degree of risk, including, but not necessarily limited to, the “Risk Factors” described elsewhere herein.  Any person who cannot afford the loss of their entire investment should not purchase our shares.

April 2008 Share Exchange and Financing Transactions

On April 11, 2008 (the “Closing Date”), we entered into a Share Exchange Agreement with Wealthlink and the Wealthlink Shareholders (including Mr. Tong Liu, the Company’s current Chairman of the Board and Chief Executive Officer) pursuant to which the Company issued an aggregate of 13,300,000 shares of common stock of the Company to the Wealthlink Shareholders in exchange for all of the outstanding shares of common stock of Wealthlink (the “Share Exchange”).

Concurrently with the Share Exchange, the Company provided $400,000 to Mr. Tong Liu to purchase 1,000,000 shares of Company common stock from Mr. Syed Idris Husain (“Idris Husain”), then director and the principal stockholder of the Company, and an aggregate of 1,575,000 shares of Company common stock from certain other original shareholders of the Company, with the understanding that Mr. Liu would immediately return these 2,575,000 shares to the Company for cancellation.  Following the purchase of these 2,575,000 shares by Mr. Tong Liu on the Closing Date, Mr. Liu immediately returned them to the Company as agreed for cancellation.

Also on the Closing Date, the Company entered into a Consulting Agreement with Idris Husain pursuant to which he was engaged to provide the Company with regular and customary consulting advice as requested by the Company for a period of six months from the Closing Date.  Pursuant to this Consulting Agreement, the Company paid Idris Husain $300,000 in consideration of such services on the Closing Date.

In consideration for structuring the Share Exchange with Wealthlink, SOKO agreed to compensate E-Tech International, Inc. with (i) a retainer of $20,000 and (ii) shares of common stock of the Company equal to two percent (2%) of total number of shares outstanding after the Share Exchange with Wealthlink and the placement of the Financing (as defined below) (340,000 shares) having an aggregate fair value at the time of issuance (applying a per share fair value of $0.63 computed for the shares issued in the Financing to the Purchasers described below) of $214,200. Further, in consideration of services provided to the Company in association with the consummation of the Share Exchange, an aggregate of 425,000 shares having an aggregate fair value at the time of issuance (applying a per share fair value of $0.63 computed for the shares issued in the Financing to the Purchasers described below) of $267,750 were issued to two other advisors (85,000 shares to Sichenzia Ross Friedman Ference LLP and 340,000 shares to Fortune Badge Limited) in lieu of cash compensation, totaling the number of shares issued to the advisors in connection with the share exchange to 765,000 shares of common stock of the Company having an aggregate fair value at the time of issuance (applying a per share fair value of $0.63 computed for the shares issued in the Financing to the Purchasers described below) of $481,950.

Also, on the Closing Date, immediately prior to and as a condition to the completion of the Share Exchange, the Company entered into a Stock Purchase Agreement with each of Syed Irfan Husain, the Company’s then President and Chief Executive Officer, Idris Husain, and Verifica International, Ltd. (collectively, the “Buyers”). Pursuant to this agreement, the Buyers purchased all issued and outstanding shares of Tissakin, a Democratic Republic of Congo corporation and a wholly-owned subsidiary of the Company, in consideration of 79,000,000 shares of common stock of the Company owned by the Buyers.

Additionally, on the Closing Date, SOKO entered into a Securities Purchase Agreement, Warrant, Registration Rights Agreement and Lock-Up Agreement with three investors (the “Purchasers”) for an aggregate of $2,000,000 (the “Financing”). On the Closing Date, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, SOKO sold, and the Purchasers purchased, in the aggregate, 2,000,000 shares of our common stock and warrants to purchase an additional 2,000,000 shares. The warrants have an exercise price of $1.25 and are exercisable at any time through the third anniversary of the Closing Date. Additionally, each Purchaser’s ability to exercise the warrant is limited to the extent such Purchaser’s beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would exceed 4.99% of the SOKO’s outstanding common stock. From the Closing Date and through the twelve-month anniversary of the Closing Date, certain SOKO shareholders agreed not to sell any of their shares of our common stock.

By using the Black-Scholes model to calculate the fair market value of the warrants issued to the Purchasers in the Financing, SOKO computed that the effective fair market value of each of the 2,000,000 share issued to the investors at the time of issuance was $0.63 and that the effective fair market value of each warrant share issued to the investors at the time of issuance was $0.37.

In consideration for acting as placement agent for the Financing, SOKO agreed to compensate (a) E-Tech Securities Inc. with (i) a retainer of $30,000, (ii) a cash placement fee equal to seven percent (7%) of the proceeds of the Financing described below ($140,000) and (iii) warrants to purchase an amount of securities equal to eight percent (8%) of the total shares issued to the Purchasers (160,000 shares) having an aggregate fair value at the time of issuance (applying a per warrant share fair value of $0.37 computed for the warrant shares issued in the Financing to the Purchasers) of $59,200  and (b) Luck Eagle Limited shares of common stock of the Company equal to three percent (3%) of total number of shares outstanding after the Share Exchange with Wealthlink and the placement of the Financing (510,000 shares) having an aggregate fair value at the time of issuance (applying a per share the fair value of $0.63 computed for the shares issued in the Financing to the Purchasers) of $321,300. The warrants issued to E-Tech Securities Inc. have an exercise price of $1.25 and are exercisable at any time through the third anniversary of the Closing Date.

Prior to the consummation of the foregoing transactions, the Company had 82,000,000 shares of common stock outstanding.  As a result of the consummation of all of the foregoing transactions, the following changes in the outstanding shares of the Company were recorded:

·	the Company reacquired 79,000,000 shares from its original shareholders in connection with the acquisition by such shareholders of Tissakin;

·	Mr. Liu acquired, with funds provided by the Company, 2,575,000 shares from certain original shareholders of the Company and returned such shares to the Company for cancellation; and

·	an additional 425,000 shares remained held by certain original shareholders of the Company.

From the 81,575,000 shares that were reacquired and acquired as described above:

·	the Company issued an additional 13,300,00 shares to Wealthlink Shareholders, including Mr. Liu;

·	the Company issued an aggregate of 765,000 shares to several advisors of the Company for structuring the Share Exchange;

·	the Purchasers acquired 2,000,000 shares and warrants to purchase up to an additional 2,000,000 shares;

·	the Company issued an aggregate of 510,000 shares to Luck Eagle for structuring the Financing;

·	E-Tech Securities Inc. was issued a warrant to purchase up to 160,000 shares for structuring the Financing; and

·	the Company cancelled 65,000,000 shares.

As a result, the Company now has 17,000,000 shares of common stock outstanding, which is comprised of 16,575,000 shares issued in connection with the foregoing and 425,000 shares held by certain original shareholders of the Company.

As a result of the foregoing transactions, we are in the business of operating distinctive destination centers that offer professional fitness, beauty salon and spa services in China. A detailed discussion of our business and operations is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 28 of this prospectus.

THE OFFERING

Common stock outstanding before the offering	17,000,000
Common stock offered by selling stockholders	Up to 4,062,133 shares. The maximum number of shares to be sold by the selling stockholders, 4,062,133 represents 21.38% of our outstanding stock, assuming full exercise of the warrants.
Common stock to be outstanding after the offering	Up to 19,000,000 shares, assuming full exercise of the warrants.
Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we may receive proceeds from the exercise of the warrants. See “Use of Proceeds” beginning on page 27 for a complete description

The above information regarding common stock to be outstanding after the offering is based on 17,000,000 shares of common stock outstanding as of April 13, 2010.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Cautionary Note Regarding Forward Looking Statements.”  The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations.  If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company’s Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have only limited audited financial results on which you can evaluate us and our operations.  We have operated our business in our current corporate structure only since April 2008 and are subject to, and may be unable to address, the risks typically encountered by companies operating in the rapidly evolving marketplace, including those risks relating to:

●	the failure to develop brand name recognition and reputation;

●	the failure to achieve market acceptance of our services;

●	a slow down in the growth of general consumer acceptance of fitness and yoga services; and

●	an inability to grow and adapt our business and technology to evolving consumer demand.

If we are unable to address any or all of these or related risks, our business and results of operations may be materially and adversely affected.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this prospectus, as well as the following factors, may affect our operating results:

●	our ability to continue to attract clientele to our health, fitness and spa facilities;

●	our ability to generate revenue from our members and clientele for the products and services we offer;

●	our ability to attract advertisers to our programs;

●	the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

●	our focus on long-term goals over short-term results;

●	our ability to keep our facilities operational at a reasonable cost; and

●	our ability to generate revenue from services in which we have invested considerable time and resources.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

We have significant short-term debt obligations, which mature in less than one year.  Our inability to extend the maturities of, or to refinance, this debt could result in defaults, and in certain instances, foreclosures on our assets.  Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

We currently depend on short-term bank loans and net revenues to meet our short-term cash requirements.  As of November 30, 2009, our total bank debt outstanding was approximately $3.3 million which carries maturity periods ranging from six months to one year, while the short-term and revolving nature of these credit facilities is common in China. Part of these short-term credit facilities are guaranteed by the building owed by Queen Group and the rest of them are guaranteed by third-parties and our CEO, Mr. Liu.  In China, short-term bank loans generally mature in one year or less and contain no specific renewal terms.  However, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature.  Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature.  If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any.

Moreover, we cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.  Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our operations, which could significantly lower our revenues and profitability.

In addition, we may be exposed to changes in interest rates.  If interest rates increase substantially, our results of operations could be adversely affected.

Because of the capital-intensive nature of our business, we may have to incur additional indebtedness or issue new equity securities and, if we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our business requires significant levels of capital to finance the development of our facilities and the construction and acquisitions of our new facilities, and we therefore expect that we will need additional capital to fund our future growth.  If cash from available sources is insufficient or unavailable due to restrictive credit markets, or if cash is used for unanticipated needs, we may require additional capital sooner than anticipated. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

●	investors’ perceptions of, and demand for, companies in the Chinese health and beauty industry;

●	investors’ perceptions of, and demand for, companies operating in China;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations, financial condition and cash flows;

●	governmental regulation of foreign investment in China;

●	economic, political and other conditions in the United States, China, and other countries; and

●	governmental policies relating to foreign currency borrowings.

In the event that we are required or choose to raise additional funds, we may be unable to do so on favorable terms or at all.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings.  There is no assurance that we will be able to secure suitable financing in a timely fashion or at all.  In addition, there is no assurance that we will be able to obtain the capital we require by any other means.  Future financings through equity investments are likely to be dilutive to our existing stockholders.  Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors.  Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects.  Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

If we cannot raise additional funds on favorable terms or at all, we may not be able to carry out all or parts of our strategy to maintain our growth and competitiveness or to fund our operations.  If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

We may not be able to attract and retain a sufficient number of clients to maintain or expand the business.

Our business depends on our ability to attract and retain members, and we cannot assure you that our marketing efforts will lead to increased membership or that the membership levels at our centers will not materially decline. All of our members can cancel their membership at any time upon providing advance notice. There are numerous factors that could lead to a decline in membership levels or sales of in-center services that could prevent us from increasing membership at newer centers where membership is generally not yet at a targeted capacity, including changes in discretionary spending trends and general economic conditions, market maturity or saturation, a decline in our ability to deliver quality service at a competitive price, direct and indirect competition in the areas where our centers are located and a decline in the public’s interest in health and fitness. In order to increase membership levels, we may from time to time offer lower membership rates. Any decrease in our average dues, reduction in enrollment fees or higher membership acquisition costs may adversely impact our operating margins.

In addition, our ability to attract and retain members depends significantly on the effectiveness of our marketing practices. If our marketing and advertising campaigns do not generate a sufficient number of members and subscribers, our results of operations will be adversely affected.

If we do not continue to develop innovative new services and products or if our services and products do not continue to appeal to the market, we may not remain competitive, and our revenues and operating results could suffer.

The fitness and yoga services, as well as beauty salon and spa services, that we offer are subject to changing customer demands. Our future operational and financial performance depends on our ability to continue to develop and market new services and products and to enhance our existing services and products, each on a timely basis to respond to new and evolving customer demands, achieve market acceptance and keep pace with new health and fitness developments.  We may be unable to develop, introduce on a timely basis (or at all) or market any new or enhanced services and products, and we cannot assure you that any new or enhanced services or products will appeal to the market.  Our failure to develop new services and products and to enhance our existing services and products or the failure of our services and products to continue to appeal to the market could have an adverse impact on our ability to attract and retain members and subscribers and thus adversely affect our business, financial condition or results of operations.

If we are unable to identify and acquire suitable sites for fitness and yoga services as well as beauty salon and spa services, our revenue growth rate and profits may be negatively impacted.

In order to expand our business, we must identify and acquire sites that meet the site selection criteria we have established.  In addition to finding sites with the right demographic and other measures we employ in our selection process, we also need to evaluate the penetration of our competitors in the market.  We face significant competition for sites that meet our criteria, and as a result we may lose those sites, our competitors could copy our format or we could be forced to pay significantly higher prices for those sites. If we are unable to identify and acquire sites for new centers, our revenue growth rate and profits may be negatively impacted. Additionally, if our analysis of the suitability of a site is incorrect, we may not be able to recover our capital investment in developing and building the new center.

We may be unable to make acquisitions or enter into joint ventures, which could impair our growth prospects, and we may be unable integrate, operate or realize the anticipated benefits of such businesses.

As part of our growth strategy, we may pursue selected acquisitions or joint ventures. We cannot assure you that we will be able to effect these transactions on commercially reasonable terms or at all. Any future acquisitions or joint ventures may require access to additional capital, and we cannot assure you that we will have access to such capital on commercially reasonable terms or at all. Even if we enter into these transactions, we may not realize the benefits we anticipate or we may experience difficulties in integrating any acquired companies and products into our existing business; attrition of key personnel from acquired businesses; significant charges or expenses; higher costs of integration than we anticipated; or unforeseen operating difficulties that require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations.

Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen contingent liabilities, all of which could have a material adverse effect on our business, financial condition or results of operations. We may also issue additional equity in connection with these transactions, which would dilute our existing shareholders.

We face competition from other health and fitness facilities and service-providers who could copy our business model and erode our market share, brand recognition and profitability.

We face formidable competition in every aspect of our business, and particularly from other health and fitness providers seeking to attain clientele. Currently, we consider our primary competitor to be Weider-Tera.  Weider-Tera can use its resources in a variety of competitive ways, including by making acquisitions, investing more aggressively in development and competing more aggressively for marketing and advertisers. We cannot assure you that our competitors will not attempt to copy our business model, or portions thereof, and that this will not erode our market share and brand recognition and impair our growth rate and profitability.  If our competitors are able to provide similar or better facilities, services and products than ours, we could experience a significant decline in clientele or members.  Any such decline could negatively affect our revenues and profitability.  Also in response to any such competitors, we may be required to decrease our membership fees, which may reduce our operating revenues and profitability.

We are dependent on our ability to negotiate lease arrangements with operators of facilities.

We currently lease the premises on which we conduct our business operations and our business plan depends on our ability to negotiate lease agreements with facility operators. We cannot guarantee that we will be able to negotiate new leases or renew the leases that have expired on terms acceptable to us or at all.  If we are unable to secure such lease, or if we can only secure such leases on economic terms that are less than optimal for us, we may not be able to implement our business plan, which would have a material adverse effect on our results of operations and stock price.

Third parties may infringe on our brand and other intellectual property rights, and we may be unable to protect ourselves against such infringement for competitive and legal reasons, any of which could have a material adverse impact on our business.

We currently hold registered trademarks for four commercial names and symbols. We rely on a combination of trademark, copyright, trade secret, and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights, including our brand.  There is a risk that third parties may infringe on, misappropriate or misuse our brand and other intellectual property rights.  If we are unable to protect or enforce our intellectual property rights, the value of our brand, services and products could be diminished and our business may suffer.  Our precautions may not prevent misappropriation of our intellectual property. Any legal action that we may bring to protect our brand and other intellectual property may not achieve the desired results, may be very expensive and could divert management’s attention from other business concerns.

Moreover, intellectual property rights and related laws in China are still developing, and there are uncertainties involved in the protection and the enforcement of such rights.  Our failure to protect our intellectual property rights under applicable law could lead to the loss of a competitive advantage that could not be compensated by our damages award.

If we fail to effectively manage our anticipated growth, by managing our employees and operations and developing our client base, our business and operating results could be adversely effected.

We have experienced a period of growth and expansion that has placed, and is expected to continue to place, strain on our management personnel, systems and resources.  To accommodate our growth pursuant to our strategies, we anticipate that we will need to implement a variety of new and upgraded health, beauty and other operational facilities as well as financial systems, procedures and controls and the improvement of our accounting and other internal management systems, all of which require substantial management efforts and financial resources.  We will also need to continue to expand, train, manage and motivate our workforce, and develop and manage our relationships with our existing and target client base.  All of these endeavors will require substantial management effort and skills and the incurrence of additional expenditures.  We cannot assure you that we will be able to efficiently or effectively implement our growth strategies and manage the growth of our operations, and any failure to do so may limit our future growth and hamper our business strategy.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our future prospects are heavily dependent upon the continued service of our key executives, particularly Mr. Tong Liu, who is the founder, Chief Executive Officer, Chairman of the Board, and a major shareholder of our company. We rely on his expertise in our business operations, and on his personal relationships with the relevant regulatory authorities, our customers and suppliers. We also rely on other senior executives, such Xia Yu, our Chief Financial Officer. We have not entered into non-competition or non-solicitation agreement with our officers. If one or more of our key executives and employees are unable or unwilling to continue in their present positions, we may not be able to replace them easily and our business may be severely disrupted. In addition, if any of our key executives or employees joins a competitor or forms a competing company, we may lose customers and suppliers and incur additional expenses to recruit and train personnel. We do not maintain key-man life insurance for any of our key executives.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals, including trainers, beautician and site managers. Our continued ability to compete effectively depends on our ability to attract new personal fitness trainers, skilled members of the health and fitness community, and to retain and motivate our existing contractors. The market for highly skilled trainers, managerial, marketing and support personnel is highly competitive as a result of the limited availability of such personnel. The inability to hire or retain qualified personnel may hinder our ability to implement our business strategy and may harm our business.

We rely on third party service or product providers and partners and the failure of these third parties to deliver high level of service and support required in our business or the loss of a relationship with them would will adversely impact our business,

Our ability to increase sales, retain current and future memberships and strengthen our brand will depend in part upon our relationships with third parties, like our VIP member sharing and marketing partners and our beauty products providers.  The termination of these relationships could lead to the loss of a competitive advantage or even the loss of customers and revenue.  Moreover, if such third parties are unable to satisfy their commitments to us, our business would also be adversely affected.  Additionally, due to our association with such third parties, poor performance by our strategic partners outside of their relationship with us, a decline in the quality of the products supplied by them or deterioration of their reputation or other negative publicity about them could adversely impact our reputation and business performance.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC and we suffer a loss of a type which would normally be covered by insurance in the United States, such as business interruption insurance and third party liability insurance to cover claims related to personal injury, or property damage arising from accidents during our operations. We would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.  We have not obtained fire or casualty insurance, and there is no insurance coverage for our equipments, furniture and buildings in China.  Any losses incurred by us will have to be borne by us without any assistance, and we may not have sufficient capital to cover material damage to, or the loss of, our facility due to fire, severe weather, flood or other cause, and such damage or loss would have a material adverse effect on our financial condition, business and prospects.

We could be subject to claims related to health or safety risks at our centers.

Use of our centers may pose potential health or safety risks to members or guests through use of our equipment, facilities and services.  There is a risk that claims will be asserted against us for injury or death suffered by someone using our facilities or services.  Personal injury claims and lawsuits can result in significant legal defense costs, settlement amounts and awards, and could have an adverse effect on our business, financial condition and result of operations or cash flow.  In addition to the risks of liability exposure and increased costs of defense, claims arising from our service may produce publicity that could hurt our reputation and business.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading price of our Common Stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls, and to comply with other requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules promulgated by the SEC thereunder. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

As of May 31, 2009, our management has concluded that our internal control over financial reporting has significant deficiencies. We lack sufficient personnel with the appropriate level of knowledge, experience and training in the application of US GAAP standards, especially related to complicated accounting issues. This could cause us to be unable to fully identify and resolve certain accounting and disclosure issues that could lead to a failure to maintain effective controls over preparation, review and approval of certain significant account reconciliation from Chinese GAAP to US GAAP and necessary journal entries. We have a relatively complicated corporate structure, which consists of multiple facilities and subsidiaries. The relatively small number of professionals we employ in our bookkeeping and accounting functions prevents us from appropriate segregating duties within our internal control system.  The inadequate segregation of duties is a weakness because it could lead to the untimely identification and resolution of accounting and disclosure matters or could lead to a failure to perform timely and effective reviews.

As a result of such significant deficiencies, on December 22, 2008, our management upon recommendation by our independent public accountants, concluded that our financial statements for the fiscal year ended May 31, 2008 and the quarter ended August 31, 2008 should no longer be relied upon and we restated the financial statements contained in the Annual Report on Form 10-K for the year ended May 31, 2008, as well as the Quarterly Report on Form 10-Q for the quarter ended August 31, 2008.

On November 14, 2009, our Audit Committee, after consultation with our management and our independent registered public accountants, determined that the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009 and May 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended August 31, 2009, February 28, 2009, November 30, 2008 and August 31, 2008 should no longer be relied upon and we restated the financial statements contained in these Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q accordingly.

The remedial measures we are undertaking may be insufficient to address the material weaknesses we identified, and there can be no assurance that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified or occur in the future.  If additional material weaknesses or significant deficiencies in our internal controls are discovered or occur in the future, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we may be required to again restate our prior period financial results, we may be subject to litigation and/or regulatory proceedings, and our business and operating results may be harmed.

The legal requirements associated with being a public company, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board of directors committees required to provide for our effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers.  The actual and perceived personal risks associated with compliance with the Sarbanes-Oxley Act and other public company requirements may deter qualified individuals from accepting roles as directors and executive officers.  Further, the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters, may make it difficult to attract and retain qualified board members.   If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock exchange (assuming we are able to obtain such listing) could be adversely affected.

Risks Relating to the Our Corporate Structure

Our corporate structure, in particular our variable interest entity arrangements (the “VIE Arrangements”), are subject to significant risks, as set forth in the following risk factors.

We are a holding company that depends on cash flow from Mege Union, its subsidiaries and Queen Group to meet our obligations.

After the consummation of the Share Exchange in April 2008, we became a holding company with no material assets other than the stock of Mege Union and Queen Group.  Accordingly, all our operations are conducted by Mege Union, its direct subsidiaries and Queen Group.  We currently expect that the earnings and cash flow of our subsidiaries will primarily be retained and used by us in their operations.

We depend upon the VIE Arrangements in conducting our business in the PRC, which may not be as effective as direct ownership.

Our affiliation with the Queen Group is managed through several exclusive agreements between the Company and each Queen Group entity.  The VIE Arrangements may not be as effective in providing us with control over each Queen Group entity as direct ownership.  The VIE Arrangements are governed by the PRC laws and provide for the resolution of disputes through arbitration pursuant to the PRC laws.  Accordingly, the VIE Arrangements would be interpreted in accordance with the PRC laws.  If any entity of Queen Group or its shareholders fail to perform the obligations under the VIE Arrangements, we may have to rely on legal remedies under the PRC laws, including seeking specific performance or injunctive relief, and claiming damages, and there is a risk that we may be unable to obtain these remedies.  The legal environment in China is not as developed as in other jurisdictions.  As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Arrangements.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

A substantial part of our business are conducted through Queen Group which currently is considered for accounting purposes as variable interest entities (“VIEs”), and we are considered the primary beneficiary, enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for PRC purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for PRC purposes. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results for PRC purposes. However, any material variations in the accounting principles, practices and methods used in preparing financial statements for PRC purposes from the principles, practices and methods generally accepted in the United States and in the SEC accounting regulations must be discussed, quantified and reconciled in financial statements for United States and SEC purposes.

The contractual arrangements between Mege Union and Queen Group may result in adverse tax consequences.

PRC laws and regulations emphasize the requirement of an arm’s length basis for transfer pricing arrangements between related parties. The laws and regulations also require enterprises with related party transactions to prepare transfer pricing documentation to demonstrate the basis for determining pricing, the computation methodology and detailed explanations. Related party arrangements and transactions may be subject to challenge or tax inspection by the PRC tax authorities.

Under a tax inspection, if our transfer pricing arrangements between Mege Union and Queen Group are judged as tax avoidance, or related documentation does not meet the requirements, Mege Union and Queen Group may be subject to material adverse tax consequences, such as transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purpose, of adjustments recorded by Mege Union, which could adversely affect us by (i) increasing Queen Group’s tax liabilities without reducing our subsidiaries’ tax liabilities, which could further result in interest being levied to us for unpaid taxes; or (ii) limiting the ability of our PRC companies to maintain preferential tax treatment and other financial incentives.

Our controlling shareholder has potential conflicts of interest with our company which may adversely affect our business.

Mr. Tong Liu is the primary controlling shareholder of and also chairman and chief executive officer of our company. Each of the entities that comprised the Queen Group is owned independently by Mr. Liu.  Given his significant interest in our company, there is a risk that when conflicts of interest arise, Mr. Liu will not act completely in the best interests of our stockholders (as opposed to his personal interest) or that conflicts of interests will be resolved in our favor.  For example, he may determine that it is in Queen Group’s interests to sever the contractual arrangements with us, irrespective of the effect such action may have on us.  In addition, he could violate his fiduciary duties by diverting business opportunities from us to others, thereby affecting the amount of payment Queen Group is obligated to remit to us under the consulting services agreements.

Our board of directors is comprised of a majority of independent directors (including one based in the United States). These independent directors may be in a position to deter and counteract the actions of our officers or non-independent directors (including, potentially, Mr. Liu) that are against our interests.  We cannot, however, give any assurance as to how the independent directors will act in any given circumstance.  Further, if we or the independent directors cannot resolve any conflicts of interest between us and those of our officers and directors who are management members of our affiliated companies in the PRC, we would have to rely on legal proceedings, which could result in the disruption of our business.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against us or our officers or directors whom reside within China.  Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against our assets and management, all of which are located in China.

We rely on the approval certificates and business license held by Queen Group and any deterioration of the relationship between Mege Union and Queen Group could materially and adversely affect the overall business operation of the Company.

Pursuant to the VIE Arrangements, a substantial part of our business in China will be undertaken on the basis of the approvals, certificates and business license as well as other requisite licenses held by each entity of Queen Group.  There is no assurance that each entity of Queen Group will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with each entity of Queen Group is governed by the VIE Arrangements, which are intended to provide us, through our indirect ownership of WFOE, with effective control over the business operations of each entity of Queen Group.  However, the VIE Arrangements may not be effective in providing control over the applications for and maintenance of the licenses required for our business operations. Any entity of Queen Group could violate the VIE Arrangements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Arrangements and, as a result, our operations, reputation, business and stock price could be severely harmed.

The exercise of our option to purchase part or all of the equity interests in the any entity of Queen Group under the Option Agreement might be subject to approval by the PRC government.  Our failure to obtain this approval may impair our ability to substantially control the VIE entities and could result in actions by VIE entities that conflict with our interests.

Our option agreement with Queen Group gives Mege Union, the option to purchase all or part of the equity interests in Queen Group, however, the option may not be exercised if the exercise would violate any applicable laws and regulations in China or cause any license or permit held by, and necessary for the operation of Queen Group, to be cancelled or invalidated.  Under the PRC laws, if a foreign entity, through a foreign investment company that it invests in, acquires a domestic related company, China’s regulations regarding mergers and acquisitions would technically apply to the transaction.  Application of these regulations requires an examination and approval of the transaction by China’s Ministry of Commerce (“MOFCOM”), or its local counterparts.  Also, an appraisal of the equity or assets to be acquired is mandatory. We can’t guarantee you that we can pass such examination and get the approval to acquire any entity of Queen Group. If we are not able to purchase the equity of Queen Group, then we will lose a substantial portion of our ability to control Queen Group and our ability to ensure that Queen Group will act in our interests.

Because we rely on the consulting services agreement with each entity of Queen Group for our revenue, the termination of this agreement will severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and a substantial part of our business operations are conducted through the contractual arrangements between each entity of Queen Group and Mege Union. As a result, we currently rely for our revenues on dividends payments from Mege Union after it receives payments from Queen Group pursuant to the consulting services agreement. The consulting services agreement may be terminated by written notice of Queen Group or Mege Union in the event that: (a) one party causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) one party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Mege Union terminates its operations; (d) Queen Group’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement.

Additionally, Mege Union may terminate the consulting services agreement without cause. Because neither we nor our subsidiaries own equity interests of Queen Union, the termination of the consulting services agreement would sever our ability to continue receiving payments from Queen Union under our current holding company structure. While we are currently not aware of any event or reason that may cause the consulting services agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the consulting services agreement is terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

Risks Associated With Doing Business in China

Our operations and assets in China are subject to significant political and economic uncertainties over which we have little or no control and may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

Doing business outside the United States, particularly in China, subjects us to various risks including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation.  Changes in the PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.  Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization.  There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions.  Therefore, we may be unable to alter our business practice in time to avoid the possibility of reduced revenues.

We derive all of our sales in China and a slowdown or other adverse developments in the PRC economy may materially and adversely affect our business.

All of our assets are located in China and our revenue is derived from our operations in China. We anticipate that our revenues generated in China will continue to represent all of our revenues in the near future.  Accordingly, our results of operations and prospects are subject, to a significant extent, on the economic, political and legal developments in China.  We are therefore subject to the risks associated with an economic slowdown or other adverse developments in the PRC.  Any such event could particularly harm our company if discretionary spending on health and beauty services and products in adversely impacted.  Moreover, the industry which we are involved in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our health and beauty services and products.  In addition, the Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in reduced demand for our services and products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and materially and adversely affect our business.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

We are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters.  The central or local governments of in the PRC jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

In addition, another obstacle to our operations in China is governmental, judicial and other corruption. There are significant risks that we will be unable to obtain necessary permits or licenses, or recourse in any legal disputes with suppliers, customers or other parties with whom we conduct business, if desired, as a result China’s underdeveloped and sometimes corrupt governmental and judicial systems.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our Common Stock.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  Rapid economic growth can lead to growth in the money supply and rising inflation.  If prices for our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our services and products.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi.  We are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar.  Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar.  We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

Our financial statements are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations.  We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign consolidated subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign consolidated subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks, which could leave us exposed to the potential adverse effects of currency fluctuations.  Moreover, the availability and effectiveness of any hedging transaction, should such transactions be available to us on reasonable terms and should we choose to engage in such transactions (of which no assurances can be given), may be limited and we may not be able to hedge our exchange rate risks.

The State Administration of Foreign Exchange (“SAFE”) restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively and to pay dividends.

All of our sales revenue and expenses are denominated in the Chinese currency, Renminbi.  Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans.  Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of SAFE, by complying with certain procedural requirements.  However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future.  Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE.  In particular, our PRC operating subsidiaries, borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance our PRC operating subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts.  These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing.

The PRC government also may at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining foreign currency, we may be unable to pay the interest and principal on the Notes, pay dividends or meet obligations that may be incurred in the future that require payment in foreign currency.

Because our principal assets are located outside of the United States and a majority of our directors and our officers will reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the PRC.

All of our officers and four of our directors reside outside of the United States. In addition, our operating subsidiary is located in the PRC and all of its assets are located outside of the United States.  China does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the PRC courts.  Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

The PRC legal system embodies uncertainties which could limit the legal protections available to us and you, or could lead to penalties on us.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value.  In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Our PRC operating subsidiaries are subject to laws and regulations applicable to foreign investment in China. In addition, all of our subsidiaries and VIEs are incorporated in China and subject to all applicable Chinese laws and regulations. Because of the relatively short period for enacting such a comprehensive legal system, it is possible that the laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and other foreign investors, including you, and may lead to penalties imposed on us because of the different understanding between the relevant authority and us. For example, according to current tax laws and regulation, we are responsible to pay business tax on a “Self-examination and Self-application” basis. However, since there is no clear guidance as to the applicability of those preferential treatments, we may be found in violation of the interpretation of local tax authorities with regard to the scope of taxable services and the percentage of tax rate and therefore might be subject to penalties, including but not limited to monetary penalties. In addition, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

We may have limited legal recourse under the PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted significant laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable.  If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies.  The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under the PRC laws, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring.  The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.  Although legislation in China over the past 30 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new and their interpretation and enforcement involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you.  The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our operations.

PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.  Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock, and may also create uncertainties in the future.

In November 2005, SAFE issued a public notice, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations.

On August 8, 2006, MOFCOM, joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings.  However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for our restructuring, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our Common Stock.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and its internal implementing guidelines and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws.  The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions.   In addition, under the new law, employees who either have worked for a company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the company’s rules and regulations or is in serious dereliction of his duty.  Should we become subject to such non-cancelable employment contracts, our employment related risks could increase significantly and we may be limited in our ability to downsize our workforce in the event of an economic downturn. No assurance can be given that we will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new laws.  Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  Foreign companies, including some of our competitors, are not subject to these prohibitions.  Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China.  If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.  Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with SAFE.  We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under PRC laws.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.”  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom are PRC citizens and may be required to register with SAFE.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC operating companies, we may not be able to pay dividends to our shareholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises (“WFOE”) may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, WFOE is required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds.  These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

Furthermore, if our consolidated subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our consolidated subsidiaries are unable to receive all of the revenues from our operations due to these contractual or dividend arrangements, we may be unable to pay dividends on our Common Stock. In addition, under current PRC law, we must retain a reserve equal to 10 percent of net income after taxes, not to exceed 50 percent of registered capital. Accordingly, this reserve will not be available to be distributed as dividends to our shareholders. We presently do not intend to pay dividends in the foreseeable future. Our management intends to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business.

As all of our operations and personnel are in the PRC, we may have difficulty establishing adequate western style management, legal and financial controls.

The PRC historically has been deficient in western style management and financial reporting concepts and practices, as well as in modern banking, and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, and especially given that we expect to be a publicly listed company in U.S. and subject to regulation as such, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  We may have difficulty establishing adequate management, legal and financial controls in the PRC.  Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act and other applicable laws, rules and regulations.  This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business and the public announcement of such deficiencies could adversely impact our stock price.

An outbreak of a pandemic avian influenza, SARS or other contagious disease may have an adverse effect on the Chinese economy which may adversely affect our results of operations.

During the past four years, large parts of Asia experienced unprecedented outbreaks of avian influenza.  Currently, no fully effective avian flu vaccines have been developed and there is evidence that the H5N1 virus is evolving.  An effective vaccine may not be discovered in time to protect China against an avian flu pandemic. Also, in the first half of 2003, certain countries in Asia experienced an outbreak of severe acute respiratory syndrome, or SARS, a highly contagious form of atypical pneumonia, which seriously interrupted the economic activities in the affected regions.

An outbreak or perceived outbreak of avian flu, SARS or other contagious disease may seriously interrupt our operations, which may have a materially adverse effect on the financial result.

Our bank accounts are not insured or protected against loss.

We maintain our cash with various banks and trust companies located in China. Our cash accounts are not insured or otherwise protected. Should any bank or trust company holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank or trust company.

Risks Associated With Our Common Stock

Shares of our common stock lack a significant trading market.

Our common stock trades on over-the-counter bulletin board market (OTCBB) under the symbol “SOKF” since July 2008.  This market tends to be highly illiquid.  There can be no assurance that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities that trade on the OTCBB as opposed to securities that trade on a national exchange or quotation system. This volatility may be caused by a variety of factors, including the lack of readily available quotations, the absence of consistent administrative supervision of “bid” and “ask” quotations, and generally lower trading volume. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Investors may be unable to sell their shares of common stock at or above their purchase price, which may result in substantial losses.

The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us.  Our common stock is thus and will be subject to significant volatility.  Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	liquidity of the market for the shares;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in financial estimates by securities research analysts;

●	conditions in pharmaceutical markets;

●	changes in the economic performance or market valuations of other pharmaceutical companies;

●	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	addition or departure of key personnel;

●	fluctuations of exchange rates between RMB and the U.S. dollar;

●	intellectual property litigation;

●	our dividend policy; and

●	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our stock.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Sales of shares of our common stock in the public market covered under an effective registration statement, or the perception that those sales may occur, could cause the trading price of our common stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

We may issue additional shares of our capital stock or debt securities to raise capital or complete acquisitions, which would reduce the equity interest of our stockholders.

Our certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock with $.001 par value. There are currently 17,000,000 shares of our common stock and no shares of our preferred stock outstanding. An additional 2,160,000 shares of common stock are reserved for issuance upon the exercise of outstanding warrants and 110,000 shares of common stock are reserved for issuance upon the exercise of outstanding stock options.  As a result, there are approximately 480,730,000 authorized and unissued shares of our common stock and 10,000,000 shares of our preferred stock which have not been reserved and are available for future issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our securities to complete a business combination or to raise capital.  The issuance of additional shares of our securities may cause economic and percentage dilution to our stockholders and may adversely affect prevailing market prices for our common stock.

Our management and directors own a significant amount of our common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders.

As of the date of this prospectus, our management and directors as a group own 53.3% of our outstanding common stock. As a result, they are in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to our articles of incorporation or bylaws, and the approval of significant corporate transactions. Their control may delay or prevent a change of control on terms favorable to our other stockholders and may adversely affect your voting and other stockholders rights.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting.  Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.  In addition, our management is located in the PRC had has relatively little experience with compliance with U.S. laws (including securities laws).  This inexperience may cause us to fall out of compliance with applicable regulatory requirements, which could lead to enforcement action against us and a negative impact on our stock price.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently and will be quoted for trading on OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended.  Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.  The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in SEC Rules 15-2 through 15g-9 promulgated under the Exchange Act.  For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.  Moreover, SEC Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.  This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.  Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We have never paid cash dividends on our common stock and we do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services and products. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

●	our financial position, business strategy and other plans and objectives for future operations;

●	the ability of our management team to execute its plans to meet its goals;

●	our ability to attract and retain management;

●	our growth strategies;

●	anticipated trends in our business;

●	our ability to consummate or integrate acquisitions;

●	our liquidity and ability to finance our operations and acquisition and development activities;

●	the timing, cost and procedure for proposed acquisitions;

●	the impact of government regulation in China and elsewhere;

●	estimates regarding future net revenues or profits;

●	planned capital expenditures (including the amount and nature thereof);

●	estimates, plans and projections relating to acquired properties or businesses;

●	the possibility that our acquisitions may involve unexpected costs;

●	the impact of competition;

●	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

●	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

Regarding the Company’s acquisition strategy, please see “Business” “-- Key Characteristics” and “-- Marketing Strategy.”  All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the selling stockholders.  We will not receive any proceeds from the sale of shares by the selling stockholders. However, 2,000,000 of these shares will only be issued upon exercise of warrants that were issued to the three accredited investors in connection with the Financing.  If all of these warrants are exercised for cash, then we will receive gross proceeds of $2,500,000.  We will use any proceeds we receive in connection with the exercise of warrants for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.  We will not receive any proceeds from the sale of shares by the selling stockholders.

DILUTION

Not applicable. We are not offering any shares in this prospectus.  All shares are being registered on behalf of our selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Safe Harbor Declaration

The comments made throughout this prospectus should be read in conjunction with our financial statements and the notes thereto, and other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words, “believes,” “anticipates,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from projected results, due to a number of factors beyond our control. SOKO does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are also urged to carefully review and consider our discussions regarding the various factors, which affect company business, included in this section and elsewhere in this prospectus.

Background

SOKO was incorporated as a Delaware corporation on September 9, 2004 under the name American Business Holdings, Inc. as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, SOKO completed a transaction in which it purchased all of the outstanding membership shares in Tissakin, a Democratic Republic of Congo corporation, so that Tissakin became our wholly owned subsidiary. Through Tissakin, we were a manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

On April 11, 2008, we consummated a Share Exchange and a series of transactions pursuant to which we acquired all of the outstanding shares of common stock of Wealthlink from the Wealthlink Shareholders in exchange for 13,300,000 shares of our common stock.  We also sold the Tissakin operations to our former chief executive officers and certain others.

Following the completion of the transactions described above, we changed our name to SOKO Fitness & Spa Group, Inc. effective as of June 6, 2008.  These transactions are described in further detail under “Prospectus Summary - April 2008 Share Exchange and Financing Transactions.”

Wealthlink was organized under the laws of the Cayman Islands on March 27, 2007 and is headquartered in Harbin, Heilongjiang Province, China.

Our Business

We operate distinctive fitness centers, beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing.  Our beauty salons and spas provide services that include, but are not limited to, skincare, hair dressing, manicure, pedicure, body care, massage, and weight loss therapy.  Currently, our six fitness fully operational centers have more than 15,000 members in total and our ten fully operational beauty salons and spas are visited by more than 20,000 clients annually.   In addition, we have recently completed construction and are engaging in pre-opening activities with a fitness center named Daoli Fitness and a beauty salon and spa named Legend Spa Central Club in Harbin and also with another beauty salon and spa named Lea Spa Xishan Club in Beijing.  We also operate one beauty school in Harbin, Heilongjiang Province, China, which offers a beauty degree, in association with Heilongjiang University of Chinese Medicine.

Our goal is to provide programs, services and products that combine exercise, education and nutrition to help our members and clients to achieve their fitness and beauty goals and to help them to lead a healthy way of life and to achieve a richer lifestyle.  We have begun to implement growth and expansion that, we anticipate, will result in 7 to 9 new facilities openings (either through construction or acquisition) during calendar year 2010.  As we undergo these changes in our business, we believe we will incur a significant increase in our operating expenses, mainly due to construction costs, increased rent expenses, salaries and benefit costs and sales commissions.  We expect to fund our operations and these new openings by current operating cash flow and cash flow from organic growth.  We may also seek additional financing in the form of debt, equity or convertible security offerings to fund our growth.  Please refer to “Liquidity and Capital Resources” section and “Plan of Operation and Financing Needs” section for more discussion.

We have established a marketing department which constantly conducts in depth market research by conducting customer surveys and analyzing competitors, market trends, fitness and beauty trends, sports participation statistics and sports and beauty demographics.

Today, urban residents of large and medium-sized Chinese cities spend more time and money in health and fitness clubs, to balance their work lives, seeking a scientific and customized recipe for their physical fitness. For many individuals, the most important thing in working out is to do exercises more scientifically and healthily. Our internal statistics show that the members of our fitness centers spend more than $700 per year. We believe that the rapid expansion of urban middle class population and continuous economics growth in China will provide the fitness industry with sustainable growth for the foreseeable future.

The growth potential in our key markets in Harbin and Shenyang is substantial.  According to the 2008 China Fitness Club Industry Report (“AASFP Report”) published by the Asian Academy for Sports and Fitness Professionals,, there were 2,770 fitness clubs in the 61 largest cities in China.  According to the AASFP Report, Harbin has a population of about ten million, with 50,250 individuals currently being served in 43 fitness centers, resulting in a membership penetration rate (the proportion of the fitness club members to the local population) of 0.51%, which currently makes it the 18th largest fitness market in China.  Shenyang has a population of about seven million, with 59,500 individuals currently being served in 47 fitness centers, resulting in a membership penetration rate of 0.84% and making it currently the 14th largest fitness market in China.  We currently operate three fitness centers in Harbin (with an aggregate of about 8,500 members), one of which is engaged in pre-opening activities, two fitness centers in Shenyang (with an aggregate of about 5,000 members) and two fitness centers in Beijing (with an aggregate of about 1,500 members). Based on the statistics provided in the AASFP Report, in Harbin and Shenyang, SOKO’s principal areas of operation, SOKO currently has market shares (the number of its members in the respective city as a percentage of the total number of members in fitness clubs in such city) of approximately 16% and approximately 8%, respectively. With respect to the suburban Beijing market, although precise demographic data is not available, our decision to enter into this new market in late 2009 was based on management’s belief that such market is similar, from a population and demographic make up, as well competitive, perspective, to that which is present in our principal second tier city markets of Harbin and Shenyang where we have been able to grow our business in the past.

Although Harbin and Shenyang are deemed to be second tier cities, we see more opportunities for our company in these markets than in other cities in China as we experience less competition while the residents of Harbin and Shenyang experience similar growth of their personal wealth as the residents in first tier cities. With respect to the beauty and spa market, SOKO’s own extensive market research by its marketing department shows that in its primary market, Harbin, SOKO has a market share of approximately 25-30% of the overall market, with a market share of about 50% of high end spas.   Even in the current global economic downturn we find that our business is robust and the spending habits of our members and clients are relative unaffected. However, if Chinese economic conditions start to show deterioration and the Chinese stimulation program fails to achieve its goal, we may see a slowdown in our business. In the short-term, we face the challenge of a pricing war with our competitors. Facing such challenges, SOKO will continue its current strategy of focusing on high-end customers by maintaining our quality of services and continuing to promote our brand name to maintain the loyalty of our members and clients. SOKO promotes the concept of total wellness, which seeks a balance of nutrition, exercises and way of living rather than just fitness.  Currently, approximately 81% of the members of our fitness centers renew their memberships and approximately 84% of our beauty salon and spa clients return and book additional treatments.

Although the fitness and beauty markets are fast developing in China, such markets face certain challenges. In China, the markets for fitness clubs and beauty salons and spas are currently not segmented. While in the US different clubs position themselves based on their target group (such as marital status, gender, age, social status, pricing, etc.), in China currently most fitness clubs and beauty salons and spas only compete on pricing.  We believe, however, that market segmentation similar to the segmentation in the US will be the future. The majority of customers of fitness clubs and beauty salons and spas in China are well educated middle class residents with substantial disposable income seeking to show their social status. As such they have developed certain tastes and various demands and focus on building a certain lifestyle. In order to succeed we therefore must analyze their demands carefully and position ourselves accordingly.  As the market will become more and more segmented, to gain considerable return in such segmented market will become more difficult and will result slower development for our brand.

As the market entry costs are relatively low and new fitness clubs can attract considerable customers by massive advertising before opening, we face competition from new competitors. However, as the expectations of the customers are very high. Due to a lack of customer service, meeting the demands of the customers and lack of managerial skills, many customers become disappointed and choose to leave such new competitors. In order to maintain our member and client base and attract new customers, we always improve our services and engage in extensive market research to find out more about our member and client needs, demands and trends.

We see loyal members and clients as a long term investment, whose value is increasing over years.  While many competitors may be willing to enter into a price war, we position our company as a high end fitness center and beauty salon and spa operator that will not enter into a price war as a decrease of membership fees and spa treatment fees for new customers would alienate our existing members and clients. We rather work on building our brand image and recognition as an operator of high end fitness centers and beauty salons and spas that offers outstanding services and facilities and fulfils our members' and clients' growing demands.  Although SOKO’s membership fees and spa treatment fees are not cheap in the markets where we operate, one of our main focuses is improving member and client experience by constantly adding new facilities, equipment, courses and treatments. Surveys of our marketing department show that our members and clients appreciate our constant increase of more quality services.

The 2009-2012 Investment Analysis and Prospective Projection Report on China Beauty and Spa Market points out that “[i]n 2008, China’s beauty and spa industry was seeing high speed development with 23.8%, its total revenue reached RMB 320 billion, and its profit rises with 37.9%, which is the highest growth rate among all industries in China.  National employee number in beauty and spa industry is approximately 11.2 million, which ranks number one in the industry. Until 2008, demand for beauty and spa products is beyond Japan and Korea and is on first place in Asia while is third place in the world after the United States and France.  As population base is very big in China, demand for beauty and spa products is very big, too.  Based on per capita demand, China beauty and spa industry has 15 to 18 times market space to develop and future market is very optimistic.  Now China beauty and spa industry is becoming the fifth hottest market after real estate, automobile, computer and electronics, and tourism. As it has excellent industry development prospect and space, tremendous commercial opportunity has arisen.”

For the fiscal year ended May 31, 2009, our beauty and spa operations accounted for approximately 76% of our revenue, fitness operations accounted for approximately 15% of our revenue and miscellaneous activities (including our beauty school) accounted for the remaining 9% of our revenue.   For the second three months of fiscal year 2010, our beauty and spa operations, which include professional services and sales of products, accounted for approximately 80% of our revenue, fitness membership fees accounted for approximately 15%  of our revenue, and tuition and other beauty school related activities accounted for the remaining 5% of our revenue. We believe that this revenue breakdown will continue in the future.  We generally open our facilities to members and clients 12 hours a day and 7 days a week.  Currently, our fully operational fitness centers have more then 15,000 members and our fully operational beauty salons and spas average more than 20,000 visits per month.

Our services and products are tailored to high end customers who appreciate quality and personal service from trained professionals.  This customer base, coupled with the growing demand for health and fitness facilities in China has positively impacted our revenues, irrespective of the recent slowdown in China’s economy.  We do not anticipate that our business will be materially negatively impacted by the current economic conditions in China.  However, in the event that economic conditions continue to deteriorate, our business may be affected.

Plan of Operation and Financing Needs

Plan of Operation

SOKO currently holds all of the issued and outstanding capital of Wealthlink, which holds all of the issued and outstanding capital of Mege Union.  SOKO and Wealthlink are holding corporations and do not conduct any operations.  Mege Union currently conducts its business through: (i) two wholly (100%) owned operating subsidiaries (one of which has one additional branch named Legend Spa Central Clubthat is currently engaged in pre-opening activities ); (ii) four majority (51%) owned operating subsidiaries (one of which has one additional branch); and (iii) an association with eight individually-owned sole proprietorships (one of which has two additional branches, including the new Daoli Fitness facility that is currently engaged in pre-opening activities, and one of which has two additional branches) comprising the variable interest entity known as the “Queen Group.”

Each of the entities that comprise the Queen Group is owned independently by our Chairman, Mr. Liu.  Our affiliation with the Queen Group is managed through several exclusive agreements between the Company and each Queen Group entity.  As a result of our arrangements with these entities, we effectively control each of the Queen Group entities and, through them, we operate successful fitness centers and beauty salons and spas.    For a complete description of our existing facilities and those under construction, please see “Prospectus Summary – Background and Organization” on page 1 of this prospectus.

We recently announced that our newest facility, Yoga Wave Harbin, a Yoga Wave center located in the Long Dian Building in Harbin, opened on February 28, 2010. We have also completed construction and are engaging in pre-opening activities with a fitness center named Daoli Fitness and a beauty salon and spa named Legend Spa Central Club which are also located in the Long Dian Building in Harbin and also another beauty salon and spa named Lea Spa Xishan Club in Beijing. In addition, we currently have a beauty salon and spa under construction in Daqing and are evaluating strategic options with respect to this facility, which options may include an abandonment of the project, a postponement of the opening or the opening a smaller facility than the Company planed, in each case due evolving market conditions at that location.We expect the new facilities in the Long Dian Building in Harbin will generate advances from members and clients and, ultimately, revenue of approximately US$2 million in the aggregate in the first and second quarters after they open.

Through more than 18 years of dedicated efforts, we have grown significantly in terms of the number of facilities we operate and our facilities have become distinctive destinations.  At the end of the fiscal year ended May 31, 2009, we had approximately 13,000 members at our fitness centers and approximately 19,500 clients at our beauty salons and spas. Currently, our six fitness centers (excluding our one fitness center currently engaged in pre-opening activities) have more than 15,000 members in total and our ten beauty salons and spas (excluding our two ten beauty salons and spas currently engaged in pre-opening activities) are visited by more than 20,000 clients annually.

While entry to our fitness centers is limited to members only, clients of our beauty salons and spas do not have to become members to receive treatments. The clients of our beauty salons and spas can either purchase one time treatments or choose to purchase multiple treatments at a discounted price. As an additional benefit, clients of our beauty salons and spas who purchase multiple treatments receive additional benefits such as private lockers, free showers and use of one of our luxury treatment suites.  Although many of the members of our fitness centers are also clients of our beauty salons and spas, membership in our fitness center is not compulsory for being a client of our beauty salons and spas. The members of our fitness centers enjoy professional fitness and yoga services and the clients of our beauty salon and spa enjoy professional spa treatments provided by our facilities.  The attrition rate in our fitness centers is currently approximately 19%, and the attrition rate in our beauty salons and spas (clients not returning after booking a single treatment or a multiple treatments) is currently approximately 16%.  In the last three years, the membership base of our fitness centers and the client base of our beauty salons and spas purchasing multiple spa treatment developed as follows:

	May 31,
	2007	2008		2009

Fitness Memberships	6,800	10,000		13,000
New Memberships	-	3,540	(1)	4,890
Old memberships that were renewed	-	6,460		8,110
Memberships that were not renewed	-	340		1,890

Beauty Salon and Spa Clients	5,000	10,000		19,500
New Clients	-	5,340		11,068
Recurring Clients that purchased additional treatments	-	4,660		8,432
Clients that did not purchase additional treatments	-	340		1,568

(1)	Includes 560 memberships that were signed up as a group prior to the end of the fiscal year ended May 31, 2007 but where the membership term began in the fiscal year ended May 31, 2008.

We are focused on generating revenue in three business segments: Professional Fitness and Yoga, Beauty and Spa, and Beauty School operations. Our revenues are generated through professional services, sales of products that complement and supplement our services, membership fees and the tuition we charge our students. We currently offer different levels of membership and price structures for our fitness centers, beauty salons and spas and beauty school.

With respect to our fitness centers, new and renewing members can choose among three-month, twelve-month and twenty four-month memberships as well as long term memberships for three and five years based on their individual needs.  For our fitness centers other than Yoga Wave and Yoga Wave II, once a member signs up for the service and chooses the membership term, the member is required to prepay the membership fee for the entire term. Such prepaid membership fee is non-refundable if the member decides to cancel the membership before the term expires.  No other fees have to be paid by the member to maintain the membership. For our Yoga Wave and Yoga Wave II fitness centers, each new and renewing member pays a non-refundable initial membership fee plus a small administration fee to become a member.  In addition to such fees, members of our Yoga Wave and Yoga Wave II fitness centers pay monthly membership fees in order to maintain their membership.  Members can choose to pay the monthly membership fee on a month-by-month basis or to prepay, on a non-refundable basis, the monthly membership fees for the entire membership term at a discounted rate depending on the length of the membership term.  Currently approximately 60% of the members of our Yoga Wave and Yoga Wave II fitness center prepay their monthly membership fees.  Members of our fitness centers have unlimited access to the facility and do not have to pay for any classes we offer. However, to the extent they request the service of personal trainers, additional fees are paid by the member for such services.

There is no membership for our beauty salons and spas and the clients of our beauty salons and spas do not have to pay any upfront initiation fee or monthly service fee in order to receive services.  Clients can receive services as walk-ins and on appointment. They can choose between one-time treatments at our regular rates and multiple treatments at discounted rates. If a client chooses multiple treatments, the client is required to prepay upfront, on a non-refundable basis, the entire discounted package price for both all treatments and the products that will be used for those treatments.  However, there is no time limit on when treatments can be sought.  In addition, clients who purchase multiple treatments receive additional benefits such as private lockers, free showers and use of one of our luxury treatment suites.  All clients of our beauty salons and spas have the opportunity to purchase additional products for at-home use.

Our beauty school offers beauty and spa professional training through different forms of courses and workshops at different price levels. The duration of such courses and workshops is between one month and two years.  We have a 10 year cooperation agreement with Heilongjiang University of Chinese Medicine starting August 2008, pursuant to which we provide Joint Education Program in association with such institution.  Students pay tuition for coursework and workshops at the beginning of the term and, throughout the term they pay the additional cost of supplies and products.  Tuition for our courses and workshops is determined based on the level and the topic of a particular course or workshop, as well as on the number of classes that make up a full course or workshop. Our beauty school provides qualified beauticians for our beauty salon and spa operations as we offer to the top 5% of graduates the opportunity to work in one of our beauty salons and spas.  Approximately one third of our students board at our beauty school for an extra fee.

Our working capital is used for operational costs, the development of new fitness centers, debt service requirements and other capital expenditures necessary to maintain existing facilities.  Historically, we have satisfied our working capital needs through cash from operations and various short-term borrowing arrangements.  Consistent with the general practice of our industry in China, the bulk of our working capital is created through non-refundable membership fees and prepaid non-refundable fees for membership and/or treatments.  Membership fees of members who pay monthly are recognized in the period in which facility access is provided. The membership fees of all our fitness centers other than Yoga Wave and Yoga Wave II and the membership fees from members of our Yoga Wave and Yoga Wave II fitness centers who pay their monthly membership fees up-front (both new membership sales and membership renewals) as well the non-refundable initial membership fees payable by the members of our Yoga Wave and Yoga Wave II fitness centers are amortized over the period of the contract commencing with the first month of the new member contract or renewal contract, as applicable.  All sales of prepaid spa treatments are recorded as deferred revenue upon initiation and are recognized proportionally when each treatment is provided.

Our aim is to provide programs, services, and products combined with exercise, education, and nutrition to help lead our members into living a rich lifestyle as well as achieving their fitness and beauty goals.   We have elected to take advantage of the synergies among our core business lines, locating some of our beauty salons and spas within our fitness center facilities.  Shenyang Queen Beauty Spa opened in late October 2008 in the same building as our Yoga Wave fitness center. We recently announced that our newest facility, Harbin Yoga Wave located in the Long Dian Building in Harbin, opened on February 28, 2010.  We have also completed construction and are engaging in pre-opening activities with a fitness center named Daoli Fitness and a beauty salon and spa named Legend Spa Central Club which are also located in the Long Dian Building. The continued development of these overlapping opportunities has enabled us to enhance the value of our services to clients and attracts new clients from one area to another.

We believe that the health and fitness market in China provides an excellent opportunity for growth and we are currently focused on taking advantage of this opportunity to enhance the value of our brand through organic growth and strategic acquisitions. We have been expanding our business throughout Northeast China by building new facilities and updating and modifying our existing beauty salons and spas. We believe a key to our growth lies in finding new venues in thriving metropolitan areas and upscale real estate markets where we can target our core demographic customer. We have recently begun tapping in to this market with the opening of Shenyang Queen Beauty Spa. We will continue to look for opportunities to expand our operations throughout the region.

When we open a new fitness center or beauty salon and spa, our fixed costs increase (as do our variable costs to some degree), but without the membership revenue base of a mature fitness center or beauty salon and spa. As a new fitness center or beauty salon and spa increases its customer base, fixed costs are typically spread over an increasing revenue base and its contribution tends to improve. Based on our experience, revenues of a fitness center increase significantly during its first four years of operation. By the end of the first full year of operations, a fitness club has typically achieved modest membership contribution and is cash flow positive. By the end of the second full year of operations, a fitness center has typically generated significantly better membership contribution as the member base grows with minimal incremental fixed operating costs. By the end of the fourth full year of operations, a typical fitness center has matured, with memberships at or near capacity. Our beauty salons and spas have even better capital cycles. Based on our experience, by the end of the first 6-8 months of operations, a beauty salon and spa has typically achieved modest spa contribution and is cash flow positive. By the end of the first full year of operations, a beauty salon and spa has typically generated significantly better spa contribution as the member base grows with minimal incremental fixed operating costs. Based on the historical performance of our mature fitness centers and beauty salons and spas, we expect that, even in difficult economic times, our newer fitness centers and beauty salons and spas will grow significantly faster over the first two to three years than our average mature fitness center and beauty salon and spa, while requiring only a minimal level of additional working capital. We expect growth in revenues to continue as recently opened fitness centers and beauty salons and spas continue to mature. In addition, we expect growth in revenues as we implement long-term strategic plans to expand the brand with new fitness centers and beauty salons and spas in existing markets and selected new markets and with new programs, services and products.

Consistent with the general practice of the spa industry in China, in order to maximize its working capital, the Company makes advances and deposits to suppliers, with whom the Company has a long standing business relationship, for inventory purchases. By doing so, we are able to maintain the relationship with the supplier and purchase the inventory under the most favorable conditions and discounts and in certain cases become the exclusive agent of a product for the Northeast region of China.

Management is committed to the growth of the Company through both organic growth and strategic acquisitions.  Members of management research and assess our existing facilities and systems to ensure that they are operating efficiently and that local employees exemplify the professional skill and dedication that has made SOKO a brand to be respected.  In evaluating potential growth opportunities within our existing operations, management evaluates our existing client base and the need for additional services to meet the lifestyle of our clients and the community at large.

Management researches and reviews the demographic makeup of the areas in which we currently operate, as well as other communities to determine the best way to utilize Company resources to expand into new markets.  Our research focuses on those areas that can support a facility that caters to upscale clientele interested in personalized attention and superior service provided by dedicated professionals.  Our marketing department has a well developed plan for identifying and targeting potential geographic sites for business development and expansion.  The tools used by our marketing professionals include reviewing independent market and demographic research and census data, as well as conducting visual inspections and obtaining written surveys of the population in a target area.  The Company tracks the results of this research against its business model to determine where or if an existing facility will be upgraded or a new facility built in any proposed location.  Our internal market research targets growth in both residential areas and business districts among young professionals, business executives, government officials, business owners and other upper middle class individuals.

Our market research has shown that women, particularly professional, upper middle class women, are more likely to prepay for fitness and beauty services and are less likely to forego these services in an economic downturn.  Based on this information, we have targeted our growth and expansion in areas where women are likely to want to use our services - in upper middle class residential areas and business districts serving large corporations and thriving small businesses.  We believe that this business profile provides the best opportunity for growth in the Northeast region of China and is the least susceptible to economic stress.

This type of research resulted in our opening of the Shenyang Queen Beauty Spa in late October of  2008.

The Company may also utilize alternative methods of expanding its business in the Northeast region of China, including partnering with existing spa owners or establishing franchises.  These strategies are under consideration and may be opportunistically developed in the future as deemed appropriate.

Coupled with the desire to grow our business outlined above, we believe that it is key to our ongoing success that all of our facilities be fitted with the most sophisticated equipment and technology available. It is our intention to develop and use 21st century technology to enhance the experience of each of our clients. We have developed a website for the members of our fitness centers that allows them to, among other things: consult with our team of professional service providers, make appointments, hold on-line discussions with our staff and other clients and review educational materials. We will continue to update and change our technology as new operating systems and software are introduced so we can remain ahead of the curve.

Financing Needs

As discussed above, the Company intends to pursue organic and acquisitive growth in the future.  At this time, based on our current membership and client level and fee structure (including the acceptance of members of our fitness centers to prepay their membership fees for the full term of their membership), available short-term financing and past experience with respect to membership and client increase, we believe that our existing cash reserves, cash flow provided by short-term loans, and incoming cash from operations are sufficient to support annual growth in the number of memberships and clients and number of facilities similar to our growth in these areas in the past for approximately two (2) years.  Thereafter, the Company might need additional financing in the form of debt, equity or convertible security offerings to fund our growth.  In order of priority, with current operating cash flow, we have prioritized our potential growth, focusing on the opening of new facilities first.  Any additional capital expenditures are made first to upgrade our existing facilities to attract new members and clients and keep existing ones and then to acquisitions of facilities from other parties.   As we identify potential acquisition targets that fall within our target demographic, we may pursue sources of additional capital through various means, including joint venture projects and debt or equity financings in an effort to accelerate our growth. The Company has access to short-term lending facilities which are used to support its organic growth in the future.  The Company had the following three (3) loans with Shanghai Pudong Development Bank outstanding on November 30, 2009

			Balance at Period Ended November 30 , 2009

a	)	Loan payable to Shanghai Pudong Development Bank with a one year term from July 30, 2009 to July 29, 2010 at a fixed interest rate of 0.398% per month	$381,019

b	)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 24, 2009 to November 23, 2010 at a fixed interest rate of 0.3983% per month	$2,197,133

b	)	Loan payable to Shanghai Pudong Development Bank with a term from September 4, 2009 to July 29, 2010 at a fixed interest rate of 0.3982% per month	$732,170

These loans are used for daily operations, renovating existing facilities and the construction or acquisitions of the new facilities. The Company is current with all of its obligations under the terms of these loan facilities and not in breach of any covenant thereof.  Based on our loan performance and good relationship with the lender, we believe that the lender is willing to renew our current short-term loans and/or provide new short-term loans with a maxim total amount of approximately $ 5 million in the future.   As all of the members of our fitness centers other than  Yoga Wave and Yoga Wave II are required to prepay on a non-refundable basis their membership fee for the entire term they sign-up for, approximately 60% of our members of our Yoga Wave and Yoga Wave II fitness centers choose to prepay, on a non-refundable basis, their monthly membership fees for the full term of their membership, and as the clients of our beauty salons and spas, to the extent they purchase multiple treatments, are required to prepay on a non-refundable basis all treatments and the products used for those treatments, the Company expects to able to prepay its short-term lending facilities from such fees.

Results of Operation

For the Three Months Ended November 30, 2009 compared to November 30, 2008

	Three Months Ended November 30,		$	%
	2009	2008	Change	Change
Revenues
Professional Services	$5,338,148	3,084,895	2,253,253	73.0%
Sales of Product	$597,628	295,482	302,146	102.3%
Membership Fees	$1,085,634	914,293	171,341	18.7%
Tuition	$391,769	313,621	78,148	24.9%

Total Revenues	$7,413,179	4,608,291	2,804,888	60.9%

Cost of Sales	$(2,262,804)	(1,590,281)	(672,524)	42.3%
Gross Profit	$5,150,375	3,018,010	2,132,365	70.7%

Operating Expenses	$2,001,385	1,234,151	767,234	62.2%

Income Tax Provision	$24,024	26,305	(2,281)	(8.7	) %

Net Income attributable to SOKO Fitness & Spa Group, Inc	$3,176,624	1,676,405	1,500,219	89,5%

Revenues:

Revenues for the three months ended November 30, 2009 increased by approximately $2.8 million or 60.9% to $7.41 million as compared to $4.61 million for the three months ended November 30, 2008. Our sales growth was driven by expansion of our facilities and services. Although we did not increase our prices from period to period, our sales growth was driven by increasing sales from our existing members and clients, sales of add-on services to members and clients and our continued efforts to add new members and clients in new and existing facilities.

Gross Profit:

We achieved gross profits of $5.15 million for the three months ended November 30, 2009, compared to $3.02 million for the same period of the previous year, representing a 70.7% period to period increase. The increase is due to some certain sales and services that SOKO provided with some new aesthetical treatment equipments. The added manner of service allows the company obtained bigger gross margin with a less corresponding cost of beauty product. Our overall gross profit margin as a percentage of revenue grew by 4% from 69.5% for the three months ended November 30, 2009 compared to 65.5% of the same period of the previous year.

Operating Expenses:

Our operating expenses, consisting of selling, general and administrative expenses, increased by approximately $0.77 million, to $2.0 million, for the three months ended November 30, 2009 from $1.23 million for the same period of the previous year. This 62.2 % increase is mainly attributable to the increase in amortization of leasehold improvement, increased rental expenses for new and existing facilities and other expenses relating to our growth in sales.  The overall increase in our operating expenses was in proportion to our increase in sales.

Other Income (Expenses):

Other Income (expenses), consisting primarily of interest expenses, penalty, donation and other miscellaneous expenses,  the other income for the three months ended November 30, 2009 is $15,274, compared to the other expenses ($152,813) for the same period of the previous year. This difference is mainly attributable to a one-time charge of $96,380 for the three months ended November 30, 2008 in liquidated damage penalty we are required to pay to the investors in our April 2008 financing for failure to effect a registration statement by the deadline set forth in the agreement.

Income Tax Provision:

Our provisions for income taxes for the three months ended November 30, 2009 and 2008 were $24,024 and $26,305 respectively, a decrease of $2,281 or 8.7 % from period to period.  The slight decrease in the income tax provision was largely due to a slight decrease in the net taxable income attributable to our fitness centers, related to the implementation of our recently announced tax planning strategy separating our beauty and spa facilities from our fitness centers.

Net Income attributable to SOKO Fitness & Spa Group, Inc:

Net income attributable to SOKO Fitness & Spa Group, Inc for the three months ended November 30, 2009 increased by approximately $1.5 million to $3.2 million as compared to $1.7 million for the same period of the previous year, representing an 89.5% increase period to period. This increase was mainly attributable to our 60.9% increase in revenues, coupled with our ongoing efforts to cut costs.

Results of Operations for the Six Months Ended November 30, 2009 and 2008

	Six Months Ended November 30,		$	%
	2009	2008	Change	Change
Revenues
Professional Services	$9,179,441	5,826,879	3,352,562	57.5%
Sales of Product	$1,898,278	708,678	1,189,600	167.8%
Membership Fees	$1,978,157	1,589,055	389,102	24.5%
Tuition	$787,807	760,546	27,261	3.6%

Total Revenues	$13,843,683	8,885,158	4,958,525	55.8%

Cost of Sales	$(4,451,744)	(3,015,436)	(1,436,308)	47.6%
Gross Profit	$9,391,939	5,869,722	3,522,217	60.0%

Operating Expenses	$3,899,759	2,576,336	1,323,423	51.4%

Income Tax Provision	$47,904	51,437	(3,533)	(6.9	) %

Net Income attributable to SOKO Fitness & Spa Group, Inc	$5,604,227	3,119,746	2,484,481	79.6%

Revenues:

Revenues for the six months ended November 30, 2009 increased by approximately $4.96 million or 56% to $13.84 million as compared to $8.89 million for the six months ended November 30, 2008. Our sales growth was driven by expansion of our facilities and services. Although we did not increase our prices from period to period, our sales growth was driven by increasing sales from our existing members and clients, sales of add-on services to members and clients and our continued efforts to add new members and clients in new and existing facilities.  Our member and client bases increased as follows:

	As of
	November 30, 2009	May 31, 2009

Fitness Memberships	14,909	13,000
New Memberships	3,218	4,890
Old Memberships that were renewed	11,691	8,110
Memberships that were not renewed	1,309	1,890

Beauty Salon and Spa Clients	19,893	19,500
New Clients	1346	11,068
Recurring Clients that purchased additional treatments	18547	8,432
Clients that did not purchase additional treatments	953	1,568

Compared to the same period of 2008, beauty and spa revenues increased by 58%, driven by the increasing number of clients and the opening of new facilities. Fitness and yoga revenues increased by 24%, driven by our marketing efforts to add more memberships, the acquisition of Yoga Wave II and the increased revenues from our add-on services to our members.  Other revenues, which consist of beauty school tuition and related student surcharges, had a slightly increase by $27,261.  Our business is not seasonal.

Gross Profit:

We achieved gross profits of $9.39 million for the six months ended November 30, 2009, compared to $5.87 million for the same period of the previous year, representing a 60% period to period increase. Our overall gross profit margin as a percentage of revenue grew by 1.7% from 67.8% for the six months ended November 30, 2009 compared to 66.1% of the same period of the previous fiscal year.

Operating Expenses:

Our operating expenses, consisting of selling, general and administrative expenses, increased by approximately $1.32 million, to $3.90 million, for the six months ended November 30, 2009 from $2.58 million for the same period of the previous fiscal year. This 51% increase is mainly attributable to the increase in amortization of leasehold improvement, increased rental expenses for new and existing facilities and other expenses relating to our growth in sales.  The overall increase in our operating expenses was in proportion to our increase in sales.

Other Income (Expenses):

Other income (expenses), consisting primarily of interest expenses, penalty, donation and other miscellaneous expenses, decreased by $267,547 to $2,200 for the six months ended November 30, 2009 from $269,747 for the same period of the previous year. This decrease is mainly attributable to a one-time charge of $152,760 for the six months ended November, 2008 as liquidated damage penalty that we are required to pay to the investors in our April 2008 financing as a result of the failure to effect a registration statement by the deadline set forth in the agreement.

Income Tax Provision:

Our provisions for income taxes for the six months ended November 30 2009 and 2008 were $47,904 and $51,437 respectively, a decrease of $3,533 or 7 % from period to period.  The slight decrease in the income tax provision was largely due to a slight decrease in the net taxable income attributable to our fitness centers, related to the implementation of our recently announced tax planning strategy separating our beauty and spa facilities from our fitness centers.

Net Income attributable to SOKO Fitness & Spa Group, Inc:

Net income attributable to SOKO Fitness & Spa Group, Inc for the six months ended November 30, 2009 increased by approximately $2.48 million to $ 5.60 million as compared to $3.12 million for the same period of the previous year, representing an 80% increase period to period. This increase was mainly attributable to our 56% increase in revenues, coupled with our ongoing efforts to cut costs.

Our fitness membership and beauty salon and spa client base turns over at a rate of approximately 8.78% and 4.79% for the six months ended November 30, 2009. We believe that this turnover rate is reasonable and acceptable within our target market. We continue to strengthen our marketing strategies, enhance our facilities to provide a state-of-the-art experience for our fitness members and beauty and spa clients, and increase the knowledge and skill level of our staff in an effort to minimize turnover.  We believe that our revenue will continue to increase primarily as a result of our continued expansion of products and services, emphasis on enrolling new members and attracting new clients and improving member/client retention, and our strong focus on promoting the SOKO® and Queen’s Beauty® brands in the Northeast region of China.  As we develop higher margin offerings (such as spa services), our profits and margins should continue to grow going forward.

We have begun to implement growth and expansion plans in existing and new facilities that, we believe, will result in higher net income in the long run.  However, as we undergo these changes in our business, we believe we will incur a significant increase in our operating expenses, mainly due to construction costs, increased rent expenses, salaries and benefit costs and sales commissions.  We will seek to manage these costs so as minimize any adverse impact our results of operations, although we may be unable to do so.  With respect to labor costs, we believe that by improving our internal operational systems to optimize employee working schedules and reduce overtime labor costs, we will be able maintain labor costs at a reasonable level.  With respect to expansion costs such as construction costs and increased rent expenses, we have established internal mechanisms and an implementation team to monitor and potentially limit and control increases of these expenses.  In each of the different locations in which we operate, we consider local criteria before and during expansion planning and execution.

For the Fiscal Years Ended May 31, 2009 Compared to May 31, 2008

	Year Ended May 31,		$	%
	2009	2008	Change	Change
Revenues
Professional Services	$11,284,644	$10,296,518	$988,126	9.6%
Sales of Product	$3,624,257	$1,229,363	$2,394,894	194.8%
Membership Fees	$2,977,462	$1,498,503	$1,478,959	98.7%
Tuition	$1,682,744	$938,746	$743,998	79.3%

Total Revenues	$19,569,108	$13,963,130	$5,605,978	40.2%

Cost of Sales	$6,591,906	$5,010,643	$1,581,263	31.6%
Gross Profit	$12,977,202	$8,952,487	$4,024,715	45.0%

Operating Expenses	$5,902,059	$4,009,497	$1,892,562	47.2%

Income Tax Provision	$42,667	$74,381	$(31,714)	(42.6)%

Net Income attributable to SOKO Fitness & Spa Group, Inc.	$7,030,500	$4,702,980	$2,327,520	49.5%

Revenues:

Revenues for the fiscal year ended May 31, 2009 increased by approximately $5.6 million or 40.2% to $19.6 million as compared to $14.0 million for the fiscal year ended May 31, 2008. Although we did not increase our prices from year to year, our sales growth was driven by increasing sales from our existing members and clients, sales of add-on services to members and clients and our continued efforts to add new members and clients in new and existing facilities.  Our member and client base increased as follows:

	Year Ended May 31,
	2009	2008

Fitness Memberships	13,000	10,000
New Memberships	4,890	3,540	(1)
Old Memberships that were renewed	8,110	6,460
Memberships that were not renewed	1,890	340

Beauty Salon and Spa Clients	19,500	10,000
New Clients	11,068	5,340
Recurring Clients that purchased additional treatments	8,432	4,660
Clients that did not purchase additional treatments	1,568	340

(1)	Includes 560 memberships that were signed up as a group prior to the end of the business year ended May 31, 2007 but where the membership term began in the fiscal year ended May 31, 2008.

Compared to fiscal year ended May 31, 2008, beauty and spa revenues increased by 29.4%, driven by the increasing number of clients and the opening of new facilities. Fitness and yoga revenues increased by 98.7%, driven by our marketing efforts to add more memberships, the acquisition of Yoga Wave and the increased revenues from our add-on services to our members.  Other revenues, which consist of beauty school tuition and related student surcharges, increased by 79.3%, driven by the increasing number of students and new courses, which in turn attracted more students.  Our business is not seasonal.

Gross Profit:

We achieved gross profits of $13.0 million for the fiscal year ended May 31, 2009, compared to $9.0 million for the previous year, representing an 45.0% or approximately $4.0 million year to year increase. Our overall gross profit margin as a percentage of revenue was 66% for the fiscal year ended May 31, 2009, compared to 64% for the previous year. The improvement of our gross profit margin was mainly driven by the shift from our lower-margin professional beauty and spa services and sales of products to higher-margin services (i.e., yoga services and beauty school tuition) during the fiscal year 2009. We also lowered our costs of products sold by negotiating with our vendors to purchase products at bulk rates.

Operating Expenses:

Our operating expenses, consisting of selling, general and administrative expenses, increased by approximately $1.9 million to $5.9 million for the fiscal year ended May 31, 2009 from $4.0 million for the previous year. This increase in selling, general and administrative expenses by 47.2% is mainly attributable to the increase in amortization of leasehold improvement, increased rental expenses for new and existing facilities and other expenses relating to our growth in sales.  The overall increase in our operating expenses was in proportion to our increase in sales.

Other Income (Expenses):

Other income (expenses), consisting primarily of interest expenses, penalty, donation and other miscellaneous expenses, increased by $232,692 to $289,840 for the fiscal year ended May 31, 2009 from $57,148 for the previous year. This increase is mainly attributable to a one-time charge of $200,000 in liquidated damage penalty we are required to pay to our investors for failure to effect a registration statement by the deadline set forth in the agreement and a loss of $54,809 from disposal of fixed assets.

Income Tax Provision:

The Company’s provision for income taxes for the fiscal years ended May 31, 2009 and 2008 were $42,667 and $74,381, respectively, a decrease of $31,714 or 42.6% from year to year.  The decrease in income taxes provisions is largely due to execution of our tax planning strategy this year by separating our beauty and spa facilities from our fitness centers.  Revenues from our fitness centers are usually taxed at a regular rate of 25% while revenues generated from our beauty and spa facilities are generally subject to a fixed tax system, which results in much lower taxes. As the Queen Group facilities were formed as individually-owned sole proprietorships and are being consolidated as “variable interest entities,” we will continue to enjoy a fixed tax system, in which, the income taxes are assessed annually by the local tax authority based on our past performance and creation of jobs etc. A majority of our net income is generally exempt from income taxes.  However, because of our continuing growth, we expect our fixed taxes for the Queen Group will likely increase in the future as the fixed tax system will be assessed annually based on past performance.

Net Income Attributable to SOKO Fitness & Spa Group, Inc.:

Net income attributable to SOKO Fitness & Spa Group, Inc. for the fiscal year ended May 31, 2009 increased by approximately $2.3 million to $7.0 million as compared to $4.7 million for the previous year, representing a 49.5% increase year-to-year. This increase was mainly attributable to our 40.2% increase in revenues, coupled with our ongoing efforts to cut costs.

In general, our fitness membership and beauty salon and spa client base turns over at rate of approximately 11% and 19%, respectively, per year.  We believe that this turnover rate is reasonable and acceptable within our target market. We continue to strengthen our marketing strategies, enhance our facilities to provide a state-of-the-art experience for our fitness members and beauty and spa clients, and increase the knowledge and skill level of our staff in an effort to minimize turnover.  We believe that our revenue will continue to increase primarily as a result of our continued expansion of products and services, emphasis on enrolling new members and attracting new clients and improving member/client retention, and our strong focus on promoting the SOKO® and Queen’s Beauty® brands in the Northeast region of China.  As we develop higher margin offerings (such as spa services), our profits and margins should continue to grow going forward.

We have begun to implement growth and expansion plans in existing and new facilities that, we believe, will result in higher net income in the long run.  We plan to open 7 to 9 new facilities either through construction or acquisition during calendar year 2010 which will be funded by current operating cash flow and cash flow from organic growth.  However, as we undergo these changes in our business, we believe we will incur a significant increase in our operating expenses, mainly due to construction costs, increased rent expenses, salaries and benefit costs and sales commissions.  We will seek to manage these costs so as minimize any adverse impact our results of operations, although we may be unable to do so.  Also we may also seek additional financing in the form of debt, equity or convertible security offerings to fund our growth. With respect to labor costs, we believe that by improving our internal operational systems to optimize employee working schedules and reduce overtime labor costs, we will be able maintain labor costs at a reasonable level.  With respect to expansion costs such as construction costs and increased rent expenses, we have established internal mechanisms and an implementation team to monitor and potentially limit and control increases of these expenses.  In each of the different locations in which we operate, we consider local criteria before and during expansion planning and execution.

Liquidity and Capital Resources

The following table summarizes the cash flows for the six months ended November 30, 2009 and 2008.

	Six Months Ended November 30,
	2009	2008
Cash provided by (used in):
Operating Activities	$7,746,990	4,094,072
Investing Activities	$(7,129,989)	(3,739,075))
Financing Activities	$1,112,710	(1,276,215))

We have historically funded our operation primarily through bank loans. Over the next twelve months, we intend to pursue our primary objective of increasing market share in China. We are also evaluating acquisition and consolidation opportunities in China’s fragmented fitness and salon and beauty and spa industry. We believe that we have sufficient current operating cash flow to operate our existing business for the next twelve months. However, in addition to funds available from our operating and short term bank loans, we may need external sources of capital for our expansion. There can be no assurance that we will be able to obtain such additional financing at acceptable terms to us, or at all.

Net Cash Provided by Operating Activities

Cash provided by operating activities totaled $7.75 million for the six months ended November 30, 2009 as compared to $4.09 million provided by the same period of the previous year. The increase in our cash provided by operations was primarily due to the increase of $2.47 million in our net income, together with a $1.68 million increase in unearned revenue, which is associated with advances from members and clients, offsetting a $0.7 million increase of advance to suppliers as a result of purchasing five branded products at bulk rates form a new major vendor.

Net Cash Used in Investments Activities

We invested $6.02 million in fixed assets and construction in progress for the six months ended November 30, 2009, as part of our development plan which includes the leasehold improvement of our existing facilities and construction of new venues.  This compares to $3.84 million in the same period of the prior year.

We also made a $1.17 million investment advance for the acquisition of 51% of equity interest in two fitness clubs in Beijing for a total amount of $1.50 million with Beijing Natural Beauty Fitness Services Ltd. The transaction was completed on December 1, 2009.

Net Cash Provided By Financing Activities Financing

As of November 30, 2009, our outstanding short-term loans were:

		Balance at
		November 30, 2009	May 31, 2009

(a)	Loan payable to Shanghai Pudong Development Bank with a one year term from July 30, 2009 to July 29,2010 at a fixed interest rate of 0.398% per month	$381,019	$--

(b)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 21, 2008 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$-	$1,025,171

(c)	Loan payable to Shanghai Pudong Development Bank with a term from January 5, 2009 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$-	$1,171,624

(d)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 24, 2009 to November 23, 2010 at a fixed interest rate of 0.3983% per month	2,197,133	-

(e)	Loan payable to Shanghai Pudong Development Bank with a term from September 4, 2009 to July 29, 2010 at a fixed interest rate of 0.3982% per month	732,170
		$3,310,322	$2,196,795

Capitalized interest included in construction in progress amounted to $66,918 and $72,578 for the six months ended November 30, 2009 and 2008, respectively.

Both short-term loans (a) in the amount of $381,019 and (e) in the amount of $732,170 are guaranteed by SOKO International Fitness Center, Mr. Liu Tong and his siblings and an unaffiliated third party, Zhaodong Dazhuangyuan Rouye Limited, which is owned by an acquaintance of Mr. Liu. The other loans were secured by the building owned by Queen Group.

The Company is current with all of its obligations under the terms of the outstanding short-term loan facilities and not in breach of any covenant thereof.  Because of our repayment performance on loan facilities and our good relationship with Shanghai Pudong Development Bank, we believe that the bank will be willing to provide new and/or additional short-term facilities with a maxim total amount of approximately $ 5 million in the future.

For the Fiscal Years Ended May 31, 2009 Compared to May 31, 2008

	Year Ended May 31,
	2009	2008
Cash provided by (used in):
Operating Activities	$9,385,023	$4,858,473
Investing Activities	$(8,675,665)	$(8,612,510)
Financing Activities	$(391,432)	4,728,315

Operations

Cash provided by operating activities totaled approximately $9.4 million for the fiscal year ended May 31, 2009 as compared to $4.8 million in the previous year, an increase of approximately $4.5 million year to year. The increase in our cash provided by operations was primarily due to the increase in our net income, together with a $0.5 million decrease in our advances to vendors and a $1.4 million increase in unearned revenue.

Investments

We invested $8.4 million in fixed assets and construction in process for the fiscal year ended May 31, 2009 as compared to $6.0 million in the previous year. The investments are a part of our development plans, which include continuous renovation of our existing facilities and construction of new venues.

Financing

For the fiscal year ended May 31, 2009, we entered into two short-term commercial loans with Shanghai Pudong Development Bank in the aggregate amount of $2,196,795.  We also paid off a commercial loan with Shanghai Pudong Development Bank in the amount of $1,729,107 as well as two other short-term loans in an aggregate amount of $859,120, resulting in net cash outflow of $391,432.  The short term loans include the following:

		Balance at Year Ended May 31,
		2009	2008
a)	Loan payable to Shanghai Pudong Development Bank with a one year term from February 29, 2008 to January 29, 2009 at a fixed interest rate of 0.62% per month	$--	$1,729,107

b)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 21, 2008 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$1,025,171	$--

c)	Loan payable to an unrelated party with a one year term from October 23, 2007 to October 28, 2008 at a fixed interest payment of RMB4,000 per quarter. This loan was extended to December 7, 2008 at a fixed interest rate of 2% per month	$--	$288,184

d)	Loan payable to a related party with a one year term from April 1, 2008 to March 31, 2009 free of interest	$--	$529,953

e)	Loan payable to Shanghai Pudong Development Bank with a term from January 5, 2009 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$1,171,624	--

	Total	$2,196,795	$2,547,244

Interest expense paid for the above short term loans totaled $66,121 and $49,042 for the fiscal years ended May 31, 2009 and 2008, respectively.  The loan from an unrelated bank is secured by a building owned by Queen Group.  The Company is current with all of its obligations under the terms of the outstanding loan facilities from Shanghai Pudong Development Bank and not in breach of any covenant thereof.  Because of our performance on the loan facility and our good relationship with the bank, we believe that the bank will be willing to renew our current short-term loans and/or provide new short-term facilities with a maxim total amount of approximately $ 5 million in the future.

Capital Expenditures

On March 1, 2008, Mege Union entered into an acquisition agreement with Shengchao to acquire 51% of Shengchao’s interest in Yoga Wave. The acquisition cost was RMB12, 000,000 (approximately US$1.7 million at the date of signing). The results of operations of Yoga Wave were included in the consolidated results of operations commencing March 1, 2008.

On July 1, 2008, Mege Union completed the acquisition of 100% of the interest of Lea Spa for RMB8,000,000 (approximately  US$1.1 million at the date of signing of the acquisition agreement).  As a result, Lea Spa is a direct subsidiary of Mege Union located in the Sofitel Wanda Harbin Hotel engaged in the business of providing professional spa services.

On May 31, 2009, Mege Union entered into an acquisition agreement with Starway Asia Limited to purchase 51% interest of the Yoga Wave II, a Yoga studio located in the city of Shenyang.  The acquisition cost was RMB2,042,040 (approximately US$0.3 million at the date of signing), payable on signing. The transaction was completed in June 2009.

On December 1, 2009, Mege Union entered into an equity transfer agreement with Beijing Natural Beauty Fitness Services Ltd. for the acquisition of 51% of the equity interest in two fitness clubs in suburban Beijing for RMB 10 million (approximately U.S. $1.50 million).  Mege Union also made a $1.17 million investment advance for the acquisition as of November 30, 2009.  The transaction was completed on December 1, 2009.

The general purpose of the acquisitions of Lea Spa, Yoga Wave and Yoga Wave II is to expand our business presence in the Shenyang and Harbin markets, resulting in a maximization of profits.  The general purpose of the Beijing acquisitions was to establish a presence in that market.  The funds used for the acquisitions came from the following sources:

Fund Source	Amount	Percentage of Acquisition Cost

Short Term Loan	$811,125	18.3%
Corporate Funds raised in Financing	$793,711	17.9%
Existing Profits	$2,823,852	63.8%
Total	$4,428,688	100.0%

We have also committed to upgrade and retrofit new and existing operations in several locations to maximize our appeal to existing and new clients in those locations as well as constructing new facilities, thus increasing our potential profit for the future. In general, upgrading and retrofitting our facilities consists of cosmetic renovation, purchasing state-of-the-art equipment, if appropriate, and reconfiguring space to add attractive amenities that are designed to appeal to a more sophisticated member and client base. As part of our commitment to upgrade existing facilities, we entered into a new lease for our existing Kunlun beauty salon and spa at a new location and, as a result thereof, changed its registered name to Harbin Queen Beauty Demonstration Center Xuanhua Branch and its commercial brand name used on the storefront, customer card and third party communications to Xuanhua Spa.

We also entered into new lease agreements for three facilities, one fitness center, a Yoga Wave facility and a beauty salon and spa, all to be located in the Long Dian Building in Harbin.  In February 2010, we announced the opening of this Yoga Wave facility named Yoga Wave Harbin and, as of the date of this prospectus, we have completed construction and are engaging in pre-opening activities with the fitness center named Daoli Fitness and beauty salon and spa named Legend Spa Central Club which are located in the Long Dian Building in Harbin and also another beauty salon and spa named Lea Spa Xishan Club in Beijing. In addition, we currently have a beauty salon and spa under construction in Daqing and are evaluating strategic options with respect to this facility, which options may include an abandonment of the project, a postponement of the opening or the opening a smaller facility than the Company planed, in each case due evolving market conditions at that location. The total amount of initial investment in the three new facilities in Harbin, including cost and expenses associated with the leases, construction and decoration of the new facilities, and purchase and installment of equipment, is estimated to be approximately $5.12 million.  The estimated construction costs associated with the Daqing facility is approximately $1.5 million, and estimated construction costs associated with the new Beijing facility is approximately between $300,000 and $400,000.  The funds for construction, as well as for the lease payments during the construction period, come from the existing short term loans as well as from our cash flow generated by our ongoing operations.

We believe that our brand name has value.  As part of our long-term growth strategy, we anticipate capitalizing on this value by establishing an upscale network of fitness centers and beauty salons and spas to expand our territory and member and client base. We believe that there is significant potential for the Company’s growth going forward.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities”.

Critical Accounting Policies

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the financial statements of SOKO, and its direct and indirect subsidiaries, as well as the Queen Group. All significant inter-company transactions and balances among SOKO, its subsidiaries and the Queen Group are eliminated upon consolidation.

Use of estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Accounts and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate.  There was no allowance for uncollectible amounts for the fiscal years ended May 31, 2009 and 2008 nor was there an allowance for uncollectible amounts for the six month periods ended November 30, 2009 and 2008, respectively.

Inventories

Inventory is mainly comprised of hair and skin care supplies. Inventories are stated at the lower of cost, as determined on a first-in, first-out basis, or market cost. Costs of inventories include unused purchases and supplies for providing beauty treatments.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Buildings	15 years
Building Improvements	10 years
Machinery and Equipment	5 years
Computer, Office Equipment and Furniture	5 years
Automobiles	5 years

The carrying value of property, plant and equipment is assessed annually and when factors indicating impairment is present, the carrying value of the fixed assets is reduced by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Construction in progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use. For the fiscal years ended May 31, 2009 and 2008, the Company had total accumulated costs involved with construction in progress in the amount of $1,534,827 and $3,687,591, respectively.  The Company had total accumulated costs involved with construction in progress of approximately $7.31 million as of November 30, 2009. We have plans to renovate existing facilities and open new facilities using existing cash flow from operations.

Goodwill

Goodwill and other intangible assets are accounted for in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets.” Under ASC 350, goodwill, including any goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have indefinite useful lives are not amortized. Rather, goodwill and such indefinite-lived intangible assets are assessed for impairment at least annually based on comparisons of their respective fair values to their carrying values.

Goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

There were no impairment losses recognized for the fiscal years ended May 31, 2009 or 2008 and there were no impairment losses recognized for the quarters ended November 30, 2009 or 2008.

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) No. 104.  Sales revenue is generally recognized when the services are provided and payments are received or collections are reasonably assured. Payments received in advance from membership fees but not yet earned are recorded as deferred revenue. Non-refundable membership fees, non-refundable initial membership fees and monthly membership fees that are prepaid on a non refundable basis are recognized on a straight-line basis over the respective membership term.

Foreign currency translation

Our functional currency is RMB but we use US Dollars for financial reporting purposes. We maintain our books and records in our functional currency, being the primary currency of the economic environment in which our operations are conducted.

In general, for consolidation purposes, we translate our assets and liabilities into US Dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of our financial statements are recorded as accumulated other comprehensive income.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. The rate of exchange at May 31, 2008 was $1.00 = RMB6.94, at November 30, 2008 was $1.00 =RMB6.8254, at May 31, 2009 was $1.00 = RMB 6.82813 and at November 30, 2009 was $1.00 = RMB6.82713. The weighted average translation rate of $1.00 = RMB6.8412 was applied to the Company’s annual income statement ended May 31, 2009 and the weighted average translation rate of $1.00 = RMB6.8302 was applied to the Company’s three months income statement for the period ended November 30, 2009.

Recent Accounting Pronouncements

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events. This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We have included the required disclosures in our consolidated condensed financial statements.

In June 2009, the FASB issued an amendment to ASC 810-10, Consolidation. This guidance amends ASC 810-10-15 to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and requires additional disclosures about an enterprise’s involvement in VIEs. This guidance is effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009 and earlier adoption is not permitted. We are currently evaluating the potential impact, if any, of the adoption of this guidance will have on our consolidated condensed financial statements.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles. This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted  ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated condensed financial statements.

In September 2009, the Financial Accounting Standards Board (FASB) amended existing authoritative guidance to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The amended guidance is effective for fiscal annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently assessing the impact, if any, adoption may have on its financial statements or disclosures.

Income Taxes

Wealthlink is a tax exempted company incorporated in the Cayman Islands and conducts all of its business through its subsidiary, Mege Union, and the variable interest entity Queen Group. The Share Exchange between Wealthlink and American Business Holdings, Inc. was considered a reverse merger, and the Company is a Delaware corporation. For accounting purpose, the transaction was treated under purchase method as a reorganization. There was no goodwill or additional value recorded in such transaction. Therefore, the Share Exchange is not considered a taxable event.

1)	Corporate Income Tax

The Company is a Delaware corporation and conducts all of its business through Mege Union and Queen Group, both Chinese subsidiaries. All business is conducted in China.

As of  the date of this prospectus, Queen Group consisted of eight individual-owned sole proprietorships  (one of which has two additional branches, including the Daoli Fitness facility in Harbin that is currently engaged in pre-opening activities, and one of which has two additional branches), which, under the Chinese law, are generally exempt from paying corporate level income taxes unless they are assessed by the local authority otherwise. Two of the entities under Queen Group were assessed by the local tax authority to be subject to a fixed-rate income tax. Under the fixed-rate income tax system, generally 10% of the annual gross revenues from each entity are deemed Taxable Net Income (“TNI”) for income tax purpose, without giving consideration to the costs and operating expenses. The income tax is then levied at 25% of the TNI.

Legend Spa and Lea Spa, both wholly-owned subsidies of Harbin Mege Union, are also subject to a fixed-rate income tax system similar to that imposed on the Queen Group entities. While Legend Spa’s TNI is taxed at 25%, Lea Spa’s TNI is currently levied at only 20%.

SOKO International Fitness Center, SOKO Beijing Natural Beauty Fitness, SOKO Beijing Natural Beauty Fitness II, Yoga Wave and Yoga Wave II are all subject to an income tax rate of 25% on all of their net income.

The Company was incorporated in Delaware. It incurred a net operating loss, including amortization of share-based compensation, of $611,825 and $100,000 for U.S. income tax purposes for the fiscal years ended May 31, 2009 and 2008, respectively and $391,541 and $346,960 for U.S. income tax purposes for the three months ended November 30, 2009 and 2008, respectively. The net operating loss carry forwards may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2028 through 2029. Management believes that the realization of the benefits arising from these losses appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at May 31, 2009 for the temporary difference related to loss carry-forwards. The valuation allowances for the fiscal years ended May 31, 2009 and 2008 were $208,021 and $34,000, respectively. The valuation allowances for the quarter ended November 30, 2009 and 2008 were $133,124 and $117,966, respectively.

2)	Business Sales Tax

General business sales taxes are levied on business under both Queen Group and Mege Union.  Except for  SOKO International Fitness Center, which is subject to 3% of actual revenue, and Yoga Wave, which is subject to 5% of actual revenue, all other business is subject to either 3% or 5% on pre-determined fixed revenue.

BUSINESS

Our Business

We are an operator of distinctive fitness centers, beauty salons and spas in key cities in Northeastern China as well as in suburban Beijing.  Our beauty salons and spas provide services that include, but are not limited to, skincare, hair dressing, manicure, pedicure, body care, massage, and weight loss therapy.  Currently, our six fully operational fitness centers have more than 15,000 members in total and our ten fully operational beauty salons and spas are visited by more than 20,000 clients annually.  We also operate one beauty school in Harbin, Heilongjiang Province, China.

In addition, we have completed construction and are engaging in pre-opening activities with a fitness center named Daoli Fitness and a beauty salon and spa named Legend Spa Central Club which are located in the Long Dian Building in Harbin and also another beauty salon and spa named Lea Spa Xishan Club in Beijing. In addition, we currently have a beauty salon and spa under construction in Daqing and are evaluating strategic options with respect to this facility, which options may include an abandonment of the project, a postponement of the opening or the opening a smaller facility than the Company planed, in each case due evolving market conditions at that location.

Our goal is to provide programs, services, and products that combine exercise, education, and nutrition to help our members and clients to achieve their fitness and beauty goals and to help them to lead a healthy way of life and to achieve a richer lifestyle.  To continue to support a strong member and client base, we employ the following key characteristics to provide its members with a high quality product: fully functioning, high quality centers, a breadth of courses and services, and a strong focus on membership benefits and member experience.

Corporate Structure Overview

Our business is operated through holding entities and operating entities.  SOKO currently holds all of the issued and outstanding capital of Wealthlink, which is a holding corporation holding all of the issued and outstanding capital of Mege Union.  SOKO and Wealthlink are holding corporations and do not conduct any operations.   Mege Union currently conducts its business through: (i) two wholly (100%) owned operating subsidiaries (one of which has one additional branch named Legend Spa Central Club that is currently engaged in pre-opening activities ); (ii) four majority (51%) owned operating subsidiaries (one of which has one additional branch); and (iii) an association with eight individually-owned sole proprietorships (one of which has two additional branches, including the new Daoli Fitness facility that is currently engaged in pre-opening activities, and one of which has two additional branches) comprising the variable interest entity known as the “Queen Group.”  Each of the entities that comprised the Queen Group is owned independently by our Chairman, Mr. Liu.  Our affiliation with the Queen Group is managed through several exclusive agreements between the Company and each Queen Group entity.  As a result of our arrangements with these entities, we effectively control each of the Queen Group entities and, through them, we operate successful fitness centers and beauty salons and spas.  We plan to expand our brand through the establishment of additional directly owned subsidiaries of Mege Union.  For a complete description of our existing facilities and those under construction, please see “Prospectus Summary – Background and Organization” on page 1 of this prospectus.

Services, Programs and Products

We offer the following services and programs to our members:

	Professional Fitness		Beauty Salon and Spa		Beauty School

●	Cardiovascular, resistance and free-weight equipment;	●	Hair, nail and skin care;	●	Professional skill training; and

●	Professional training;	●	Body re-shaping;	●	Management training

●	Group training;	●	Whirlpool, sauna and steam rooms;

●	Comprehensive fitness testing;	●	Therapeutic massage; and

●	Educational demonstrations;	●	Non-surgical medical beauty services

●	Nutrition coaching;

●	Weight loss programs;

●	Remix;

●	Fight-do;

●	Body-Balance;

●	Yoga; and

●	Swimming

We also offer our members high-end beauty and skin care products, including: Albion, Albion-EXG, Syma, La Colline, SELF’SHOW, BDO and Simone Mahler product lines.

We typically experience the highest level of member activity at our fitness facility and beauty salon and spa facilities during the hours of 11:00 a.m. – 01:00 p.m. and 05:00 p.m. – 07:00 p.m.

As of the end of our most recent fiscal year, our revenues from each of our business segments were:

	Year Ended May 31,		$	%
	2009	2008	Change	Change
Professional Services	$11,284,644	$10,296,518	$988,126	9.6%
Sales of Product	$3,624,257	$1,229,363	$2,394,894	194.8%
Membership Fees	$2,977,462	$1,498,503	$1,478,959	98.7%
Tuition	$1,682,744	$938,746	$743,998	79.3%

Total Revenues	$19,569,108	$13,963,130	$5,605,978	40.2%

Acquisitions of Lea Spa, Yoga Wave II and Beijing Natural Beauty Fitness

On July 1, 2008, Mege Union completed the acquisition of 100% of the interest of Lea Spa for RMB8, 000,000 (equivalent to $1,124,938 at the date of signing).  As a result, Lea Spa is a direct subsidiary of Mege Union engaged in the business of owning and operating a full service spa facility located in the Sofitel Wanda Harbin Hotel.

On May 31, 2009, Mege Union entered into an acquisition agreement with Starway Asia Limited (“Starway”) to purchase a 51% interest in Yoga Wave II, fitness center located in the city of Shenyang, from Starway for RMB2,042,040 (approximately $0.3 million at the date of signing). The acquisition was completed in June 2009.

On December 1, 2009, Mege Union entered into an equity transfer agreement with Beijing Natural Beauty Fitness Services Ltd. for the acquisition of 51% of the equity interest in two fitness clubs in suburban Beijing for RMB 10 million (approximately U.S. $1.50 million). The transaction was completed on December 1, 2009. The results of operations of the majority-owned Beijing Natural Beauty Services Limited and its branch First Branch of Beijing Natural Beauty Services Limited are expected to be included in our financial statements for the quarter ended February 28, 2010.

The Queen Group

Each of the Queen Group entities was established as an independent business in 1992.  The Queen Group entities became part of Mege Union in 2007.  The Queen Group’s revenue accounted for 86% and 100% of our total revenue for fiscal years 2008 and 2007, respectively.  The Queen Group consists of independently owned variable interest entities through which we operate successful fitness centers and beauty salons and spas.  Our Chairman, Mr. Liu, is the sole owner of each of the Queen Group entities.  The entities comprising the Queen Group are:

●	Harbin Huang Emperor & Golden Gym Club Co., Ltd. (consisting of three facilities, SOKO International Fitness Center, Yoga Wave Harbin, and Daoli Fitness);

●	Harbin Daoli Queen Demonstration Beauty Parlor (Daoli Spa);

●	Harbin Queen Beauty Demonstration Center (consisting of three facilities, the Daowai Spa and two branches, Nangang Spa and Xuanhua Spa);

●	Harbin Xinyang Spa;

●	Harbin SOKO Spa;

●	Harbin Queen Beauty Clinic;

●	Shenyang Queen Beauty Demonstration Co. Ltd. (Shenyang Queen Beauty Spa); and

●	Harbin Queen Beauty Vocational Skill Training School.

Our affiliation with the Queen Group is managed through several exclusive agreements between the Company and each Queen Group’s entity.  These agreements are:

1.
a Consulting Services Agreement between Mege Union and the Queen Group entity that provides for Mege Union to exclusively provide essential services relating to technology, human resources and research and development to the Queen Group entity in exchange for a Consulting Services Fee. Currently the parties have not instituted such Consulting Fee;

2.
an Operating Agreement between Mege Union and the Queen Group entity that prohibits the Queen Group entity from taking certain material actions or entering into material agreements, including assuming debt, selling or purchasing any assets or rights, using the entity’s assets or rights as collateral, or assigning some or all of the business to a third party, without the prior written consent of Mege Union;

3.
an Option Agreement among Mege Union, the Queen Group entity and the shareholders of such entity that grants Mege Union the right to acquire all of the shareholders’ interest in the Queen Group entity when, if and to the extent permitted by the laws of the People’s Republic of China and prohibits the shareholders from otherwise disposing of their interest in the Queen Group entity except with the prior written consent of Mege Union.  Under the laws of China no appraisal is required in the event the option granted by the Option Agreement is exercised;

4.
an Equity Pledge Agreement among Mege Union, the Queen Group entity and the shareholders of such entity that grants Mege Union a pledged interest in all of the issued and outstanding interests of the Queen Group, including the right of Mege Union to vote such shares, as security for the performance of the Queen Group entity’s obligations under the Consulting Services Agreement and further; and

5.
a Proxy Agreement between Mege Union and the shareholders of the Queen Group entity that grants the board of directors of Mege Union an irrevocable proxy for the maximum period permitted by law, to vote the shareholders shares of the Queen Group entity in such manner and for or against such proposals as the board may determine.

Although each of the Queen Group entities has its own set of agreements with us, for each entity the terms and conditions of the agreements are identical to the forms filed as Exhibit 10.12 through 10.16 to the registration statement of which this prospectus is a part.  As a result of the understandings and agreements provided in the foregoing documents, we effectively control each of the Queen Group entities.   Except as set forth in these agreements, Mr. Liu is not entitled to any other compensation in connection with his ownership of the Queen Group entities.

Although the Consulting Services Agreement gives Queen Group the right to terminate, cancel or revoke the agreement in certain instances, we believe such would neither be in the interest of Mr. Liu as a shareholder of the Company nor in his interest as our Chairman and officer. The Company therefore believes that it currently does not need additional safeguards to ensure that the termination provision of the Consulting Services Agreement is not triggered.

As of the date of this prospectus, there is no existing indebtedness of the Queen Group.

We generally open our facilities to members 12 hours a day and 7 days a week.

We typically experience the highest level of member and client activity at our fitness centers and beauty salons and spas during the hours of 11:00 a.m. – 01:00 p.m. and 05:00 p.m. – 07:00 p.m. Currently, we are running at the maximum capacity at each one of our facilities.  We believe additional facilities are needed to optimize the usage of our facilities, to maximize the satisfaction of our members, and to avoid inadequate space issues, such as lack of equipment, professional trainers, beauty salon and spa professionals, etc.

Key Characteristics

Combined with 18 years of knowledge and experience of beauty salon and spa operations, advanced western management, and habits of Chinese consumers, we have developed a localized managing system that supports both our current fitness center and beauty salon and spa operations as well, we believe, as our future expansion potential.

Our internal management systems address the following areas:

●	Working environment;
●	Equipment;
●	Research & Development;
●	Employee benefits; and
●	Employee training (professional courtesy).

Additionally, we have dedicated managers who focus on the following external areas of management control:

●	Marketing;
●	Financing;
●	Logistic control; and
●	Public relations.

We have instituted a number of incentive plans that are designed to attract and motivate our members and clients, employees and strategic partners, leading to more solid relationships and enhanced customer loyalty.

We have set our focus on serving wealthy individuals with premium consumption powers (mid- to upper-tier consumer group).  We have also set our consumer focus on corporate clients who are willing to compensate their employees with memberships in our facilities as extra benefits. However, currently we are not reliant on corporate clients.

Marketing Strategy

We strategically target the following individual customer groups to differentiate ourselves from our competitors:

●	Management level group from various enterprises. This customer group has the highest demands on their lifestyle and tastes as well as the awareness of their appearances and health conditions.

●
White-collar group from various enterprises.  This customer group tends to be the most active group of population in pursuit of the newest trends in fashion & sport activities.  They also have high quality lifestyles and are considered one of the strongest consumption power groups.

●	Government group. This customer group tends to contain the more senior portion of the population which has comparatively higher demands on their conditions.

●	Foreigner group. This customer group is the mature-stage-consumer group who usually have higher incentives and initiatives to become the member of beauty salon and spa and fitness center.

We not only engage in the traditional marketing tools to advertise in the market space, but also develop mutual beneficial platforms through our institutional customers to further enhance our marketing strategy:

●
Direct Telemarketing.  By having access to the contact information of wealthy individuals and households, SOKO believes direct telemarketing is one of most effective marketing to reach its desired target customers.  Our partner for information sharing in this sector is China Mobile Ltd.

●
Event Sponsorship.  By engaging the major event sponsorships with other reputable institutes, we have further increased our market awareness and exposure within the wealthy individual and household communities.  Our partner for information sharing in this sector is Hiersun Diamond Group and Adidas (China).

●
Joint Sales.  We jointly sell our memberships with third party institutions to efficiently utilize the marketing effects of other brands and eventually to achieve mutual benefits by all parties. Some of our partners for information sharing in this sector include China Everbright Bank, Shanghai Pudong Development Bank, China Southern Airline and Songlei Commercial Group.

●	Traditional Media. We also reach our target customers through traditional media channels such as television, magazine, radio and newspapers.

With respect to the information sharing partnerships referenced above, our partners provide us with VIP customer lists for target marketing. In return, we provide discount group membership for our partners as part of their employee benefit plans. In addition, we engage in promotional events with shopping malls, such as New World Department Store, and provide some shops with beauty salon and spa discounts for their customers.

Competition

China’s health and fitness market is highly segmented and is still at its infant stage. No market leader has emerged in China unlike most of the mature markets in the West or other industrially-advanced countries. Currently, no single company in China counts for more than 3% of total nationwide market share. Management believes that due to the change ins consumer taste – health and fitness is no longer a “hobby,” and that consumer focus on the health and fitness market has shifted to quality and professionalism of service instead of pricing, as was the case in the past.

Trademarks

We currently hold or have the rights to use registered trademarks for the following names and symbols:

Government Regulation

Physical Exercise:

According to “China Law on Physical Culture and Sport”, the administrative department for physical culture and sports under the State Council is in charge of the operation of physical culture and sports throughout China. Other relevant departments under Chinese State Council administers the operation of physical culture and sports within their respective functions and powers.

China practices a skill-grading system for social sports instructors, who shall guide social sports activities. The social sports instructors are classified into 4 categories, Class III, Class II, Class I and State Level. Each Class of the instructors must be trained accordingly. State Level instructors (the highest level) must have minimum five years relevant experience.

According to “Heilongjiang Provincial Administration Regulation in respect of Physical Exercise Related Business,” the physical exercise related business is qualified with following conditions: (a). proper facilities and buildings in satisfactory with the necessary requirement of business operation, security, fire protection, environmental protection and hygiene; (b). necessary registered capital; (c). the exercising facilities and instruments in compliance with the national standard stipulated by competent institution; (d). the trained social sports instructors or other staffs with proper qualification for physical exercising guidance.

Beauty Industry

According to “Interim Measures for the Administration of Beauty Treatment and Hairdressing Industry” (the “Beauty Order”) issued by Ministry of Commerce, The Ministry of Commerce is in charge of the work of national beauty treatment and hairdressing industry.  Pursuant to the Beauty Order, the business operators undertaking business activities of beauty treatment and hairdressing shall meet the following basic conditions: (1). having capacity for bearing civil liabilities; (2). having a fixed business place; (3). having establishment and facilities accommodated to the service items they manage; and (4). having professional technicians who have obtained the corresponding qualification certificates

The beauticians, hairdressers and other professional technicians who undertake beauty treatment and hairdressing services must obtain the qualification certificate issued by the relevant governmental department of China. The business operator of beauty treatment and hairdressing must place its business license, hygienic license, service items and charging standards in its business premises for public viewing.  The business premises for beauty treatment and hairdressing must comply with the relevant sanitation provisions and standards and have the corresponding sanitary and sterilizing facilities and measures. The practitioner must be subject to the physical check-up of the administrative department of public health and can take up an occupation with health certificate.

Our management believes that we are compliant with all relevant applicable government regulations, and that such regulations do not materially impact our operations.

Foreign Corrupt Practices Act Compliance

In addition to other laws, rules and regulations with which we must comply, since we are a Delaware incorporated, U.S. publicly listed company, we must comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA.  The FCPA makes it a criminal offense to pay, offer, or give anything of value to a foreign (non-U.S.) official, a foreign political party (or official thereof) or candidate for foreign office for the purpose of influencing the decisions of those officials, parties or candidates. Also, the FCPA sets forth record keeping and accounting requirements that require U.S. companies to maintain records that accurately and fairly reflect all transactions and dispositions of all assets.

Our board of directors has adopted a written company policy which requires that all officers, directors, employees, agents and representatives of SOKO comply with the FCPA.  This policy requires, among other things, that:

●
no such person shall make an offer, payment or gift of any money or other item of value, directly or indirectly, to: (i) a foreign official, (ii) a foreign political party, (iii) a foreign party official, (iv) a candidate for foreign political office or (v) a foreign quasi-governmental business entity for the “corrupt” purpose of obtaining or retaining business for SOKO or for the purpose of directing business to any other person;

●
permissible and customary or necessary “expediting” payments or business expenditures are subject to the approval of SOKO’s management and must be correctly entered (and not omitted from) SOKO’s books and records; and

●
SOKO maintain internal controls and procedures to ensure that: (i) our company’s books and records truly reflect the transactions they record; (ii) that company assets and liabilities shall be recorded on our regular books of account; (iii) no undisclosed or unrecorded fund or asset shall be established for any purpose and (iv) no false or artificial entries shall be made in our company’s books and records for any reason.

We believe that we are able to comply with these policies and procedures across our various owned or controlled subsidiaries due the fact that, as a public company: (i) we are required to maintain proper internal controls and procedures over financial and disclosure matters (which controls and procedures we are presently seeking to improve upon) and (ii) we are subject to quarterly reviews and annual audits by our registered independent auditors.

Employees

Currently we have approximately 883 full-time employees.  Of these employees, approximately 366 employees are employed by Mege Union and approximately 517 employees are employed by the Queen Group.  Our employees work in the functional units as indicated in the table below.

Department	Total Number
Management	45
Other Administration	80
Sales	192
Beauty and Spa Professionals	449
Fitness Professionals	117

We have not experienced any work stoppages and we consider relations with our employees to be good.

Property

SOKO and Mege Union have their corporate offices at 194 Guogeli Street, Heilongjiang Province, Harbin, China 150001.  This property is leased by SOKO.  We currently operate through standard tenancy agreements out of leased properties located at:

(1)	Harbin Daoli Queen Demonstration Beauty Parlor (Daoli Spa)
24 Xishidao Street, Daoli District, Harbin, China;

(2)	Harbin Queen Beauty Demonstration Center/Harbin Queen Beauty Clinic (Daowai Spa)
107 Jinyang Street, Daowai District, Harbin, China;

(3)	Harbin Queen Beauty Demonstration Center Xuanhua Branch (Xuanhua Spa)
380-400 Xuanhua Street, Nangang District, Harbin, China;

(4)	Harbin Queen Beauty Demonstration Center Nangang Branch (Nangang Spa)
108 Jiejing Street, Nangang District, Harbin, China;

(5)	Harbin Huang Emperor & Golden Gym Club Co., Ltd. (SOKO International Fitness Center)
7 Yushan Road, Nangang District, Harbin, China;

(6)	Harbin Legend Beauty Co., Ltd. (Legend Spa)
389 Hanshui Road, Nangang District, Harbin, China;

(7)	Shenyang Letian Yoga Fitness Center (Yoga Wave)
96 Zhonghua Road, Heping District, Shenyang, China;

(8)	Harbin Tai Ai Beauty Co. Ltd. (Lea Spa)
68 Ganshui Road, Kaifa District, Harbin, China;

(9)	Harbin SOKO Spa
7 Yushan Road, Nangang District, Harbin, China (same as SOKO International Fitness Center);

(10)	Shenyang Queen Beauty Demonstration Co. Ltd., (Shenyang Queen Beauty Spa)
96 Zhonghua Road, Heping District, Shenyang, China;

(11)	Harbin Xinyang Spa
330 Xinyang Road, Daoli District, Harbin, China;

(12)	Shenyang Starway Fitness Co., Ltd. (Yoga Wave II)
124 Huigong St. Shenhe District, Shenyang, China;

(13)	Beijing Natural Beauty Fitness Services Limited
3F-4F, Time Square, North Building, Huilongguan Residential Zone, Changping District, Beijing, China;

(14)	First Branch of Beijing Natural Beauty Fitness Services Limited
1 Second Zone of Fengyayuan, Huilongguan Residential Zone, Changping District, Beijing, China; and

(15)	Harbin Huang Emperor & Golden Gym Club Co., Ltd. Central Avenue Yoga Branch
Long Dian Building, 12 Xibadao Street, Daoli District, Harbin, China.

In addition we entered into a standard lease agreement for the proposed new Daqing facility at 1 Lishui Road, Lishui Commercial District, Daqing, China. We also entered into new lease agreements for two new facilities, all to be located in the Long Dian Building in Harbin and the new beauty salon and spa in Beijing.

The classrooms used by Queen Beauty Vocational Skill Training School are owned by Harbin Queen Beauty Demonstration Center, which permits the school to use them without fee.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.  Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. Furthermore, management does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any beneficial owner of record of more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT

Executive Officers and Directors

Name	Position	Age

Tong Liu	Chief Executive Officer, Chairman of the Board	42

Xia Yu	Chief Financial Officer, Director	40

Yang Chen	Director	34

Su Zhang	Director	39

Gideon E. Kory	Director	50

Tong Liu, 42, has served as our Chief Executive Officer and Chairman of the Board since the consummation of the Share Exchange on April 11, 2008.  Mr. Liu has served as Chief Executive Officer and Director of Wealthlink and Mege Union since their formation in 2007.  He was the Chief Executive Officer of Harbin Queen Beauty Demonstration Center from July 1993 until June 2007.  Mr. Liu’s experience includes management and development of professional fitness, beauty salon and lifestyle and spa businesses.  Mr. Liu graduated from Harbin Workingman Occupation University in 1991.

Xia Yu, 40, has served as our Chief Financial Officer and a Director since consummation of the Share Exchange on April 11, 2008.  Ms. Yu has served as Chief Financial Officer of Wealthlink and Mege Union since their formation in 2007.  From January 2005 through May 2007, Ms. Yu served as Chief Financial Officer of Harbin Queen Beauty Demonstration Center.  From July 2004 through December 2004, Ms. Yu served as Deputy General Manager of Gaoyang Advertisement Co., Ltd. and from March 2003 through June 2004, Ms. Yu was Deputy General Manager of Shiyite Trading Co., Ltd.  Ms. Yu holds an MBA from Harbin Industry University.

Yang Chen, 34, has served as a Director of SOKO since the consummation of the Share Exchange on April 11, 2008.  Mr. Chen is an attorney and was a partner with the law firm of Guangsheng & Partners from May 2002 through December 2007.  Mr. Chen has an L.L.B. degree from Heilongjiang University Law School and a bachelor’s degree in management from Harbin College.

Su Zhang, 39, has served as a Director of SOKO since the consummation of the Share Exchange on April 11, 2008.  From June 2006 through May 2009, Mr. Zhang served as Managing Director of Investments for Hua-Mei 21st Century LLC, which is affiliated with Guerilla Capital Management, L.L.C. and Hua-Mei 21st Century Partner, LP.  From December 2005 until May 2006, he served as the Chief Operating Officer of TengTu International Ltd.  Mr. Zhang was a founder of WeiZhXian Science and Technology Co. Ltd. and served as its General Manager from March 2004 to November 2005.  From October 2003 through February 2004, Mr. Zhang served as the Assistant President of Joyo.com.  From September 2002 through September 2003, Mr. Zhang worked for Legend Capital.  Mr. Zhang holds an MBA from Guanghua School of Management, Peking University.

Gideon E. Kory, 50, has served as a Director of SOKO since the consummation of the Share Exchange on April 11, 2008. Mr. Kory has been the Managing Director of Pacific Summit Capital, an investment bank and registered broker-dealer, since August 2008. From June 2005 through July 2008, Mr. Kory was Managing Director of Pacific Summit Capital, an investment bank and registered broker-dealer and from January 2003 through May 2005, Mr. Kory served as Senior Research Analyst and Vice President of Mergers and Acquisitions for Roth Capital Partners, an investment bank and registered broker-dealer. Prior to his involvement in the securities industry, Mr. Kory spent 15 years in engineering and management working with government, commercial enterprises, and research institutions and as an independent consultant. Mr. Kory is a Chartered Financial Analyst. Mr. Kory holds a Bachelor of Science in Electrical Engineering from the Israel Institute of Technology.

Each of our directors has been elected to a one year term, to serve until the annual meeting of stockholders or as soon thereafter as their successors are duly elected and qualified.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our current principal executive officer and our most highly compensated executive officer other than our current principal executive officer (collectively, the “named executive officers”) for all services rendered in all capacities to the Company, and to Wealthlink, as our predecessor, and its subsidiaries for the fiscal years ended May 31, 2009, 2008 and 2007.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Total (1)

Tong Liu, Chief Executive Officer (2)	2009	$17,574	$0	$17,574
	2008	$17,291	$0	$17,291
	2007	$15,683	$0	$15,683

Xia Yu, Chief Financial Officer (3)	2009	$8,084	$0	$8,084
	2008	$7,954	$0	$7,954
	2007	$7,214	$0	$7,214

(1)
The salary for each of the named executive officers was calculated and paid in Chinese Yuan Renminbi (RMB) by our wholly-owned subsidiary, Mege Union.  The amounts in the foregoing table represent the US dollar equivalent based on the following conversion rates:  RMB1 = $0.146453 at May 29, 2009, RMB1 = $0.144092 at May 30, 2008 and RMB1 = $0.130692 at May 31, 2007.

(2)	Prior to April 11, 2008, Mr. Liu served as Chief Executive Officer and director of Wealthlink and its subsidiaries. Mr. Liu’s annual compensation is RMB120,000.

(3)	Prior to April 11, 2008, Ms. Yu served as the Chief Financial Officer of Wealthlink and its subsidiaries. Ms. Yu’s annual compensation is RMB55,200.

Outstanding Equity Awards at Fiscal Year-End. There were no individual grants of stock options to purchase our common stock made to our executive officers during the fiscal years ended May 31, 2009, 2008 and 2007.

Options/SARs Grants During Last Fiscal Year

None.

Director Compensation

Neither Mr. Liu nor Ms. Yu receives any compensation for serving on the board of directors. The following table provides information concerning the compensation of our non-executive directors for the period from June 1, 2008 through May 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)

Yang Chen (2)	3,515	5,994	(3)	9,509
Su Zhang (2)	3,515	5,994	(3)	9,509
Gideon E. Kory (4)	29,990	36,633	(5)	66,623

(1)
The options have an exercise price of $1.47 per share.  The values of the option awards are based on the amount recognized for financial statement reporting purposes in 2009 computed in accordance with ASC 718 (disregarding any estimates of forfeitures relating to service-based vesting conditions).  See Note 14 to the audited consolidated financial statements included as part of this prospectus regarding assumptions underlying the valuation of stock option grants.

(2)
The cash compensation paid to Messrs. Chen and Zhang was calculated and paid in RMB, at the annual rate of RMB24,000.  The amounts in the foregoing table represent the US dollar equivalent based on the conversion rate of RMB1 = $0.146453 at May 29, 2009.

(3)
The options awarded to Messrs. Chen and Zhang on March 2, 2009 vest over a three year period, with 20% vesting on the grant date and 40% vesting on the first and second anniversaries of the grant date, provided that the reporting person remains associated with SOKO on the vesting dates. The option is exercisable for three years from the date of grant.

(4)	Mr. Kory’s annual cash compensation was raised effective March 2, 2009 from $24,000 to $36,000.

(5)
Includes options awarded to Mr. Kory on March 2, 2009 which vests in full on the date of the grant.  Also includes options awarded to Mr. Kory on July 1, 2008 which were immediately exercisable in full and is exercisable for three years from the date of grant.  We determined the exercise price for these options granted to Mr. Kory using the weighted average stock prices for our publicly traded stock  for the period from April 1 to July 1, 2008, which was calculated at $1.47 per share.

We have granted individual compensatory stock options to our non-management directors.  An aggregate of 110,000 shares of our common stock have been issued to our three non-management directors, Messrs. Chen, Kory and Zhang.  On July 8, 2008, Mr. Kory received an option to purchase 50,000 shares of our common stock, expiring on July 8, 2013, at an exercise price of $1.47 per share, which price was the volume weighted average price of our common stock for the period ended July 1, 2008.  The option vests in three equal installments, on the grant date and the first and second anniversaries of such grant date.  On March 2, 2009, each of Messrs. Chen, Kory and Zhang received an option to purchase 20,000 shares of our common stock, expiring on March 2, 2012, at an exercise price of $1.47 per share, which price was above market and consistent with the exercise price established in Mr. Kory’s initial grant.  The options granted to Messrs. Chen and Zhang on March 2, 2009 vest over a three year period, with 20% vesting on the grant date and 40% vesting on the first and second anniversaries of the grant date, provided that the reporting person remains associated with SOKO on the vesting dates.  The option granted to Mr. Kory on March 2, 2009 vested in full on the date of grant.

Equity Compensation Plans

None.

Pension and Retirement Plans

Currently, we do not offer any annuity, pension or retirement benefits to be paid to any of our officers, directors or employees.  As required by China law, the Company contributes to the “insurance and public housing funds” program defined by the Department of Labor.  These contributions are similar to the Social Security and Medicare programs in the US. There are also no compensatory plans or arrangements with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with our company, or from a change in our control.

Employment Agreements

We do not have any written employment agreements with our officers and directors, aside from those entered into between our subsidiaries in China and all employees in China.

Audit Committee

Our board of directors has an Audit Committee, which is comprised of Gideon E. Kory (Chairman), Yang Chen and Su Zhang. The board of directors has examined the composition of the Audit Committee in light of the regulations under the Exchange Act and the current listing standards and regulations of the NASDAQ Stock Market LLC applicable to audit committees. Based upon this examination, the board of directors has determined that each of the Audit Committee members is an “independent” director within the meaning of SEC and NASDAQ regulations. Mr. Kory qualifies as an “audit committee financial expert” as that term is defined in applicable regulations of the SEC.

Compensation Committee

Our board of directors has a Compensation Committee, which is comprised of Yang Chen (Chairman), Gideon E. Kory and Su Zhang, each of whom is an independent director. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, if any, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors is in the process of preparing a written charter for the Compensation Committee that sets forth the foregoing and further defined the duties and responsibilities of the Compensation Committee.

Nominating and Corporate Governance Committee

Our board of directors has a Nominating and Corporate Governance Committee, which is comprised Su Zhang (Chairman), Yang Chen and Gideon E. Kory. The Nominating and Corporate Governance Committee assists in the selection of director nominees, approves director nominations to be presented for shareholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by shareholders, and reviews and considers developments in corporate governance practices. The board of directors is in the process of preparing a written charter for the Nominating and Corporate Governance Committee that sets forth the foregoing and further defined the duties and responsibilities of the Nominating and Corporate Governance Committee.

Director Independence

Our board has determined that each of Messrs. Chen, Kory and Zhang are independent directors within the meaning of applicable NASDAQ Stock Market and SEC rules. Each of Messrs. Chen, Kory and Zhang serve on our audit, compensation and nominating and corporate governance committees.  No other directors serve on these committees.  In considering director independence, the board studied the shares of our common stock beneficially owned by each of the directors, whether directly or indirectly, as set forth under “Security Ownership of Certain Beneficial Owners and Management.

Code of Ethical Conduct

On January 31, 2010, the our board of directors adopted a Code of Ethical Conduct applicable to SOKO and all subsidiaries and entities controlled by SOKO as well as our directors, officers and employees.  Compliance with the Code of Ethics is required of all SOKO personnel at all times.  Our senior management is charged with ensuring that the Code of Ethics and our corporate policies will govern all business activities of the Company.  The Code of Ethics addresses, among other things, the use and protection of corporate funds, property and information, avoiding conflicts of interest, insider trading, compliance with the law, accuracy and retention of business records, document retention, as well as reporting, enforcement and compliance procedures. We will post the text of our Code of Ethical conduct and any amendments thereto on our Website at www.sokofitness.com as well.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Three of our subsidiaries rent their premises from Mr. Tong Liu, our Chairman and CEO. Mr. Liu has leased the following stores to the Company pursuant to the terms of binding written lease agreements containing terms no less favorable to the Company than the Company could have negotiated in an arm’s length transaction with a motivated landlord, including substantially the following terms:

1.           Harbin Daoli Queen Demonstration Beauty Parlor: 5 years from January 1, 2008 through December 31, 2012, for $47,300 per year, prepaid for 1 year plus an option for additional 5 years at no more than $55,000 per year.

2.           Harbin Queen Beauty Demonstration Center: 5 years from January 1, 2008 through December 31, 2012 for $20,300 per year, prepaid for 1 year plus an option for additional 5 years at no more than $24,000 per year.

3.           Mege Union office:  10-year lease from January 1, 2009 through December 31, 2018 for $73,212 per year.

Our Chairman, Mr. Liu, is the sole owner of each of the Queen Group entities.  The entities comprising the Queen Group are:

●	Harbin Huang Emperor & Golden Gym Club Co., Ltd. (consisting of three facilities, SOKO International Fitness Center, Daoli Fitness and Yoga Wave Harbin);

●	Harbin Daoli Queen Demonstration Beauty Parlor (Daoli Spa);

●	Harbin Queen Beauty Demonstration Center (consisting of three facilities, the Daowai Spa and two branches, the Nangang Spa and the XuanhuaSpa);

●	Harbin Xinyang Spa;

●	Harbin SOKO Spa;

●	Harbin Queen Beauty Clinic;

●	Shenyang Queen Beauty Demonstration Co. Ltd. (Shenyang Queen Beauty Spa); and

●	Harbin Queen Beauty Vocational Skill Training School.

Our affiliation with the Queen Group is managed through several exclusive agreements between the Company and each Queen Group’s entity.  These agreements are:

1.           a Consulting Services Agreement between Mege Union and the Queen Group entity that provides for Mege Union to exclusively provide essential services relating to technology, human resources and research and development to the Queen Group entity in exchange for a Consulting Services Fee.  Mr. Liu, sole proprietor of each of the Queen Group entities, has not charged the Company, nor has the Company paid Mr. Liu, any fees under the Consulting Services Agreement;

2.           an Operating Agreement between Mege Union and the Queen Group entity that prohibits the Queen Group entity from taking certain material actions or entering into material agreements, including assuming debt, selling or purchasing any assets or rights, using the entity’s assets or rights as collateral, or assigning some or all of the business to a third party, without the prior written consent of Mege Union;

3.           an Option Agreement among Mege Union, the Queen Group entity and the shareholders of such entity that grants Mege Union the right to acquire all of the shareholders’ interest in the Queen Group entity when, if and to the extent permitted by the laws of the People’s Republic of China and prohibits the shareholders from otherwise disposing of their interest in the Queen Group entity except with the prior written consent of Mege Union;

4.           an Equity Pledge Agreement among Mege Union, the Queen Group entity and the shareholders of such entity that grants Mege Union a pledged interest in all of the issued and outstanding interests of the Queen Group including the right of Mege Union to vote such shares, as security for the performance of the Queen Group entity’s obligations under the Consulting Services Agreement and further; and

5.           a Proxy Agreement between Mege Union and the shareholders of the Queen Group entity that grants the board of directors of Mege Union an irrevocable proxy for the maximum period permitted by law, to vote the shareholders' shares of the Queen Group entity in such manner and for or against such proposals as the board may determine.

Although each of the Queen Group entities has its own set of agreements with us, the terms and conditions of the agreements are identical for each entity.  As a result of the understandings and agreements provided in the foregoing documents, we effectively control each of the Queen Group entities.  Except as set forth in these agreements, Mr. Liu is not entitled to any other compensation in connection with his ownership of the Queen Group entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of April 13, 2010, concerning (a) each person that is known to us to be the beneficial owner of more than 5% of our common stock; (b) each of our named executive officers; (c) each director; and (d) all of the directors and executive officers as a group. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of April 13, 2010 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.  As of April 13, 2010, there were 17,000,000 shares of our common stock outstanding.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (2)

5% Shareholders

Guerilla Capital Management, L.L.C. (3) Hua-Mei 21st Century Partner, LP 237 Park Avenue 9th Floor New York, New York 10017	1,662,133	9.8%

Directors and Named Executives

Tong Liu (4)	8,960,000	52.71%

Xia Yu	40,000	*

Yang Chen (5)	4,000	*

Gideon E. Kory (5)	53,333	*

Su Zhang (5)	4,000	*

All officers and directors as a group (5 persons)	9,061,333	53.30%

*	Less than 1 percent

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o SOKO Fitness & Spa Group, Inc., No. 194,Guogeli Street, Harbin, Heilongjiang Province, China, 150001.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(3)
This information is derived from Amendment No. 2 to Schedule 13D filed jointly by Guerilla Capital Management, L.L.C., a Delaware limited liability company (“Guerrilla Capital”) and Hua-Mei 21st Century Partner, LP, a Delaware limited partnership (the “Partnership”) on February 18, 2010.  Guerrilla Capital may be deemed to be the beneficial owner of 1,662,133 shares and the Partnership may be deemed to be the beneficial owner of 1,250,152 shares.  Guerrilla Capital serves as investment manager for the Partnership and Guerrilla Partners L.P., a Delaware limited partnership. Guerrilla Capital (i) has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of 359,981 shares of our common stock and (ii) shares the power to vote or direct the vote of, to dispose or direct the disposition of 1,302,152 shares of our common stock. The Partnership (i) has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, no shares of our common stock and (ii) shares the power to vote or direct the vote of, to dispose or direct the disposition of 1,250,152 shares of our common stock. Peter Siris has control over management and investment decisions for Guerilla Capital and the Partnership. Guerrilla Capital specifically disclaims beneficial ownership in the shares reported herein except to the extent of its pecuniary interest therein.  Excludes an aggregate 1,800,000 shares of common stock underlying warrants acquired by Guerilla Capital and the Partnership in April 2008 which are, by their terms, not exercisable within 60 days of the date of this prospectus.

(4)	Includes 2,000,000 shares held in escrow by Crone Rozynko LLP under the terms of an Escrow Agreement dated as of April 7, 2008.

(5)
Includes beneficial ownership of shares issuable upon the exercise of options that are currently exercisable or will be exercisable within 60 days of April 13, 2010, as follows:  Mr. Chen, 4,000 shares, Mr. Kory, 53,333 and Mr. Zhang, 4,000 shares.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 500,000,000 shares of common stock with a par value of $0.001, and 10,000,000 shares of preferred stock with a par value of $0.001. On April 13, 2010, we had 17,000,000 shares of common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Our common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Transfer Agent and Registrar

Our transfer agent is StockTrans, Inc. Their address is 44 West Lancaster Avenue, Ardmore, PA 19003, and their phone number is (610) 649-7300.

SELLING STOCKHOLDERS

Of the 4,062,133 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares of Common Stock Included in Prospectus” on the table set forth below, 1,462,133 shares were previously issued and 2,000,000 are issuable upon exercise of warrants that were issued to three accredited investors in connection with a private placement offering, in which we sold units at $1.00 per share to the three accredited investors, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $1.25 per share. Etech International, Inc. was engaged by us to provide financial consulting services in connection with the Share Exchange. In exchange for providing these services, Etech International Inc. received $20,000 in cash as retainer fee and 340,000 shares of our common stock, 115,000 of which are registered for public resale pursuant to this prospectus and listed under the column “Shares of Common Stock Included in Prospectus” on the table set forth below. Etech International, Inc. received these securities to be resold in the ordinary course of business and at the time of the issuance of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.. Sichenzia Ross Friedman Ference LLP was engaged by us to provide legal services to us in connection with the transactions consummated on the Closing Date, including the Share Exchange and the private placement. In exchange for providing these services , Sichenzia Ross Friedman Ference LLP received 85,000 shares of our common stock, all of  which are registered for public resale pursuant to this prospectus and listed under the column “Shares of Common Stock Included in Prospectus” on the table set forth below.

The following table presents information as of April 13, 2010 and sets forth the number of shares beneficially owned by each of the selling stockholders as of the date of this prospectus. The table assumes that all of the currently outstanding warrants will be exercised for common stock and all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling stockholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. We believe that, except as otherwise indicated, based on information provided to us by each of the selling stockholders, the selling stockholders listed in the table have sole voting and investment powers with respect to the securities indicated. No selling stockholders are broker-dealers or affiliates of broker-dealers.

Stockholder	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before Offering (i) (ii)	Percentage of Common Stock Before Offering (i) (ii)	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After Offering (iii)

Guerrilla Capital Management, L.L.C.(iv) Hua-Mei 21st Century Partner, LP (iv)	3,462,133	1,662,133	9.8%	0	n/a

James Fuld Jr. IRA Account (v)	400,000	400,000	2.11%	0

Etech International, Inc. (vi)	115,000	340,000	2.06%	225,000	1.18%

Sichenzia Ross Friedman Ference LLP (vii)	85,000	85,000	*	0

Total	4,062,133	2,487,133	14.63%	225,000	1.18%

*	Represents less than 1% of total outstanding common stock.

(i)	These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(ii)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on 17,000,000 shares issued and outstanding as of April 13, 2010, plus 2,160,000 shares issuable upon exercise of all outstanding warrants.

(iii)	Assumes that all securities registered will be sold.

(iv)
Represents 1,662,133 shares of the Company’s common stock, and 1,800,000 shares underlying warrants (the “Warrants”) purchased in a private placement by the Company.  Pursuant to the information reported by Guerilla Capital and the Partnership on a Schedule 13D jointly filed by them with the SEC on February 18, 2010, Guerrilla Capital may be deemed to be the beneficial owner of 1,662,133 shares and the Partnership may be deemed to be the beneficial owner of 1,250,152  shares.  The 1,800,000 shares of common stock underlying the Warrants are, by their terms, not exercisable within 60 days of the date of this prospectus and are therefore excluded from the calculation of beneficial ownership.

Guerrilla Capital serves as investment manager for the Partnership and Guerrilla Partners L.P., a Delaware limited partnership.  Peter Siris has control over management and investment decisions for Guerilla Capital and the Partnership.

Guerrilla Capital (i) has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, 359,981 shares of our common stock and (ii) shares the power to vote or direct the vote of, to dispose or direct the disposition of, 1,302,152 shares of our common stock. The Partnership (i) has the sole power to vote or direct the vote of, and sole power to dispose or direct the disposition of, no shares of our common stock and (ii) shares the power to vote or direct the vote of, to dispose or direct the disposition of, 1,250,152 shares of our common stock. Guerrilla Capital specifically disclaims beneficial ownership in the shares reported herein except to the extent of its pecuniary interest therein. The principal business address of Guerilla Capital and the Partnership is located at 237 Park Avenue, 9th Floor, New York, New York 10017.

(v)	Represents 200,000 shares of the Company’s common stock, and 200,000 shares underlying warrants purchased in a private placement by the Company.

(vi)	Represents 115,000 shares issued to the selling stockholder in consideration of consulting services rendered. Mr. Zhang Wei exercises sole voting and dispositive control of such shares.

(vii)	Represents 85,000 shares issued to the selling stockholder in consideration of legal services rendered. Mr. Marc Ross exercises sole voting and dispositive control of such shares.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCBB under the symbol “SOKF.” From March 13, 2007 until July 16, 2008, our common stock traded on the OTCBB under the symbol “AMHG.”  The following table sets forth the high and low intra-day prices per share of our common stock for the periods indicated, which information was provided by the OTCBB. Prior to May 28, 2008, shares of our common stock traded very infrequently and the actual price information is not readily available. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	High	Low
First Quarter Fiscal 2009 (through August 31, 2008)	$2.25	$0.50
Second Quarter Fiscal 2009 (through November 30, 2008)	$1.02	$0.40
Third Quarter Fiscal 2009 (through February 28, 2009)	$1.20	$0.81
Fourth Quarter Fiscal 2009 (through May 31, 2009)	$1.55	$0.10
First Quarter Fiscal 2010 (through August 31, 2009)	$4.00	$1.55
Second Fiscal Quarter 2010 (through November 30, 2009)	$3.15	$2.50
Third Fiscal Quarter 2010 (through February 28, 2010)	$4.45	$2.65
Fourth Fiscal Quarter 2010 (through April 12, 2010)	$4.94	$3.55

On April 12, 2010, the closing price of our common stock as reported on the OTCBB was $4.88.

Holders

As of April 12, 2010, there were 17,000,000 shares of our common stock outstanding held by approximately 23 shareholders of record.  The number of our shareholders of record excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have not paid any cash dividends on our common stock to date, and we have no intention of paying cash dividends in the foreseeable future. Whether we will declare and pay dividends in the future will be determined by our board of directors at their discretion, subject to certain limitations imposed under Delaware corporate law. In addition, our ability to pay dividends may be affected by the foreign exchange controls in China. The timing, amount and form of dividends, if any, will depend on, among other things, our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

LEGAL MATTERS

The validity of our common stock offered hereby has been passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated balance sheet of the Company and its subsidiary for the fiscal years ended May 31, 2008 and May 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows appearing in this prospectus and registration statement have been so included in reliance on the Report of Bagell Josephs, Levine & Company, LLC, an independent registered public accounting firm, appearing elsewhere in this prospectus, given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We dismissed Gately & Associates, L.L.C. as our independent accountants, effective as of May 14, 2008.  Gately & Associates had previously been engaged as the principal accountant to audit our financial statements.  The reason for the dismissal of Gately & Associates is that, following the consummation of our April 2008 share exchange agreement: (i) the former Wealthlink Shareholders own a significant amount of the outstanding shares of our common stock and (ii) our primary business became the business previously conducted by Wealthlink.  The independent registered public accountant of Wealthlink for US accounting purposes was the firm of Bagell, Josephs, Levine & Company, LLC (“BJL”).  We believed that it was in our best interest to have BJL continue to work with our business, and we therefore retained BJL as our new principal independent registered accounting firm, effective as of May 14, 2008.  BJL is located at 406 Lippincott Drive., Suite J, Marlton, NJ 08053.  The decision to change accountants was approved by our Board of Directors on May 13, 2008.

The reports of Gately & Associates on our financial statements as at and for the years ended December 31, 2006 and December 31, 2007 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and during the period prior to the dismissal of Gately & Associates, there were no disagreements with Gately & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Gately & Associates, would have caused it to make reference to the matter in connection with its reports.

Other than in connection with the audit of our financial statements for Wealthlink in the ordinary course prior to the consummation of the share exchange pursuant to the share exchange agreement, during the two most recent fiscal years and during the period prior to the dismissal of Gately & Associates, we did not consult BJL regarding either: (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K.

On January 13, 2010, we were notified that the audit practice of BJL was combined with Friedman LLP (“Friedman”) effective as of January 1, 2010.  On January 13, 2010, BJL resigned as our independent registered public accounting firm and, on January 14, 2010, with the approval of the Audit Committee of our board of directors, Friedman was engaged as our independent registered public accounting firm.

During the two years ended May 31, 2009 and from May 31, 2009 through the engagement of Friedman as our independent registered public accounting firm, neither we nor anyone on our behalf consulted Friedman with respect to any accounting or auditing issues involving our company. In particular, there was no discussion between us and Friedman regarding (i) the application of accounting principles to a specified transaction either completed or proposed, or the type of audit opinion that might be rendered on the financial statements and Friedman did not provide a written report or oral advice to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as described in Item 304 of Regulation S-K, with BJL, or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of BJL on our consolidated financial statements for the fiscal years ended May 31, 2008 and May 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two years ended May 31, 2009, and from May 31, 2009 through the January 13, 2010, there were no (i) disagreements between the Company and BJL on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BJL, would have caused BJL to make reference to the subject matter of such disagreements in connection with its report, or (ii) “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement and you should refer to our Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549.  Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Our website address is www.sokofitness.com.  The information on our website is not incorporated into this prospectus.

INDEX TO FINANCIAL STATEMENTS

SOKO FITNESS & SPA GROUP, INC.
(FORMERLY AMERICAN BUSINESS HOLDINGS, INC)

SOKO FITNESS & SPA GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	NOVEMBER 30,	MAY 31,
	2009	2009
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$3,638,308	$1,907,640
Restricted cash	-	7,233
Accounts receivable, net	411,431	110,541
Inventories	1,430,666	1,391,302
Advances to suppliers	2,861,514	993,084
Employee advance	87,531	54,783
Prepaid expense	192,019	146,959
Total Current Assets	8,621,469	4,611,542

Property, plant and equipment, net of accumulated depreciation	24,637,890	19,674,394

Other Assets
Security deposit	109,711	47,853
Deferred rent	719,338	589,188
Deposit to suppliers	1,464,847	1,464,530
Investment advance	1,171,795	399,750
Goodwill	2,793,607	2,525,778
Total Other Assets	6,259,298	5,027,099

Total Assets	39,518,657	29,313,035

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	3,310,322	2,196,795
Accounts payable, accrued expenses and other payable	833,606	471,457
Unearned revenue	5,084,363	1,909,755
Taxes payable	423,134	360,229
Contingent liability	200,000	200,000
Total Current Liabilities	9,851,425	5,138,236

Stockholders' Equity
Preferred Stock, $.001 par value; 10,000,000 shares authorized;
- 0 - shares issued and outstanding at November 30, 2009 and May 31,2009	-	-
Common stock, $0.001 Par value; 500,000,000 shares authorized;
17,000,000 shares issued and outstanding
at November 30 and May 31, 2009	17,000	17,000
Additional paid-in-capital	2,361,716	2,346,397
Additional paid-in-capital - Warrants	639,253	639,253
Accumulated other comprehensive income	1,915,447	1,910,752
Retained earnings	24,819,341	19,215,114
Total Stockholders' Equity	29,752,757	24,128,516
Noncontrolling interest	(85,525	46,283
Total Equity	29,667,232	24,174,799

Total Liabilities and Stockholders' Equity	$39,518,657	$29,313,035

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOKO FITNESS & SPA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	FOR THE SIX MONTHS ENDED		FOR THE THREE MONTHS ENDED
	NOVEMBER 30,		NOVEMBER 30,
	2009	2008	2009	2008
		(RESTATED)		(RESTATED)

Net Sales	$13,843,683	$8,885,158	$7,413,179	$4,608,291

Cost of Sales	(4,451,744)	(3,015,436)	(2,262,805)	(1,590,281)

Gross Profit	9,391,939	5,869,722	5,150,374	3,018,010

Selling, General and Administrative Expenses:	3,899,759	2,576,336	2,001,385	1,234,151

Operating Income	5,492,180	3,293,386	3,148,989	1,783,859

Other Income and Expenses
Interest expenses	(31,564)	(106,632)	961	(56,624)
Other income	33,298	2,606	17,776	191
Other expenses	(3,934)	(165,721)	(3,463)	(96,380)
Total Other Income and (Expense)	(2,200)	(269,747)	15,274	(152,813)

Income Before Income Taxes	5,489,980	3,023,639	3,164,265	1,631,046

Provision for Income Taxes	47,904	51,437	24,024	26,305

Net Income	5,442,076	2,972,202	3,140,240	1,604,741
Less: net income (loss) attributable to the noncontrolling interest	(162,151)	(147,544)	(36,384)	(71,664)

Net Income Attributable to SOKO Fitness & Spa Group, Inc.	$5,604,227	$3,119,746	$3,176,623	$1,676,405

Other Comprehensive Income - Foreign currency translation adjustment
Attributable to SOKO Fitness & Spa Group, Inc.	4,695	260,748	25,977	17,788
Attributable to Non-controlling interest	(63)	6,085	(89,454)	357

Comprehensive Income (Loss)
Attributable to SOKO Fitness & Spa Group, Inc.	$5,608,922	$3,380,494	$3,202,600	$1,694,193
Attributable to Non-controlling interest	$(162,214)	$(141,459)	$(125,838)	$(71,307)

Basic and Diluted Income per common share
Basic	$0.33	$0.18	$0.19	$0.10
Diluted	$0.31	$0.18	$0.17	$0.10

Weighted average common share outstanding
Basic	17,000,000	17,000,000	17,000,000	17,000,000
Diluted	18,168,443	17,000,000	18,168,443	17,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOKO FITNESS & SPA GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	FOR THE SIX MONTHS ENDED
	NOVEMBER 30,
	2009	2008
		(RESTATED)

Cash Flows From Operating Activities:
Net income	$5,442,076	$2,972,202
Adjustments to reconcile net income to net cash
provided by operating activities:

Stock based compensation	15,319	18,651
Depreciation	1,143,137	710,372
Liquidated damage penalty	-	152,760

Changes in operating assets and liabilities:
Restricted cash	7,231	-
Accounts receivable	(190,217)	503,580
Inventories	(30,307)	(47,400)
Advances to suppliers	(1,454,598)	(754,025)
Employee advance	90,409	23,153
Other receivables	(26,972)	-
Prepaid expense	32,387	69,834
Security deposit	(61,823)	(38,567)
Deferred rent	(29,581)	(366,279)
Deposit to suppliers	(102)	(8,589)
Accounts payable	(6,546)	-
Unearned revenue	2,781,139	1,100,559
Taxes payable	53,783	126,204
Accrued expenses and other payables	(18,435)	(368,383)

Cash provided by operating activities	7,746,900	4,094,072

Cash Flows From Investing Activities:
Investment advance to Beijing JV	(1,171,274)	-
Addition in construction in progress	(5,770,557)	(3,633,432)
Purchase of property and equipment	(253,447)	(203,833)
Cash acquired from acquisition	65,289	98,190

Cash used in investing activities	(7,129,989)	(3,739,075)

Cash Flows From Financing Activities:
Proceeds from short-term loan	3,308,850	1,025,581
Repayment of short-term loan	(2,196,140)	(2,301,796)

Cash provided by (used in) financing activities	1,112,710	(1,276,215)

Effect of exchange rate changes on cash and cash equivalents	1,046	25,399

Increase In Cash and Cash Equivalents	1,730,667	(895,819)

Cash and Cash Equivalents - Beginning of the period	1,907,641	1,563,709

Cash and Cash Equivalents - Ending of the period	$3,638,308	$667,890

Supplemental Disclosures of Cash Flow Information:

Interest paid	$31,564	$85,592
Income taxes paid	$2,791	$1,166

The accompanying notes are an integral part of these condensed consolidated financial statements.

SOKO FITNESS & SPA GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED NOVEMBER 30, 2009 AND 2008 （RESTATED）
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements of SOKO Fitness & Spa Group, Inc. (the “Company” or “SOKO”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The consolidated balance sheet information as of May 31, 2009 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K/A for the year ended May 31, 2009. These interim financial statements should be read in conjunction with that report.  Unless otherwise indicated, all amounts herein are expressed in US Dollars.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principal of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the financial statements of SOKO, Wealthlink, Mege Union and its wholly-owned subsidiaries, Lea Spa, majority-owned Shenyang Letian Yoga Fitness Center (“Yoga Wave”), and majority-owned Shenyang Starway Fitness Co., Ltd. (“Yoga Wave II”), as well as Mege Union’s variable interest entity (“VIE”), Queen Group. All significant inter-company transactions and balances among the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Subsequent Events

The Company has evaluated subsequent events that have occurred through January 14, 2010, as of the issuance date of this financial statement (see note 20).

Cash and Cash Equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts and Other Receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. There is no allowance for uncollectible amounts for the six months ended November 30, 2009 and 2008.

Inventories

Inventory is mainly composed of hair care supplies and skin care supplies. Inventories are stated at the lower of cost or market, as determined on a first-in, first-out basis, or market. Costs of inventories include unused purchases and supplies for providing the beauty treatment. No allowance for inventories is considered necessary for the six months ended November 30, 2009 and 2008, respectively.

Property, Equipment and Construction in Progress

Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Building	15 years
Building Improvements	10 years
Machinery and equipment	5 years
Computer, office equipment and furniture	5 years
Automobiles	5 years

The carrying value of property, plant and equipment is assessed annually and when factors indicating impairment is present, the carrying value of the fixed assets is reduced by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Property, Equipment and Construction in Progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

As of November 30, 2009 and May 31, 2009, the Company had total accumulated costs involved with construction in progress in the amount of $7,308,176 and $1,534,827, respectively.

The carrying value of property, plant and equipment is assessed annually and when factors indicating impairment is present, the carrying value of the fixed assets is reduced by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Interest Capitalization

Interest capitalization is reported in accordance with the provisions of ASC 835, “Capitalization of Interest Cost.”

For loans to finance constructions and provide for working capital, the Company charges the borrowing costs related to working capital loans to interest expense when incurred and capitalize interest costs related to construction developments as a component of the construction costs. The interest to be capitalized for a construction is based on the amount of borrowings related specifically to such construction. Interest for any period is capitalized based on the amounts of accumulated expenditures and the interest rate of the loans. The interest capitalization period begins when expenditures have been incurred and activities necessary to prepare the asset (including administrative activities before construction) have begun, and ends when the construction is substantially completed. Interest capitalized is limited to the amount of interest incurred.  The interest rate used in determining the amount of interest capitalized is the weighted average rate applicable to the construction-specific borrowings.

The Company’s significant judgments and estimates related to interest capitalization include the determination of the appropriate borrowing rates for the calculation, and the point at which capitalization is started and discontinued. Changes in the rates used or the timing of the capitalization period may affect the balance of property under development and the costs of sales recorded. Capitalized interest included in construction in progress amounted to $66,918 and $72,578 for the six months ended November 30, 2009 and 2008, respectively.

Goodwill

Goodwill and other intangible assets are accounted for in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets”. Under ASC 350, goodwill, including any goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have indefinite useful lives are not amortized. Rather, goodwill and such indefinite-lived intangible assets are assessed for impairment at least annually based on comparisons of their respective fair values to their carrying values.

Goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

In evaluating long-lived assets, other than goodwill for recoverability, the Company uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with ASC 360. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.  There was no impairment losses recognized for the periods presented.

Stock-Based Compensation

The Company records stock based compensation expense pursuant to ASC 718. The Company estimates the fair value of the award using the Black-Scholes Option Pricing Model. Under ASC 718, the Company’s expected volatility assumption is based on the historical volatility of Company’s stock. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock compensation expense recognized is based on awards expected to vest, and there were no estimated forfeitures for the group received stock-based compensation. ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104.  Sales revenue is generally recognized when the services are provided and payments of the customers are received or collections are reasonably assured. Payments received in advance from members but not yet earned are recorded as deferred revenue.

Non-refundable membership fees, non-refundable initial membership fees and monthly membership fees that are prepaid on a non refundable basis are recognized on a straight-line basis over the respective membership term.

Cost of Sales

Costs of sales include costs of the products sold and used, inbound freight costs, cost of direct labor and overhead. Write-down of inventory to lower of cost or market is also recorded in cost of sales.

Selling, General and administrative Costs

Selling, general and administrative costs consist primarily of salaries and commissions for sales representatives, salaries for administrative staffs, rent expenses, depreciation expense and employee benefits for administrative staffs.

Comprehensive Income

Statement of Financial Accounting Standards ASC 220, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

Income Taxes

The Company accounts for income tax under the provisions of ASC 740 “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, whenever necessary, against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There are no deferred tax amounts as of November 30, 2009 and May 31, 2009.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

Earnings per Share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign Currency Translation

The Company uses the United States dollar (“US Dollars”) for financial reporting purposes. Mege Union, its subsidiaries, and the Queen Group maintain their books and records in their functional currency, Chinese Renminbi (“RMB”), being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Company translates its assets and liabilities into US Dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements are recorded as accumulated other comprehensive income.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. The rate of exchange on November 30, 2008 was US$1.00 = RMB6.8254, on May 31, 2009 was US$1.00 = RMB6.82813 and on November 30, 2009 was US$1.00 = RMB6.82713. The weighted average translation rate of US$1.00 = RMB6.8302 was applied to the Company's six months income statement for the period ended November 30, 2009.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Risks of Losses

The Company is potentially exposed to risks of losses that may result from business interruptions, injury to others (including employees) and damage to property.  These losses may be uninsured, especially due to the fact that the Company’s operations are in China, where business insurance is not readily available.  If: (i) information is available before the Company’s financial statements are issued or are available to be issued indicates that such loss is probable and (ii) the amount of the loss can be reasonably estimated, an estimated loss will be accrued by a charge to income.  If such loss is probable but the amount of loss cannot be reasonably estimated, the loss shall be charged to the income of the period in which the loss can be reasonably estimated and shall not be charged retroactively to an earlier period.  As of November 30, 2009 and 2008, the Company has not experienced any uninsured losses from injury to others or other losses.

New Accounting Pronouncements

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events. This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We have included the required disclosures in our consolidated condensed financial statements.

In June 2009, the FASB issued an amendment to ASC 810-10, Consolidation. This guidance amends ASC 810-10-15 to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and requires additional disclosures about an enterprise’s involvement in VIEs. This guidance is effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009 and earlier adoption is not permitted. We are currently evaluating the potential impact, if any, of the adoption of this guidance will have on our consolidated condensed financial statements.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles. This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include only two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted  ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated condensed financial statements.

In September 2009, the Financial Accounting Standards Board (FASB) amended existing authoritative guidance to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The amended guidance is effective for fiscal annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently assessing the impact, if any, adoption may have on its financial statements or disclosures.

NOTE 3 - ADVANCES TO SUPPLIERS

The Company makes advances to certain vendors for inventory purchases totaling $2,861,514 and $993,084 as of November 30, 2009 and May 31, 2009 respectively.

Below is the breakdown of advances to major suppliers:

	As of
	November 30, 2009	May 31, 2009

Major supplier A	$1,179,688	$993,084
Major supplier B	1,443,972
Others	237,854	-
		-
Total	$2,861,514	$993,084

NOTE 4 - INVENTORIES

The inventories consist of the following:

	As of
	November 30, 2009	May 31, 2009
Skin care supplies	$1,283,604	$1,348,105
Hair care supplies	52,434	39,965
Other suppliers	94,628	3,232

Total	$1,430,666	$1,391,302

No allowance for inventories was made for the six months ended November 30, 2009 and 2008.

NOTE 5 - INVESTMENT ADVANCE

In November 2009, Mege Union made a down payment of RMB 8 million (approximately $1.2 million) to a shareholder of Beijing Natural Beauty Fitness Services Ltd to acquire  51% of the equity interest in two fitness clubs in Beijing. On December 1, 2009, Mege Union entered into an equity transfer agreement with Beijing Natural Beauty Fitness Services Ltd. and acquired 51% of the equity interest in Beijing Natural Beauty Services Limited and its branch First Subsidiary of Beijing Natural Beauty Services Limited  for RMB 10 million (approximately U.S. $1.50 million).

NOTE 6 - PROPERTY AND EQUIPMENT, NET

	As of
	November 30, 2009	May 31, 2009
Machinery & equipments	$3,415,127	$3,289,848
Office equipment & furniture	1,279,899	1,116,610
Automobiles	99,716	92,379
Buildings	1,772,348	1,772,081
Leasehold improvements	15,046,641	15,004,204
sub-total	21,613,731	21,275,122
Less: Accumulated depreciation and amortization	(4,284,017)	(3,135,554)

Construction in progress	7,308,176	1,534,827

Total	$24,637,890	$19,674,394

Depreciation and amortization expense for the six months ended November 30, 2009 and 2008 was $1,143,137 and $710,372, respectively.

NOTE 7 - DEPOSITS TO SUPPLIERS

The Deposits to Suppliers of $1,464,847 and $1,464,530 as of November 30, 2009 and May 31, 2009, respectively, represent deposits made to two major suppliers, with whom the Company has long standing business relationships. The Company made the deposits in order to maintain the relationships and purchase the products and equipment under the most favorable terms.  Since the Company expects the entire amount will be repaid, no allowance has been established.

NOTE 8 - GOODWILL

On March 1, 2008, the Company’s subsidiary Mege Union (the “Purchaser”) entered into an acquisition agreement with Shenyang Shengchao Management & Advisory Co., Ltd (“the Seller”) to acquire 51% of the Seller’s interest in Yoga Wave. The consideration paid was RMB 12,000,000 (approximately $1.7 million). Goodwill of $1.5 million was recorded to reflect the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the acquired interest in Yoga Wave. The acquisition of a majority interest in Yoga Wave allowed the Company to expand its business into upscale yoga studios, offering synergistic opportunities for growth and expansion in accordance with its business model.  As a result, the Company deemed that the inclusion of goodwill in the premium paid for the interest was valuable consideration. The results of operations of Yoga Wave were included in the consolidated results of operations commencing March 1, 2008.

On July 1, 2008, Mege Union acquired 100% of the equity interest in Harbin Tai Ai for RMB 8,000,000 (approximately $1.2 million). Goodwill of $1 million was recorded for the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the acquired interest in Tai Ai. The acquisition of Harbin Tai Ai allowed the Company to expand its business into upscale hotels, offering further synergistic opportunities for growth and expansion in accordance with its business model.  As a result, the Company deemed that the inclusion of goodwill in the premium paid for the interest was valuable consideration. The results of operations for Tai Ai are included in the consolidated results of operations of the Company commencing July 1, 2008.

On May 31, 2009, Mege Union (the “Purchaser”) entered into an acquisition agreement with Starway Asia Limited (“the Seller”) to acquire 51% of the Seller’s interest in Yoga Wave II, another Yoga studio located in the city of Shenyang. The consideration paid was RMB 2,042,040 (approximately $0.3 million). Goodwill of $267,331 was recorded to reflect the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the acquired interest in Yoga Wave II.  Mege Union also loaned RMB 676,260 (approximately $0.1 million) to Yoga Wave II on May 31, 2009 for business operation. This loan is eliminated in the consolidated financial statements. The acquisition of a majority interest in Yoga Wave II allowed the Company to further expand its business into upscale yoga studios, offering synergistic opportunities for growth and expansion in accordance with its business model.  As a result, the Company deemed that the inclusion of goodwill in the premium paid for the interest was valuable consideration. The results of operations of Yoga Wave II were included in the consolidated results of operations commencing June 1, 2009.

The accompanying consolidated financial statements include the allocation of the acquisition cost to the net assets acquired based on their respective fair values. The net assets were valued by the Company’s management giving consideration to the valuation services provided by an independent third party.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible acquired. None of the goodwill recognized is expected to be deductible for income tax purpose in China.

The following represents the allocation of the acquisition costs to the net assets acquired based on their respective fair values:

	As of May 31, 2009		As of November 30, 2009
		Addition
		Yoga Wave II	Total
Current assets	$667,836	$672,217	1,340,053
Fixed assets	1,604,577	177,636	1,782,213
Total liabilities assumed	(1,658,155)	(788,093)	(2,446,248)
Net assets acquired	614,258	61,760	676,018
Noncontrolling interest	(214,636)	(30,406)	(245,042
Total consideration paid	2,900,731	299,108	3,199,839
Goodwill recognized from acquisition	$2,501,109	$267,461	2,768,570
Impact of foreign currency translation	24,669		25,037
Total Goodwill	$2,525,778		2,793,607

The impact of foreign currency translation was due to the fluctuation of exchange rate (US$1.00 = 6.8281 RMB as of May 31, 2009 and US$1.00 = 6.8271 RMB as of November 30, 2009).

NOTE 9 – TAXES

1)	Corporate Income Tax

The Company is a Delaware corporation and conducts all of its business through Mege Union’s subsidiaries, and Mege Union’s variable interest entity, Queen Group. All business is conducted in China.

As of November 30, 2009, Queen Group consists of seven individually-owned sole proprietorships (one of which has two additional branches), which, under the PRC Laws, are generally exempt from paying corporate level income taxes unless they are otherwise assessed by the local authority. These entities under Queen Group are generally subject to a fixed-rate income tax assessed by the local tax authority. Under the fixed-rate income tax system which is applicable to the individually-owned sole proprietorships, generally 10% of the annual gross revenues from each entity are deemed Taxable Net Income (“TNI”) for income tax purpose, without giving consideration to the costs and operating expenses. The income tax is then levied at 25% of the TNI.

Legend Spa and Lea Spa, both wholly-owned subsidies of Mege Union, are also subject to a similar fixed-rate income tax system as the entities under Queen Group. While Legend Spa’s TNI is taxed at 25%, Lea Spa’s TNI is currently levied at only 20%.

All the net income of Yoga Wave and Yoga Wave II are both subject to a 25% income tax rate.

Our provisions for income taxes for the six months ended November 30, 2009 and 2008 were $47,904 and $51,437, respectively.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the six months ended November 30, 2009 and 2008:

	For the Six Months Ended November 30,
	2009	2008
US statutory rates	34.0%	34.0%
Foreign income not recognized in USA	-34.0%	-34.0%
China income tax	25.0%	25.0%
Tax exemption	-24.12%	-23.3%
Total provision for income tax	0.88%	1.7%

The parent company was incorporated in Delaware. It incurred a net operating loss on its own, including amortization of stock-based compensation of $391,541 and $346,960 for U.S. income tax purposes for the six months ended November 30, 2009 and 2008, respectively. The net operating loss carry forwards may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2028 through 2029. Management believes that the realization of the benefits arising from these losses appear to be uncertain due to the Company’s business operations being primarily conducted in China and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance as of November 30, 2009 and 2008, respectively for the temporary difference related to the loss carry-forwards. The valuation allowances for the six months ended November 30, 2009 and 2008 were $133,124 and $117,966, respectively.

The Company intends to invest undistributed earnings in foreign subsidiaries indefinitely and these undistributed earnings are essentially permanent in duration.

2)	Business Sales Tax

General business sales taxes are levied on business under both Queen Group and Mege Union and its subsidiaries.  Except the Harbin Huang Emperor & Golden Gym Club Co., Ltd. which is subject to 3% of its actual revenue and Yoga Wave and Yoga Wave II, which are subject to 5% of their actual revenue, all business is subject to either 3% or 5% of the pre-determined fixed revenue.

3)	Taxes payable as of November 30, 2009 and May 31, 2009 consisted of the following:

	As of
	November 30, 2009	May 31, 2009
Business sales tax payable	$303,768	$296,887
Corporate income tax	54,357	11,692
Other	65,009	51,650

Total taxes payable	$423,134	$360,229

NOTE 10 - SHORT TERM LOAN

The short term loans include the following:

		Balance at
		November 30, 2009	May 31, 2009

(a)	Loan payable to Shanghai Pudong Development Bank with a one year term from July 30, 2009 to July 29, 2010 at a fixed interest rate of 0.398% per month	$381,019	$--

(b)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 21, 2008 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$-	$1,025,171

(c)	Loan payable to Shanghai Pudong Development Bank with a term from January 5, 2009 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$-	$1,171,624

(d)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 24, 2009 to November 23, 2010 at a fixed interest rate of 0.3983% per month	2,197,133	-

(e)	Loan payable to Shanghai Pudong Development Bank with a term from Septermber 4, 2009 to July 29, 2010 at a fixed interest rate of 0.3982% per month	732,170	-
		$3,310,322	$2,196,795

Capitalized interest included in construction in progress amounted to $66,918 and $72,578 for the six months ended November 30, 2009 and 2008, respectively.

Both short-term loans (a) in the amount of $381,019 and (e) in the amount of $732,170 are guaranteed by SOKO International Fitness Center, Mr. Liu Tong and his siblings and an unaffiliated third party, Zhaodong Dazhuangyuan Rouye Limited, which is owned by an acquaintance of Mr. Liu. The other loans were secured by the building owned by Queen Group.

NOTE 11 - DEFERRED REVENUE

Deferred revenue represents cash received from members, but not yet earned. Cash additions include all cash received for membership fees and advance payments for services. Revenue recognized includes all revenue earned during the periods from membership services and other services.

A reconciliation of deferred revenue as of November 30, 2009 and May 31, 2009 is as follows:

	As of
	May 31, 2009		Revenue	November 30, 2009
	Balance	Cash Additions	Recognized	Balance
Membership fees & advance payment collected	$1,909,755	$14,425,333	$(11,252,431)	$5,082,657

Receipts collected & earned without deferral during period		2,591,252	(2,591,252)
	1,909,755	1,7016,585	(13,843,683)	5,082,657

Impact of foreign currency translation				1,706
			Total	$5,084,363

NOTE 12 - SEGMENT REPORTING

The Company has a single operating segment in accordance with the provisions of ASC 280, “Disclosures about Segments of an Enterprise and Related Information”. Although the Company provides and markets various products and services, the Company’s chief operating decision maker reviews and evaluates one set of combined financial information deciding how to allocate resources and in assessing performance.

For the six months ended November 30, 2009 and 2008, the Company’s sales revenue from various products and services are as follows:

	Six months ended
	November 30,
	2009	2008
Professional services	$9,179,441	$5,826,879
Sales of products	1,898,278	708,678
Membership fees	1,978,157	1,589,055
Tuitions	787,807	760,546

Total	$13,843,683	$8,885,158

NOTE 13-STOCK OPTIONS

On March 2, 2009, the Board of Directors of the Company authorized the issuance of stock options for 60,000 shares of the Company’s common stock to its three independent directors (each option was for 20,000 shares of the Company’s common stock). The options granted to two of the directors vest over a three year period, with 20% vesting on the grant date and 40% vesting on the first and second anniversaries of the grant date. These options are exercisable for three years from the date of grant, provided that the directors remain associated with the Company during the period. The option granted to the third director was fully vested on the grant date and is exercisable for three years from the date of grant, regardless of continued association with the Company. The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: Expected life 3 years, expected volatility 100%, dividend yield 0%, risk free interest rate 1.28% and the exercise price of $1.47. The fair value of the 60,000 options was $53,945 at the grant date.

In July 2008, the Board of Directors of the Company authorized the issuance of 50,000 shares of stock options to one of its independent directors. The options vest over a three year period, with one-third vesting on each of the grant date, and the first and second anniversaries of the grant date. The option is exercisable for five years from the date of grant. The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: Expected life 5 years, expected volatility 100%, dividend yield 0%, risk free interest rate 3.91% and the exercise price of $1.47. The fair value of the 50,000 options was $55,953 at the grant date.

The Company determined its expected volatility and dividend yield based on the historical changes in stock price and dividend payments. The risk –free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

Following is a summary of the stock option activity:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of May 31, 2009	110,000	$1.47	$0--
Granted			--
Forfeited	--	--	--
Exercised	--	--	--
Outstanding as of November 30, 2009	110,000	$1.47	$146,300--

Stock compensation expense recognized for the period is based on awards expected to vest, and there were no estimated forfeitures as the Company has a short history of issuing options. Stock compensation expenses recognized were $15,320 and $9,326 for the six months ended November 30, 2009 and 2008, respectively.

All the options granted have an intrinsic value of $146,300 at November 30, 2009. As of November 30, 2009, the Company had $61,333 outstanding vested stock options, diluted for purpose of the Company’s diluted earnings per shares. The unvested stock option is expected to be expensed with an amount of $53,617 in a weighted average period over 1.79 years.

NOTE 14 - STOCKHOLDERS’ EQUITY

No stocks were issued during the six months ended November 30, 2009. There were 17,000,000 shares of common stock issued and outstanding on November 30, 2009 and May 31, 2009.

Following is a summary of the status of warrants outstanding as of November 30, 2009:

	Warrants Outstanding	Weighted Average Exercise Price	Average Remaining Life
Outstanding as of May 31, 2009	2,160,000	$1.25	1.92
Granted	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Outstanding as of November 30, 2009	2,160,000	$1.25	1.42

Noncontrolling interest represents the minority stockholders’ proportionate share of 49% of the equity of Yoga Wave and Yoga Wave II.

The Company’s controlling interest requires that Yoga Wave and Yoga Wave II’s operations be included in the Company’s Consolidated Financial Statements.

A reconciliation of Noncontrolling interest as of November 30, 2009 is as follows:

Balance as of May 31, 2009	$46,283
Noncontrolling interest at new acquired Yoga Wave II	30,406
Proportionate share of Net income from Yoga Wave	41,264
Proportionate share of Net Loss from Yoga Wave II	(203,415)
Proportionate share of other comprehensive loss	(63)

Balance as of November 30, 2009	$(85,525)

The change of $15,319 in additional paid-in capital account was a result of amortization of stock-based compensation expense that became vested during the period.

NOTE 15 - RELATED TRANSACTIONS

1)      Real Property Arrangements

The Company rents the premises for certain locations from Mr. Tong Liu, our Chairman and CEO. Mr. Liu has leased Mege Union’s office, as well as two stores premises to the Company pursuant to the terms of binding written lease agreements containing terms no less favorable to the Company than the Company could have negotiated in an arm’s length transaction with a motivated landlord, including substantially the following terms:

i.	Harbin Daoli Queen Demonstration Beauty Parlor: 5-year lease from January 1, 2007 through December 31, 2011 for $47,300 per year;

ii.	Harbin Queen Beauty Demonstration Center: 5-year lease from January 1, 2007 through December 31, 2011 for $20,300 per year;

iii.	Mege Union office: 10-year lease from January 1, 2009 through December 31, 2018 for $73,212 per year.

2)      Loan Guarantee

Two short-term loans in the amount of $381,019 and in the amount of $732,170 are guaranteed by SOKO International Fitness Center, Mr. Liu Tong and his siblings and an unaffiliated third party, Zhaodong Dazhuangyuan Rouye Limited, which is owned by an acquaintance of Mr. Liu. The other loans were secured by the building owned by Queen Group.

NOTE 16-EARNINGS PER SHARE

EPS for the six month periods ended November 30, 2009 and 2008 is determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. The following is an analysis of the differences between basic and diluted EPS in accordance with ASC No. 128, “Earnings Per Share.”

The following demonstrates the calculation for EPS for the six months ended November 30, 2009 and 2008:

	Six Months Ended November 30,
	2009	2008 (Restated)
Earnings per share-basic
Net income attributable to SOKO Fitness & Spa Group, Inc	$5,604,227	$3,119,746

Weighted average number of common share outstanding-basic	17,000,000	17,000,000

Earnings per share-basic	$0.33	$0.18

Earnings per share-diluted
Net income attributable to SOKO Fitness & Spa Group, Inc	$5,604,227	$3,119,746

Weighted average number of common share outstanding-basic	17,000,000	17,000,000
Effect of diluted warrants	1,141,132	-
Effect of diluted options	27,311	-
Weighted average number of common share outstanding-diluted	18,168,443	17,000,000

Earnings per share-diluted	$0.31	$0.18

The Company had outstanding warrants of 2,160,000 on November 30, 2009 and 2008, and outstanding options of 110,000 and 50,000 on November 30, 2009 and 2008, respectively.  As of November 30, 2009, because the market price was higher than the exercise price, both the warrants and options were dilutive and included in diluted weighted average share calculation on November 30, 2009.

NOTE 18-COMMITMENTS AND CONTINGENCIES

1)   Commitments

i.
The Company leases offices and fitness facilities under non-cancellable operating leases. The Company recognizes rent expense on a straight-line basis over the term of the lease in accordance to ASC 840 “Accounting for Leases.” The Company has entered into eleven tenancy agreements for the lease of the premises.

The Company’s commitments for minimum rental payments under these lease agreements are as follows:

As of November 30, 2009
2010	1,205,907
2011	1,518,960
2012	1,517,962
2013	1,483,624
2014	1,404,837
2015	1,427,922
2016	1,474,620
2017	1,521,700
2018	1,280,347
2019	884,984
Total	13,720,863

Rent expense for the six months ended November 30, 2009 and 2008 was $518,511 and $295,902, respectively.

ii.
According to the warrant agreement to investors, the warrants contain a cashless exercise provision, which entitle the holders to receive a certificate for the number of warrant shares if any time after 180 days from the Closing there is no effective Registration Statement registering pursuant to the Registration Rights Agreement entered into by the Company and the Holders, or no current prospectus available for, the resale of the Warrant Shares by the Holders.

2)   Contingencies

The Registration Rights Agreement between the Company and security purchaser in association with the private placement which was closed on April 11, 2008 (the “Closing Date”) provides for liquidated damages to the extent that the Company does not attain certain milestones within specified time frames. Specifically, if the Company had failed to file a registration statement within 60 calendar days after the Closing Datre (a milestone which was met by the Company), or in the event that it fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within 10 Trading Days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or registration statement is not declared effective within 180 calendar days after the Closing  Date, or in the event that such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than 10 consecutive calendar days or more than an aggregate of 30 calendar days during any 12-month period (which need not be consecutive calendar days), liquidated damages amounting to approximately $20,000 per month would have been payable to purchasers, and such liquidated damages are payable for each 30 calendar day period on a daily pro-rata for any portion of a month prior to cure of an event. The maximum amount of liquidation damage payable to security purchaser is $200,000. As first round comment letter dated July 8, 2008, which was responded to SEC by September 5, 2008, liquidated damages for the delay amounting to approximately $28,810 has been accrued in the first quarter of fiscal year 2009. At that time, the estimate effective date of the registration statement was November 20, 2008; we accrued registration payment approximately $26,800 for late effectiveness. In second quarter, our estimated response to second round comment  dated October 11, 2008 was around January 15, 2009, additional $56,950 liquidation damage had been accrued for late response, also our estimated effective date of the registration statement was to be February 20, 2009; the estimated penalty approximately $40,200 for additional delay had been accrued. In the third quarter, the response to second round comment was sent out on February, 17, 2009, one month later than the previous estimation and the estimated effective date will be April 30, 2009. The liquidation damage and registration payment liability reached the maximum amount $200,000 as of November 30, 2009. Any capitalized term used but not defined herein shall have the meaning specified in the Registration Rights Agreement which was filed with the SEC as Exhibit 10.3 of the Company’s Current Report on Form 8-K on April 17, 2008.

3)   Guarantee

Mege Union agrees to, whenever necessary, act as the guarantor for Queen Group, its variable interest entities, in all contracts, agreements or transactions in connection with Queen Group’s operation between Queen Group and any third party, to provide full guarantee for the performance of such contracts, agreements or transactions by Queen Group. In return, Queen Group agrees to pledge all of its assets, including accounts receivable, to Mege Union. As of November 30, 2009, Mege Union has not provided any guarantee to any third party on behalf of Queen Group. Therefore, the Company is currently not exposed to any guarantor’s obligations under this guarantee arrangement.

NOTE 19-RESTATEMENT

We have restated the unaudited consolidated financial statements for the three months period ended November 30, 2008 for the following reasons:

The $300,000 payment made to Mr. Husain for consulting fees, which was a part of the $650,000 payment made out of the financing proceeds from the private placement, was previously treated as a reduction of proceeds. Upon further review, the Company determined that this payment of $300,000 should have been recognized as expense over the service period of six months starting in April 2008, rather than a reduction of the financing proceeds. The Company accounted $100,000 as consulting expenses for the year ended May 31, 2008 and amortized the remaining $200,000 as consulting expenses for the six months period ended November 30, 2008. Thus, the net effect of this adjustment on the Company’s net income for the six months ended November 30, 2008 was $200,000.

The impact of this restatement on the financial statements as originally reported is summarized below:

	For the Six Months Ended November 30, 2008
	As Reported	As Restated
Selling, General and Administrative expenses	$2,376,336	$2,576,336
Net income attributable to SOKO Fitness & Spa Group, Inc	$3,319,746	$3,119,746
Net income per common share
Basic	$0.20	$0.18
Diluted	$0.20	$0.18

	For the Six Months Ended August 31, 2008
	As Reported	As Restated
Cash Flows From Operating Activities:
Net income	$3,172,202	$2,972,202
Adjustments to reconcile net income to net cash
provided by operating activities:
Prepaid expense	(130,166)	69,834

NOTE 20-SUBSEQUENT EVENT

On December 1, 2009, Mege Union entered into an equity transfer agreement with Beijing Natural Beauty Fitness Services Ltd.  (“BNBS”) to acquire 51% of the equity interest in two fitness centers in suburban Beijing. The acquisition cost was RMB 10 million in cash (approximately U.S. $1.5 million).  The purpose of this acquisition was to gain entry for the Company into the fitness market in the suburban Beijing and establish a presence in that market. Once the valuation report by a third-party independent valuation firm is available, goodwill is expected to be recorded to reflect the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the acquired interest in these two fitness clubs. Certain assets acquired from BNBS may also qualify for recognition as intangible assets apart from goodwill.  The Company’s unaudited pro forma combined statements of income will be presented when information is made available.  The Company controls BNBS by controlling majority of the board of BNBS and is responsible for assigning key personnel.  The results of operations of BNBS will be included in the quarterly report on Form 10-Q for the quarter ended February 28, 2010.

The Company evaluated subsequent events through the date the financial statements were issued, which was January 14, 2010. There were no subsequent events that required recognition or disclosure other than as discussed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
SOKO Fitness & SPA Group, Inc.
(Formerly American Business Holdings, Inc)

We have audited the accompanying consolidated balance sheets of SOKO Fitness & SPA Group, Inc. as of May 31 2009 and 2008 and the related consolidated statements of income and other comprehensive income, changes in stockholders’ equity, and cash flows for the years ended May 31, 2009 and 2008.  SOKO Fitness & SPA Group, Inc.’s management is responsible for these consolidated financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SOKO Fitness & SPA Group, Inc. as of May 31, 2009 and 2008 and the results of its operations, changes in stockholders’ equity, and cash flows for the years ended May 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the financial statements, the accompanying financial statements for the years ended May 31, 2009 have been restated.

/s/Bagell Josephs, Levine & Company, LLC
Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

August 27, 2009 (November 18, 2009 as to the effects of the restatement discussed in Note 19)

SOKO FITNESS & SPA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
FOR THE FISCAL YEARS ENDED MAY 31, 2009 AND 2008 (RESTATED)
(IN US DOLLARS)

	AS OF MAY 31,
	2009	2008
	(RESTATED)	(RESTATED)
ASSETS
Current assets:
Cash & cash equivalents	$1,907,640	$1,563,709
Restricted cash	7,233	-
Accounts receivable, net	110,541	682,694
Inventories	1,391,302	1,048,788
Advances to suppliers	993,084	1,467,861
Employee advance	54,783	249,900
Prepaid expense	146,959	340,993
Total Current Assets	4,611,542	5,353,945

Property, plant and equipment, net of accumulated depreciation	19,674,394	12,782,918

Other Assets
Security Deposit	47,853	-
Deferred Rent	589,188	-
Deposit to suppliers	1,464,530	720,461
Investment advance	399,750	1,152,738
Goodwill	2,525,778	1,505,710
Total Other Assets	5,027,099	3,378,909

Total Assets	29,313,035	21,515,772

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term loans	2,196,795	2,547,244
Accounts payable, accrued expenses and other payable	471,457	1,020,232
Unearned revenue	1,909,755	514,965
Taxes payable	360,229	339,555
Contingent Liability	200,000	-
Total Current Liabilities	5,138,236	4,421,996

Stockholders’ Equity
Preferred Stock, $.001 par value; 10,000,000 shares authorized;
- 0 - shares issued and outstanding at May 31,2009 and 2008	-	-
Common stock, $0.001 Par value; 500,000,000 shares authorized;
17,000,000 shares issued and outstanding
at May 31, 2009 and 2008	17,000	17,000
Additional paid-in-capital	2,346,397	2,297,776
Additional paid-in-capital - Warrants	639,253	639,253
Accumulated other comprehensive income	1,910,752	1,625,829
Retained earnings	19,215,114	12,184,614
Total Stockholders’ Equity	24,128,516	16,764,472
Noncontrolling interest	46,283	329,304
Total Equity	24,174,799	17,093,776

Total Liabilities and Stockholders’ Equity	$29,313,035	$21,515,772

The accompanying notes are an integral part of these consolidated financial statements

SOKO FITNESS & SPA GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLAR)

	FOR THE YEARS ENDED MAY 31,
	2009	2008

	$19,569,108	$13,963,130

Cost of Sales	(6,591,906)	(5,010,643)

Gross Profit	12,977,202	8,952,487

Selling, General and Administrative Expenses:	5,902,059	4,009,497

Operating income	7,075,143	4,942,990

Other Income and Expenses
Interest expenses	(66,121)	(49,177)
Other income	47,012	2,357
Penalty for investors' liquidated damages	(200,000)	-
Other expenses	(70,731)	(10,328)
Total Other Income and (Expense)	(289,840)	(57,148)

Income Before Income Taxes	6,785,303	4,885,842

Provision for Income Taxes	42,667	74,381

Net Income	6,742,636	4,811,461
Less: net income (loss) attributable to the noncontrolling interest	(287,865)	108,481

Net Income Attributable to SOKO Fitness & Spa Group, Inc.	$7,030,500	$4,702,980

Other Comprehensive Income - Foreign currency translation adjustment
Attributable to SOKO Fitness & Spa Group, Inc.	284,923	1,217,693
Attributable to Non-controlling interest	4,844	2,670

Comprehensive Income (Loss)
Attributable to SOKO Fitness & Spa Group, Inc.	$7,315,423	$5,920,672
Attributable to Non-controlling interest	$(283,021)	$111,151

Basic and Diluted Income per common share
Basic	$0.41	$0.34
Diluted	$0.41	$0.33

Weighted average common share outstanding
Basic	17,000,000	13,816,986
Diluted	17,297,931	14,118,795

The accompanying notes are an integral part of these consolidated financial statements

SOKO FITNESS & SPA GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED MAY 31, 2009 AND 2008 (RESTATED)
(IN US DOLLARS)

	Preferred Stock		Common Stock				Warrants		Accumulated Other			Total
	par value $0.001		par value $0.001		Subscrip-	Additional	Number	Additional	Comprehe-		Non	Stockhol-
					tion	Paid-in	of	Paid in	nsive	Retained	controlling	ders’
	Shares	Amount	Shares	Amount	Receivable	Capital	Warrants	Capital	Income	Earnings	Interest	Equity

Balance at May 31,2007	-	$-	13,300,000	$13,300	$(1,000,000)	$1,140,279	-	$-	$408,136	$7,481,634	$-	$8,043,349

Purchase of subsidiary shares
from a third party											218,153	218,153

Paid in capital received					1,000,000							1,000,000

Acquisition of net asset from SOKO in the reverse merger			3,000,000	3,000		(3,000						-

Issuance of common stock and warrants
in connection with private placement			2,510,000	2,510		1,076,737	2,160,000	639,253				1,718,500

Issuance of common stock
in connection with share exchange			765,000	765		481,185						481,950

Buyback and cancellation of common stock			(2,575,000)	(2,575)		(397,425)						(400,000)

Net Income										4,702,980	108,481	4,811,461

Other comprehensive income, net of tax									1,217,693		2,670	1,220,363
Foreign currency translation adjustment

Balance at May 31, 2008 (Restated)	-	$-	17,000,000	$17,000	$-	$2,297,776	2,160,000	$639,253	$1,625,829	$12,184,614	$329,304	$17,093,776

Issuance of stock options						48,621						48,621

Net Income										7,030,500	(287,865	6,742,635

Other comprehensive income, net of tax

Foreign currency translation adjustment									284,923		4,844	289,767

Balance at May 31, 2009 (Restated)	-	$-	17,000,000	$17,000	$-	$2,346,397	2,160,000	$639,253	$1,910,752	$19,215,114	$46,284	$24,174,799

The accompanying notes are an integral part of these consolidated financial statements

SOKO FITNESS & SPA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED MAY 31, 2009 AND 2008 (RESTATED)
(IN US DOLLARS)

	FOR THE FISCAL YEARS ENDED MAY 31,
	2009	2008 (RESTATED)
Cash Flows From Operating Activities:
Net income	$6,742,363	$4,811,461
Adjustments to reconcile net income to net cash
provided by operating activities:

Stock based compensation	48,621	481,950
Depreciation	1,719,398	1,016,855
Liquidated damage penalty	200,000	-
Loss from disposal of fixed assets	54,809	-
Rent expense converted from leasehold improvement	163,229	-

Changes in operating assets and liabilities:
Restricted cash	(7,219)	-
Accounts receivable	605,326	(270,326)
Inventories	(302,677)	(584,845)
Advances to suppliers	503,705	(279,736)
Employee advance	198,831	(163,600)
Prepaid expense	265,225	(254,681)
Security deposit	(47,761)	-
Deferred Rent	(588,061)	-
Deposit to suppliers	(730,864)	6,816
Accounts payable	7,283	(33,815)
Unearned revenue	1,367,451	6,948
Taxes payable	15,018	203,532
Accrued expenses and other payables	(829,923)	(82,086)

Cash provided by operating activities	9,385,023	4,858,473

Cash Flows From Investing Activities:
Addition in construction in progress	(5,312,845)	(2,665,759)
Purchase of property and equipment	(3,061,979)	(3,293,245)
Proceeds received from disposal of fixed assets	1,316
Investment in subsidiary	-	(1,687,408)
Cash acquired from subsidiaries	97,594	124,447
Investment advance	(399,750)	(1,090,545)

Cash used in investing activities	(8,675,665)	(8,612,510)

Cash Flows From Financing Activities:
Proceeds from capital contribution	-	1,000,000
Net proceeds from issuance of common stock	-	1,718,500
Proceeds from short-term loan	2,196,795	2,409,815
Repayment of short-term loan	(2,588,227)	-
Payment to buy back common stock	-	(400,000)

Cash provided by (used in) financing activities	(391,432)	4,728,315

Effect of exchange rate changes on cash and cash equivalents	26,005	133,316

Increase in cash and cash equivalents	343,931	1,107,594

Cash and Cash Equivalents - Beginning of the year	1,563,709	456,115

Cash and Cash Equivalents - Ending of the year	$1,907,640	$1,563,709

Supplemental disclosures of cash flow information:

Interest paid	$66,121	$49,042
Income Taxes paid	$74,135	$9,427

Non-cash investing and financing activities:

Option issued for directors	$109,898	$-
Common stock issued for share exchange	-	$481,950

The accompanying notes are an integral part of these consolidated financial statements

SOKO FITNESS & SPA GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE FISCAL YEARS ENDED MAY 31, 2009 AND 2008 (RESTATED)

NOTE 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

SOKO Fitness & Spa Group, Inc. (“SOKO” or the “Company”) was incorporated in the State of Delaware on September 9, 2004 under the original name of American Business Holdings, Inc. as a holding vehicle to own and control a textile and plastic packaging company in Central and East Africa. On September 12, 2004, the Company completed a Stock Purchase Agreement and Share Exchange in which it purchased all of the outstanding membership shares in Tissakin Ltd., a Democratic Republic of Congo corporation. Through Tissakin Ltd., the Company was a manufacturer of bags for packaging agricultural products in the Democratic Republic of Congo.

On April 11, 2008 (the “Closing Date”), the Company entered into a Share Exchange Agreement with Wealthlink Co., Ltd. (“Wealthlink”) and its shareholders (including Mr. Tong Liu, the Company’s current Chairman of the Board and Chief Executive Officer, collectively, the “Wealthlink Shareholders”) pursuant to which the Company issued an aggregate of 13,300,000 shares of common stock of the Company to the Wealthlink Shareholders in exchange for all of the outstanding shares of common stock of Wealthlink.

Concurrently with the Share Exchange, the Company provided $400,000 to Mr. Tong Liu to purchase 1,000,000 shares of Company common stock from Mr. Syed Idris Husain (“Idris Husain”), then director and the principal stockholder of the Company, and an aggregate of 1,575,000 shares of Company common stock from certain other original shareholders of the Company, with the understanding that Mr. Liu would immediately return these 2,575,000 shares to the Company for cancellation.  Following the purchase of these 2,575,000 shares by Mr. Tong Liu on the Closing Date, Mr. Liu immediately returned them to the Company as agreed for cancellation.

Also on the Closing Date, the Company entered into a Consulting Agreement with Idris Husain pursuant to which he was engaged to provide the Company with regular and customary consulting advice as requested by the Company for a period of six months from the Closing Date.  Pursuant to this Consulting Agreement, the Company paid Idris Husain $300,000 in consideration of such services on the Closing Date.

Also, on the Closing Date, immediately prior to and as a condition to the completion of the Share Exchange, the Company entered into a Stock Purchase Agreement with each of Syed Irfan Husain, the Company’s then President and Chief Executive Officer, Idris Husain, and Verifica International, Ltd. (collectively, the “Buyers”).  Pursuant to this agreement, the Buyers purchased all issued and outstanding shares of Tissakin Ltd., a Democratic Republic of Congo corporation and a wholly-owned subsidiary of the Company, in consideration of 79,000,000 shares of common stock of the Company owned by the Buyers.

Additionally, on the Closing Date, SOKO entered into a Securities Purchase Agreement, Warrant, Registration Rights Agreement and Lock-Up Agreement with three investors (the “Purchasers”) for an aggregate of $2,000,000 (the “Financing”). On the Closing Date, upon the terms and subject to the conditions set forth in the Securities Purchase Agreement, SOKO sold, and the Purchasers purchased, in the aggregate, 2,000,000 shares of our common stock and warrants to purchase an additional 2,000,000 shares. The warrants have an exercise price of $1.25 and are exercisable at any time through the third anniversary of the Closing Date. Additionally, each Purchaser’s ability to exercise the warrant is limited to the extent such Purchaser’s beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would exceed 4.99% of the SOKO’s outstanding common stock. From the Closing Date and through the twelve-month anniversary of the Closing Date, certain SOKO shareholders agreed not to sell any of their shares of our common stock. The Company is obligated to file a registration statement with respect to the shares and warrants acquired by the Purchasers within 60 calendar days of the Closing Date.

Prior to the consummation of the foregoing transactions, the Company had 82,000,000 shares of common stock outstanding.  As a result of the consummation of all of the foregoing transactions, the following changes in the outstanding shares of the Company were recorded:

●	the Company reacquired 79,000,000 shares from its original shareholders in connection with the acquisition by such shareholders of Tissakin Ltd.;

●	Mr. Liu acquired, with funds provided by the Company, 2,575,000 shares from certain original shareholders of the Company and returned such shares to the Company for cancellation; and

●	an additional 425,000 shares remained held by certain original shareholders of the Company.

From the 81,575,000 shares that were reacquired and acquired as described above:

●	the Company issued an additional 13,300,00 shares to Wealthlink Shareholders, including Mr. Liu;

●	the Company issued an aggregate of 765,000 shares to several advisors of the Company for structuring the Share Exchange;

●	the Purchasers acquired 2,000,000 shares and warrants to purchase up to an additional 2,000,000 shares;

●	the Company issued an aggregate of 510,000 shares to Luck Eagle for structuring the Financing;

●	E-Tech Securities Inc. was issued a warrant to purchase up to 160,000 shares for structuring the Financing; and

●	the Company cancelled 65,000,000 shares.

As a result, the Company now has 17,000,000 shares of common stock outstanding, which is comprised of 16,575,000 shares issued in connection with the foregoing and 425,000 shares held by certain original shareholders of the Company.

As a result of the aforementioned transactions, there has been a change in control of the Company as the shareholders of Wealthlink became the majority shareholders of the Company.

For accounting purpose, the transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, Wealthlink and its subsidiaries are treated as the continuing entity for accounting purposes. Following the merger, the Company changed its name from American Business Holdings, Inc. to SOKO Fitness & Spa Group, Inc.

As a result of the merger, the Company is now engaged in the business of operating distinctive destination centers that offer professional fitness, beauty salon and spa services in China. The Company provides programs, services and products that uniquely combine exercise, education and nutrition to help its members and clients to lead a healthy way of life and achieve their fitness goals.

Wealthlink was incorporated under the laws of the Cayman Islands on March 27, 2007. On June 19, 2007, Wealthlink invested $1,000,000 to form a wholly-owned subsidiary, Harbin Mege Union Beauty Management Ltd. (“Mege Union”), a wholly foreign-owned entity incorporated under the laws of the People’s Republic of China (“China”).

Except for its directly owned Lea Spa, and majority-owned subsidiary, Yoga Wave, Mege Union has not carried on any other substantive operations of its own. Instead, it has entered certain exclusive agreements with Harbin Daoli Queen Demonstration Beauty Parlor, Harbin Huang Emperor & Golden Gym Club Co. Ltd., Harbin Queen Beauty Demonstration Center, Shenyang Queen Demonstration Center, Harbin Xinyang Spa, Harbin SOKO Spa and Harbin Queen Beauty Vocational Skill Training School (collectively, the “Queen Group”). The entities in Queen Group are all organized in China as either limited liability companies or sole proprietorships.

The paid-in capital of Queen Group was funded by the majority stockholders of Mege Union. China law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on August 3, 2007, Mege Union entered into certain exclusive agreements with Queen Group and its stockholders. Pursuant to these agreements, Mege Union provides exclusive consulting and other general business operation services to Queen Group, in return for a consulting services fee which is equal to Queen Group’s revenue. In addition, Queen Group’s shareholders have pledged their equity interest in Queen Group to Mege Union, irrevocably granted Mege Union an exclusive option to purchase, to the extent permitted under China law, all or part of the equity interests in Queen Group and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Mege Union. Through these contractual arrangements, Mege Union has the ability to substantially influence Queen Group’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholders’ approval.

As a result of these contractual arrangements, which obligate Mege Union to absorb a majority of the risk of loss from Queen Group’s activities and enable Mege Union to receive a majority of its expected residual returns, Mege Union accounts for Queen Group as a variable interest entity under ASC 810 Consolidation. Accordingly, Mege Union consolidates Queen Group’s results, assets and liabilities.

Since Mege Union and Queen Group are under common control, the consolidation of Mege Union and Queen Group has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive agreements between Mege Union and Queen Group had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

On May 13, 2008, the Board of Directors of SOKO approved an amendment to the Company’s Bylaws to change the Company’s fiscal year from a fiscal year ending on December 31 to a fiscal year ending on May 31.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of Consolidation

The consolidated financial statements include the financial statements of SOKO, Wealthlink, Mege Union and its wholly-owned subsidiaries, Lea Spa and majority-owned Yoga Wave as well as Mege Union’s variable interest entity, Queen Group. The Company, its subsidiaries and the Queen Group are collectively referred to as the “Group.” All significant inter-company transactions and balances among the Company, its subsidiaries and the Queen Group are eliminated upon consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Acquisitions

The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is allocated as a pro rata reduction of the amounts of the acquired assets, except for financial assets and current assets. The residual amount, if any, is recognized directly in the consolidated statements of operations and comprehensive income.

Cash and Cash Equivalents

For purposes of the statement of cash flow, the Group considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts and Other Receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible amounts, as needed.

The Group uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate. There is no allowance for uncollectible amounts for the fiscal years ended May 31, 2009 and 2008.

Inventories

Inventory is mainly composed of hair care supplies and skin care supplies. Inventories are stated at the lower of cost or market, as determined on a first-in, first-out basis, or market. Costs of inventories include unused purchases and supplies for providing the beauty treatment. No allowance for inventories is considered necessary for the fiscal years ended May 31, 2009 and 2008, respectively.

Property, Equipment and Construction in Progress

Property and equipment are stated at cost, net of accumulated depreciation.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Buildings	15 years
Buildings improvement	10 years
Machinery and equipment	5 years
Computer, office equipment and furniture	5 years
Automobiles	5 years

The carrying value of property, plant and equipment is assessed annually and when factors indicating impairment is present, the carrying value of the fixed assets is reduced by the amount of the impairment. The Group determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.  For the fiscal years ended May 31, 2009 and 2008, the Group had total accumulated costs involved with construction in progress in the amount of $1,534,827 and $3,687,591, respectively.

Interest capitalization

Interest capitalization is reported in accordance with the provisions of ASC 835, “Capitalization of Interest Cost.”

For loans to finance constructions and provide for working capital, the Group charges the borrowing costs related to working capital loans to interest expense when incurred and capitalize interest costs related to construction developments as a component of the construction costs. The interest to be capitalized for a construction is based on the amount of borrowings related specifically to such construction. Interest for any period is capitalized based on the amounts of accumulated expenditures and the interest rate of the loans. The interest capitalization period begins when expenditures have been incurred and activities necessary to prepare the asset (including administrative activities before construction) have begun, and ends when the construction is substantially completed. Interest Capitalized is limited to the amount of interest incurred.  The interest rate used in determining the amount of interest capitalized is the weighted average rate applicable to the construction-specific borrowings.

The Company’s significant judgments and estimates related to interest capitalization include the determination of the appropriate borrowing rates for the calculation, and the point at which capitalization is started and discontinued. Changes in the rates used or the timing of the capitalization period may affect the balance of property under development and the costs of sales recorded. Capitalized interest included in construction in progress amounted to $61,432 and $26,060 for the fiscal years ended May 31, 2009 and May 31, 2008, respectively.

Goodwill

Goodwill and other intangible assets are accounted for in accordance with the provisions of ASC 350. Under ASC 350, goodwill, including any goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have indefinite useful lives are not amortized. Rather, goodwill and such indefinite-lived intangible assets are assessed for impairment at least annually based on comparisons of their respective fair values to their carrying values.

Goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

Impairment of Long-lived Assets

In evaluating long-lived assets, other than goodwill for recoverability, the Group uses its best estimate of future cash flows expected to result from the use of the asset and eventual disposition in accordance with ASC 360. To the extent that estimated future, undiscounted cash inflows attributable to the asset, less estimated future, undiscounted cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan of disposal, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell. There were no impairment losses recognized for the fiscal years ended May 31, 2009 and 2008.

Stock-Based Compensation

The Group records stock based compensation expense pursuant to ASC 718. The Group estimates the fair value of the award using the Black-Scholes Option Pricing Model. Under ASC 718, the Group’s expected volatility assumption is based on the historical volatility of Group’s stock. The expected life assumption is primarily based on historical exercise patterns and employee post-vesting termination behavior. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Stock compensation expense recognized is based on awards expected to vest, and there were no estimated forfeitures. ASC 718requires forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, if actual forfeitures differ from those estimates.

Revenue Recognition

The Group’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104.  Sales revenue is generally recognized when the services are provided and payments of the customers are received or collections are reasonably assured. Payments received in advance from membership fees but not yet earned are recorded as deferred revenue.”

Non-refundable membership fees, non-refundable initial membership fees and monthly membership fees that are prepaid on a non refundable basis are recognized on a straight-line basis over the respective membership term.

Cost of Sales

Costs of sales include costs of the products sold and used, inbound freight costs, cost of direct labor and overhead. Write-down of inventory to lower of cost or market is also recorded in cost of sales.

Selling, General and Administrative Costs

Selling, general and administrative costs consist primarily of salaries and commissions for sales representatives, salaries for administrative staffs, rent expenses, depreciation expense and employee benefits for administrative staffs.

Comprehensive Income

ASC 220, “Reporting Comprehensive Income,” requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

Income Taxes

The Group accounts for income tax under the provisions of ASC 740 “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, whenever necessary, against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

The Group’s financial instruments include cash and cash equivalents, accounts receivable, advances to suppliers, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable. Management has estimated that the carrying amounts approximate their fair value due to the short-term nature.

Earnings per Share

The Group computes EPS in accordance with ASC 260.  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Foreign Currency Translation

The Group uses the United States dollar for financial reporting purposes. Mege Union, its subsidiaries and the Queen Group maintain their books and records in their functional currency, Chinese Renminbi (“RMB”), being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Group translates its assets and liabilities into US Dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the financial statements are recorded as accumulated other comprehensive income.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. At May 31, 2009, the exchange rate was $1.00 = RMB6.8281. The weighted average translation rate of $1.00 = RMB6.8412 was applied to the Group’s annual income statement ended May 31, 2009.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Group’s operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Risks of Losses

The Company is potentially exposed to risks of losses that may result from business interruptions, injury to others (including employees) and damage to property.  These losses may be uninsured, especially due to the fact that the Company’s operations are in China, where business insurance is not readily available.  If: (i) information is available before the Company’s financial statements are issued or are available to be issued indicates that such loss is probable and (ii) the amount of the loss can be reasonably estimated, an estimated loss will be accrued by a charge to income.  If such loss is probable but the amount of loss cannot be reasonably estimated, the loss shall be charged to the income of the period in which the loss can be reasonably estimated and shall not be charged retroactively to an earlier period.  As of May 31, 2009 and 2008, the Company has not experienced any uninsured losses from injury to others or other losses.

New Accounting Pronouncements

In May 2009, the FASB issued guidance related to subsequent events under ASC 855-10, Subsequent Events. This guidance sets forth the period after the balance sheet date during which management or a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, whether that date represents the date the financial statements were issued or were available to be issued. This guidance is effective for interim and annual periods ending after June 15, 2009. We have included the required disclosures in our consolidated condensed financial statements.

In June 2009, the FASB issued an amendment to ASC 810-10, Consolidation. This guidance amends ASC 810-10-15 to replace the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a VIE with a primarily qualitative approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance. It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE and requires additional disclosures about an enterprise’s involvement in VIEs. This guidance is effective as of the beginning of the reporting entity’s first annual reporting period that begins after November 15, 2009 and earlier adoption is not permitted. We are currently evaluating the potential impact, if any, of the adoption of this guidance will have on our consolidated condensed financial statements.

In June 2009, the FASB issued Accounting Standards Update No. 2009-01 which amends ASC 105, Generally Accepted Accounting Principles. This guidance states that the ASC will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Once effective, the Codification’s content will carry the same level of authority. Thus, the U.S. GAAP hierarchy will be modified to include onl y two levels of U.S. GAAP: authoritative and non-authoritative. This is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted  ASC 105 as of September 30, 2009 and thus have incorporated the new Codification citations in place of the corresponding references to legacy accounting pronouncements.

In August 2009, the FASB issued Accounting Standards Update No. 2009-05, Measuring Liabilities at Fair Value, which amends ASC 820, Fair Value Measurements and Disclosures. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure the fair value using one or more of the following techniques: a valuation technique that uses the quoted price of the identical liability or similar liabilities when traded as an asset, which would be considered a Level 1 input, or another valuation technique that is consistent with ASC 820. This Update is effective for the first reporting period (including interim periods) beginning after issuance. Thus, we adopted this guidance as of September 30, 2009, which did not have a material impact on our consolidated condensed financial statements.

In September 2009, the Financial Accounting Standards Board (FASB) amended existing authoritative guidance to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. The amended guidance is effective for fiscal annual reporting periods beginning after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is currently assessing the impact, if any, adoption may have on its financial statements or disclosures.

NOTE 3-ADVANCES TO SUPPLIERS

The Group makes advances to certain vendors for inventory purchases. The Advances to Suppliers were $993,084 and $1,467,861 as of May 31, 2009 and 2008, respectively.

Below is the breakdown of advances to major suppliers:

	As of May 31,
	2009	2008

Major supplier A	$993,084	$882,295
Major supplier B	-	164,387
Major supplier C	-	110,690
Others	-	310,488
Total	$993,084	$1,467,861

NOTE 4-INVENTORIES

The inventories consist of the following:

	As of May 31,
	2009	2008

Skin Care supplies	$1,348,105	$1,018,517
Hair Care supplies	39,965	30,271
Others	3,232	-

Total	$1,391,302	$1,048,788

No allowance for inventories was made for the fiscal years ended May 31, 2009 and 2008.

The Employee Advance was $54,783 and $249,900 as of May 31, 2009 and 2008.  The Employee Advance was made to certain employees by the Group in order for them to pay the travel expenses, office supplier expenses or any other miscellaneous expenses in future.

NOTE 6-PROPERTY AND EQUIPMENT, NET

	As of May 31,
	2009	2008
Machinery & Equipments	$3,289,848	$1,830,649
Office Equipment & Furniture	1,116,610	526,221
Automobiles	92,379	86,639
Buildings	1,772,081	1,743,516
Leasehold improvements	15,004,204	7,156,757
Sub-total	21,275,122	11,343,781
Less: Accumulated Depreciation	(3,135,554)	(2,248,454)

Construction in progress	1,534,827	3,687,591

Total	$19,674,394	$12,782,918

Depreciation expense for the fiscal years ended May 31, 2009 and May 31, 2008 was $1,719,398 and $1,016,855, respectively.

NOTE 7-DEPOSITS TO SUPPLIERS

The Deposits to Suppliers of $1,464,530 and $720,461 as of May 31, 2009 and 2008 represents deposit made to two major suppliers, with whom the Group has long standing business relationships. In order to maintain the relationships and purchase the products and equipment under the most favorable condition, the Group made the deposit.  Since the Group expects the entire amount will be repaid, no allowance has been established.

NOTE 8-INVESTMENT ADVANCE

On May 31, 2009, Mege Union entered into an acquisition agreement with Starway Asia Limited to purchase 51% interest of the Yoga Wave II, a Yoga studio located in the city of Shenyang.  The consideration paid was RMB2,042,040 (approximately $0.3 million).  Mege Union also loaned RMB676,260 (approximately $0.1 million) to Yoga Wave II for business operations on May 31, 2009.  Once the transaction is completed, the Group will reclassify the full amount to proper accounts.

NOTE 9-GOODWILL

On March 1, 2008, the Group’s subsidiary Mege Union entered into an acquisition agreement with Shenyang Shengchao Management & Advisory Co., Ltd (“the Seller”) to acquire 51% of the Seller’s interest in Yoga Wave. The consideration paid was RMB 12,000,000 (approximately $1.7 million). Goodwill of $1.5 million was recorded to reflect the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the acquired interest in Yoga Wave.  The acquisition of a majority interest in Yoga Wave allowed the Company to expand its business into upscale yoga studios, offering synergistic opportunities for growth and expansion in accordance with its business model.  As a result, the Company deemed that the inclusion of goodwill in the premium paid for the interest was valuable consideration.  The results of operations of Yoga Wave were included in the consolidated results of operations commencing March 1, 2008.

On July 1, 2008, the Group acquired 100% interest of Harbin Tai Ai for RMB 8,000,000 (approximately $1.2 million). Goodwill of $1 million was recorded for the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the acquired interest in Tai Ai. The acquisition of Harbin Tai Ai allowed the Company to expand its business into upscale hotels, offering further synergistic opportunities for growth and expansion in accordance with its business model.  As a result, the Company deemed that the inclusion of goodwill in the premium paid for the interest was valuable consideration.  The results of operations for Tai Ai are included in the consolidated results of operations of the Group commencing July 1, 2008.

The accompanying consolidated financial statements include the allocation of the acquisition cost to the net assets acquired based on their respective fair values. The net assets were valued by the Company’s management giving consideration to the valuation services provided by an independent third party.

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible acquired. None of the goodwill recognized is expected to be deductible for income tax purpose in China.

The following represents the allocation of the acquisition costs to the net assets acquired based on their respective fair values:

	As of May 31,
	2008		2009
		Addition
	Yoga Wave	Harbin Tai Ai	Total
Current assets	$449,970	$217,866	$667,836
Fixed assets	1,370,824	233,753	1,604,577
Total liabilities assumed	(1,382,761)	(275,394)	(1,658,155)
Net assets acquired	438,033	176,225	614,258
Noncontrolling interest	(214,636)	-	(214,636)
Total consideration paid	1,729,107	1,171,624	2,900,731
Goodwill recognized from acquisition	$1,505,710	$995,399	$2,501,109
Impact of foreign currency translation	--		24,669
Total Goodwill	$1,505,710		$2,525,778

The impact of foreign currency translation was due to the fluctuation of exchange rate between May 31, 2009 and May 31, 2008.

The following unaudited pro forma combined statements of income for the fiscal years ended May 31, 2009 and 2008 have been prepared as if the acquisition had occurred at the beginning of each period presented. The unaudited pro forma combined statements are based on accounting for the business acquisition under purchase accounting. The unaudited pro forma information may not be indicative of the results that actually would have occurred if the merger had been in effect from and on the dates indicated or which may be obtained in the future:

	Unaudited Pro Forma Combined Fiscal Year Ended May 31,
	2009	2008
Revenue	$20,942,170	$14,258,711
Gross Profit	13,935,729	9,168,328
Net Income	7,458,518	4,910,708
Noncontrolling Interest	(287,865)	108,481
Net Income attributable to SOKO Fitness & Spa Group, Inc	$7,746,383	$4,802,227

Net income per share
Basic	$0.46	$0.35
Diluted	$0.45	$0.34

Weighted average number of shares outstanding
Basic	17,000,000	13,816,986
Diluted	17,297,931	14,118,795

NOTE 10-TAXES

1)	Corporate Income Tax

The Company is a Delaware corporation and conducts all of its business through Mege Union and Queen Group, both Chinese subsidiaries. All business is conducted in China.

As of May 31, 2009, Queen Group consists of seven individually-owned sole proprietorships (one of which has two additional branches), which, under the Chinese Laws, are generally exempt from paying corporate level income taxes unless they are assessed by the local authority otherwise. Two of the entities under Queen Group were assessed by the local tax authority to be subject to a fixed-rate income tax. Under the fixed-rate income tax system, generally 10% of the annual gross revenues from each entity are deemed Taxable Net Income (“TNI”) for income tax purpose, without giving consideration to the costs and operating expenses. The income tax is then levied at 27% of the TNI.

Legend Spa and Lea Spa, both wholly-owned subsidies of Harbin Mege Union, are also subject to a fixed-rate income tax system similar to that imposed on the Queen Group entities. While Legend Spa’s TNI is taxed at 25%, Lea Spa’s TNI is currently levied at only 20%.

Yoga Wave is subject to a 25% income tax rate on all of its net income.

Our provisions for income taxes for the fiscal years ended May 31, 2009 and 2008 were $42,667 and $74,381, respectively.

The following table reconciles the U.S. statutory rates to the Group’s effective tax rate for the fiscal years ended May 31, 2009 and 2008:

	For the Year Ended May 31,
	2009	2008
US Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	-34.0%	-34.0%
China income tax	25.0%	25.0%
Tax exemption	-24.4%	-23.5%
Total provision for income tax	0.6%	1.5%

The Company was incorporated in Delaware. It incurred a net operating loss, including amortization of share-based compensation, of $611,825 and $100,000 for U.S. income tax purposes for the fiscal years ended May 31, 2009 and 2008, respectively. The net operating loss carry forwards may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2028 through 2029. Management believes that the realization of the benefits arising from these losses appear to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at May 31, 2009 for the temporary difference related to loss carry-forwards. The valuation allowances for the fiscal years ended May 31, 2009 and 2008 were $208,021 and $34,000, respectively.

The Company intends to invest undistributed earnings in foreign subsidiaries indefinitely and these undistributed earnings are essentially permanent in duration.

2)   Business Sales Tax

General business sales taxes are levied on business under both Queen Group and Mege Union.  Except the Harbin Huang Emperor & Golden Gym Club Co., Ltd. which is subject to 3% of actual revenue and Yoga Wave which is subject to 5% of actual revenue, all other business is subject to either 3% or 5% on pre-determined fixed revenue.

3)   Taxes payable at May 31, 2009 and 2008 consisted of the following:

	As of May 31,
	2009	2008
Business sales tax payable	$296,887	$244,680
Corporate income tax	11,692	68,853
Other	51,650	26,022

Total taxes payable	$360,229	$339,555

NOTE 11-SHORT TERM LOANS

The short term loans include the following:

			Balance at May 31,
			2009	2008
a	)	Loan payable to Shanghai Pudong Development Bank with a one year term from February 29, 2008 to January 29, 2009 at a fixed interest rate of 0.62% per month	--	$1,729,107

b	)	Loan payable to Shanghai Pudong Development Bank with a one year term from November 21, 2008 to November 20, 2009 at a fixed interest rate of 0.4995% per month	$1,025,171	--

c	)	Loan payable to an unrelated party with a one year term from October 23, 2007 to October 28, 2008 at a fixed interest payment of RMB4,000 per quarter. This loan was extended to December 7, 2008 at a fixed interest rate of 2% per month	--	288,184

d	)	Loan payable to a related party with a one year term from April 1, 2008 to March 31, 2009 free of interest	--	529,953

e	)	Loan payable to Shanghai Pudong Development Bank with an 11-month term from January 5, 2009 to November 20, 2009 at a fixed interest rate of 0.4995% per month	1,171,624	--
		Total	$2,196,795	$2,547,244

Interest expense paid for the above short term loans totaled $66,121 and $49,042 for the fiscal years ended May 31, 2009 and 2008, respectively. The loans from Shanghai Pudong Development Bank are secured by the building owned by Queen Group.

NOTE 12-DEFERRED REVENUE

Deferred revenue represents cash received from members, but not yet earned. The summary set forth below of the activity and balances in deferred revenue at May 31, 2009 and 2008 respectively. Cash additions include all cash received for membership fees and advance payments for services. Revenue recognized includes all revenue earned during the periods from membership services and other services.

A reconciliation of deferred revenue as of May 31, 2009 is as follows:

	As of May 31,
	2008			2009
	Balance	Cash Additions	Revenue Recognized	Balance
Membership fees & advance payment collected	$514,965	$20,252,609	$(18,885,155)	$1,882,419

Receipts collected & earned without deferral during period		683,953	(683,953)
	514,965	20,936,562	(19,569,108)	1,882,419

Impact of foreign currency translation				27,336
			Total	$1,909,755

NOTE 13-SEGMENT REPORTING

The Group has a single operating segment in accordance with the provisions of ASC 280, “Disclosures about Segments of an Enterprise and Related Information.” Although the Group provides and markets various products and services, the Group’s chief operating decision maker reviews and evaluates one set of combined financial information deciding how to allocate resources and in assessing performance.

For the fiscal years ended May 31, 2009 and 2008, the Group’s sales revenue from various products and services are as follows:

	Years ended May 31,
	2009	2008
Professional services	$11,284,644	$10,296,518
Sales of products	3,624,257	1,229,363
Membership fees	2,977,462	1,498,503
Tuition	1,682,744	938,746

Total	$19,569,108	$13,963,130

NOTE 14-STOCK OPTIONS

On March 2, 2009, the Board of Directors of the Company authorized the issuance of stock options for 60,000 shares of the Company’s common stock to its three independent directors (each option was for 20,000 shares of the Company’s common stock). The options granted to two of the directors vest over a three year period, with 20% vesting on the grant date and 40% vesting on the first and second anniversaries of the grant date. These options are exercisable for three years from the date of grant, provided that the directors remain associated with the Company during the period. The option granted to the third director was fully vested on the grant date and is exercisable for three years from the date of grant, regardless of continued association with the Company. The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: Expected life 3 years, expected volatility 100%, dividend yield 0%, risk free interest rate 1.28% and the exercise price of $1.47. The fair value of the 60,000 options was $53,945 at the grant date.

In July 2008, the Board of Directors of the Company authorized the issuance of 50,000 shares of stock options to one of its independent directors. The options vest over a three year period, with one-third vesting on each of the grant date, and the first and second anniversaries of the grant date. The option is exercisable for five years from the date of grant. The fair value of stock options granted was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: Expected life 5 years, expected volatility 100%, dividend yield 0%, risk free interest rate 3.91% and the exercise price of $1.47. The fair value of the 50,000 options was $55,953 at the grant date.

The Group determined its expected volatility and dividend yield based on the historical changes in stock price and dividend payments. The risk –free interest rate for the expected term of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

Following is a summary of the stock option activity:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of May 31, 2008	--	--	--
Granted	110,000	$1.47	$--
Forfeited	--	--	--
Exercised	--	--	--
Outstanding as of May 31, 2009	110,000	$1.47	$--

Stock compensation expense recognized for the period is based on awards expected to vest, and there were no estimated forfeitures as the Group has a short history of issuing options. Stock compensation expense amounted to $48,621 for the year ended May 31, 2009. All the options granted have no intrinsic value at May 31, 2009. As of May 31, 2009, the Group has 44,667 outstanding vested stock options, with an exercise price above market, are excluded from the Group’s diluted computation.  The unvested stock options are expected to be expensed for an aggregate amount of $61,277 over a weighted average period of 2.29 years.

NOTE 15- STOCKHOLDERS’ EQUITY

A. Issuance of Common Stock

On April 11, 2008, in connection with the Share Exchange discussed in detail under NOTE 1, the Company issued an aggregate of 13,300,000 shares of our common stock to the Wealthlink Shareholders.  In consideration of services provided to the Company in association with the consummation of the Share Exchange, an aggregate of 765,000 shares were issued to certain advisors with an aggregate fair value of $481,950, which was recognized as expenses in the Company’s consolidated financial statement. Concurrently with the Share Exchange, the Company provided $400,000 to Mr. Tong Liu to purchase 1,000,000 shares of common stock from Idris Husain, then director of the Company, and an aggregate of 1,575,000 shares of common stock from certain other original shareholders of the Company with the understanding that Mr. Tong Liu would immediately return these 2,575,000 shares to the Company for cancellation.  Following the purchase of these 2,575,000 shares by Mr. Tong Liu on the Closing Date, Mr. Tong Liu immediately returned the 2,575,000 shares as agreed to the Company for cancellation.   Additionally, on April 11, 2008, SOKO sold in the aggregate, 2,000,000 shares of its common stock to certain accredited investors, at a purchase price of $1.00 per share. The Company received net proceeds of $1,718,500 in connection with this private placement after the reduction of  $84,000 in legal expenses, $170,000 paid to E-Tech Securities, Inc. as a cash fee ($30,000 as a cash retainer fee and $140,000 success fee) for structuring the Financing, and $27,500 paid to the escrow agent and transfer agent in connection with the Financing. There were 17,000,000 shares of common stock issued and outstanding on May 31, 2009 and 2008. In consideration for acting as placement agent, the Company also issued to Luck Eagle Limited, an affiliate of E-Tech Securities, 510,000 shares of common stock, with a fair value of $321,300.

In consideration for structuring the Share Exchange with Wealthlink, SOKO agreed to compensate E-Tech International, Inc. with (i) a retainer of $20,000 and (ii) shares of common stock of the Company equal to two percent (2%) of total number of shares outstanding after the Share Exchange with Wealthlink and the placement of the Financing (total of 340,000 shares). having an aggregate fair value at the time of issuance (applying a per share fair value of $0.63 computed for the shares issued in the Financing to the Purchasers described below) of $214,200. Further, in consideration of services provided to the Company in association with the consummation of the Share Exchange, an aggregate of 425,000 shares, having an aggregate fair value at the time of issuance (applying a per share fair value of $0.63 computed for the shares issued in the Financing to the Purchasers described below) of $267,750 were issued to two other advisors (85,000 shares to Sichenzia Ross Friedman Ference LLP and 340,000 shares to Fortune Badge Limited) in lieu of cash compensation, totaling the number of shares issued to the advisors in connection with the Share Exchange to 765,000 shares of common stock of the Company, having an aggregate fair value at the time of issuance (applying a per share fair value of $0.63 computed for the shares issued in the Financing to the Purchasers described below) of $481,950.

In consideration for acting as placement agent for the Financing, SOKO agreed to compensate (a) E-Tech Securities Inc. with (i) a retainer of $30,000, (ii) a cash placement fee equal to seven percent (7%) of the proceeds of the Financing described below ($140,000) and (iii) warrants to purchase an amount of securities equal to eight percent (8%) of the total shares issued to the Purchasers (160,000 shares), having an aggregate fair value at the time of issuance (applying a per warrant share fair value of $0.37 computed for the warrant shares issued in the Financing to the Purchasers) of $59,200  and (b) Luck Eagle Limited shares of common stock the Company equal to three percent (3%) of total number of shares outstanding after the Share Exchange with Wealthlink and the placement of the Financing (510,000 shares), having an aggregate fair value at the time of issuance (applying a per share the fair value of $0.63 computed for the shares issued in the Financing to the Purchasers) of $321,300. The warrants issued to E-Tech Securities Inc. have an exercise price of $1.25 and are exercisable at any time through the third anniversary of the Closing Date.

B. Warrants

With the warrants attached to the stocks sold in the private placement, the investors are entitled to purchase an aggregate of 2,000,000 shares of common stock at an exercise price of $1.25 per share. All these warrants are exercisable for three years from the effective date of registration statement. Moreover, the placement agent is entitled to purchase an aggregate of 160,000 shares of common stock at an exercise price of $1.25 per share. All these warrants are exercisable for three years from the issuance date April 11, 2008. In accordance with EITF 00-19, the warrants are classified in the equity section as an offset to additional paid-in capital.

Following is a summary of the status of warrants outstanding as of May 31, 2009:

	Warrants Outstanding	Weighted Average Exercise Price	Average Remaining Life
Outstanding as of May 31, 2008	2,160,000	$1.25	2.92
Granted	--	--	--
Forfeited	--	--	--
Exercised	--	--	--
Outstanding as of May 31, 2009	2,160,000	$1.25	1.92

By using the Black-Scholes model to calculate the fair market value of the warrants issued to the Purchasers in the Financing, SOKO computed that the effective fair market value of each of the 2,000,000 share issued to the investors at the time of issuance was $0.63 and that the effective fair market value of each warrant share issued to the investors at the time of issuance was $0.37.

NOTE 16-RELATED TRANSACTIONS

The Group rents the premises for certain locations from Mr. Tong Liu, our Chairman and CEO. Mr. Liu has leased Mege Union’s office, as well as two stores to the Group pursuant to the terms of binding written lease agreements containing terms no less favorable to the Group than the Group could have negotiated in an arm’s length transaction with a motivated landlord, including substantially the following terms:

i.	Harbin Daoli Queen Demonstration Beauty Parlor: 5-year lease from January 1, 2007 through December 31, 2011 for $47,300 per year;

ii.	Harbin Queen Beauty Demonstration Center: 5-year lease from January 1, 2007 through December 31, 2011 for $20,300 per year;

iii.	Mege Union office: 10-year lease from January 1, 2009 through December 31, 2018 for $73,212 per year.

NOTE 17-EARNINGS PER SHARE

EPS for the periods ended May 31, 2009 and 2008 is determined by dividing net income attributable to SOKO Fitness & Spa Group, Inc. for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. The following is an analysis of the differences between basic and diluted EPS in accordance with ASC 128, “Earnings Per Share.”

The following demonstrates the calculation for EPS for the fiscal years ended May 31, 2009 and 2008:

	Year ended May 31,
	2009	2008
Basic and diluted earnings per share
Net income attributable to SOKO Fitness & Spa Group, Inc.	$7,030,500	$4,702,980

Weighted average common share outstanding
Basic	17,000,000	13,816,986
Diluted	17,297,931	14,118,795
Earnings per share
Basic	$0.41	$0.34
Diluted	$0.41	$0.33

The Group had outstanding warrants of 2,160,000 on each of May 31, 2009 and 2008. As of May 31, 2008, the warrants were anti-dilutive because the exercise price was higher than market price. The warrants are included in diluted weighted average shares calculation at May 31, 2009. The Group had outstanding options of 110,000 and 0, on May 31, 2009 and 2008, respectively. As of May 31, 2009 and 2008, the options are anti-dilutive because the exercise prices are higher than market price.

NOTE 18-COMMITMENTS AND CONTINGENCIES

1)   Commitments

i.
The Group leases offices and fitness facilities under non-cancellable operating leases. The Group recognizes rent expense on a straight-line basis over the term of the lease in accordance to ASC 840 “Accounting for Leases.” As of May 31, 2009, the Group has entered into eleven tenancy agreements for the lease of the premises.

The Group’s commitments for minimum rental payments under these lease agreements are as follows:

As of May 31, 2009
2010	$776,079
2011	851,563
2012	830,632
2013	793,787
2014	685,986
2015	656,878
2016	674,735
2017	706,108
2018	512,313
2019	263,310

Total	$6,751,392

Rent expense for the fiscal years ended May 31, 2009 and 2008 was $687,386 and $289,040, respectively.

ii.
According to the warrant agreement to investors, the warrants contain a cashless exercise provision, which entitle the holders to receive a certificate for the number of warrant shares if any time after 180 days from the Closing there is no effective Registration Statement registering pursuant to the Registration Rights Agreement entered into by the Group and the Holders, or no current prospectus available for, the resale of the Warrant Shares by the Holders.

2)   Contingencies

The Registration Rights Agreement between the Group and security purchaser provides for liquidated damages to the extent that the Group does not attain certain milestones within specified time frames. Specifically, if the Group had failed to file a registration statement within 60 calendar days after the Closing (a milestone which was met by the Group), or in the event that it fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such Registration Statement within 10 Trading Days after the receipt of comments by or notice from the SEC that such amendment is required in order for such Registration Statement to be declared effective, or registration statement is not declared effective within 180 calendar days after the Closing, or in the event that such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than 10 consecutive calendar days or more than an aggregate of 30 calendar days during any 12-month period (which need not be consecutive calendar days), liquidated damages amounting to approximately $20,000 per month would have been payable to purchasers, and such liquidated damages are payable for each 30 calendar day period on a daily pro-rata for any portion of a month prior to cure of an event. The maximum amount of liquidation damage payable to security purchaser is $200,000. As first round comment letter dated July 8, 2008, which was responded to SEC by September 5, 2008, liquidated damages for the delay amounting to approximately $28,810 has been accrued in the first quarter of fiscal year 2009. At that time, the estimate effective date of the registration statement was November 20, 2008; we accrued registration payment approximately $26,800 for late effectiveness. In second quarter, our estimated response to second round comment  dated October 11, 2008 was around January 15, 2009, additional $56,950 liquidation damage had been accrued for late response, also our estimated effective date of the registration statement was to be February 20, 2009; the estimated penalty approximately $40,200 for additional delay had been accrued. In the third quarter, the response to second round comment was sent out on February, 17, 2009, one month later than the previous estimation and the estimated effective date will be April 30, 2009. The liquidation damage and registration payment liability reaches the maximum amount $200,000 as of May 31, 2009.

3)   Guarantee

Mege Union agrees to, whenever necessary, act as the guarantor for Queen Group, its variable interest entities, in all contracts, agreements or transactions in connection with Queen Group’s operation between Queen Group and any third party, to provide full guarantee for the performance of such contracts, agreements or transactions by Queen Group. In return, Queen Group agrees to pledge all of its assets, including accounts receivable, to Mege Union. As of May 31, 2009, Mege Union has not provided any guarantee to any third party on behalf of Queen Group. Therefore, the Company is currently not exposed to any guarantor’s obligations under this guarantee arrangement.

NOTE 19-RESTATEMENT

The Company has restated the consolidated financial statements for the fiscal year ended May 31, 2009 for the following reasons:

The retained earnings as of May 31, 2009 were restated due to a charge of $472,950 into expenses as a result of restatement for the fiscal year ended May 31, 2008.  This amount was previously recorded as an offset to the financing proceeds. Thus, the revision also affected the balance of additional paid-in capital account for the same amount.

The Company reconciled net income instead of net income attributable to SOKO Fitness & Spa Group, Inc to net cash flows from operating activities upon further review.

The impact of this restatement on the financial statements as originally reported as of May 31, 2009 is summarized below:

	May 31, 2009
	As Reported	As Restated
Additional paid-in-capital	$2,139,786	$2,346,397
Additional paid in-capital-warrants	372,914	639,253
Retained earnings	19,688,064	19,215,114

	For the year Ended May 31, 2009
	As Reported	As Restated
Cash Flows From Operating Activities:
Net income attributable to SOKO Fitness & Spa Group, Inc.	$7,030,500	$-
Net income	-	6,742,636
Adjustments to reconcile net income to net cash
Minority interest	287,864	-

The Company also restated the consolidated financial statements for the fiscal year ended May 31, 2008, previously amended and filed on July 30, 2009, for the following reasons:

(a)
The 1,275,000 shares issued to advisors in connection with the Share Exchange and private placement was previously treated as recapitalization.  Upon further review, the Company determined that only 765,000 shares of the 1,275,000 shares issued to advisors were issued in connection with the Share Exchange, the remaining 510,000 shares issued to advisors were issued in connection with the private placement.  Thus, the Company accounted for the value of the shares issued for the services provided by advisors in connection with the Share Exchange in the amount of $481,950 as expenses for the fiscal year ended May 31, 2008.

(b)
A 300,000 payment made to Idris Husain for consulting fees, which was a part of the $650,000 payment made out of the financing proceeds from the Company’s April 2008 private placement, was previously treated as a reduction of proceeds.  Upon further reviews of the various agreements, the Company has determined that this payment of $300,000 should be recognized as expenses over the service period of six months starting April 2008, rather than a reduction of the financing proceeds.  This change has an effect on previously reported assets, retained earnings and net income for the fiscal year ended May 31, 2008.  Thus, the Company accounted $100,000 as consulting expenses and $200,000 as prepaid expenses for the fiscal year ended May 31, 2008.

(c)	The Company reclassified $66,000 payment made to its attorney for their services associated with the Share Exchange to expense. The payment was previously offset against the financing proceeds.

The aggregate value of the above adjustments amounted to $647,950.  After deducting $50,000 deposits paid in advance for consulting fees to Idris Husain and deducting a $25,000 deposit paid in advance for other expenses related to the Financing, which had previously been recognized as expenses, the net effect of the above adjustments on the Company’s net income for the year ended May 31, 2008 amounted to $572,950.

During the course of its review, the Company also determined that a revision was required to the description of the Share Exchange, related to the buyback of 2,575,000 shares by Mr. Liu on behalf of the Company.  This revision affected the calculation of the basic and diluted weighted average common shares outstanding, as well as earnings per share, for the fiscal year ended May 31, 2008.

The impact of this restatement on the financial statements as previously reported is summarized below:

	May 31, 2008
	As Previously Reported	As Restated
Current assets	$5,153,945	$5,353,945
Total Assets	21,315,772	21,515,772
Additional paid-in capital	1,875,439	2,297,776
Additional paid-in-capital -Warrants	288,640	639,253
Retained earnings	12,757,564	12,184,614
Total Liabilities and Stockholders’ Equity	21,315,772	21,515,772
Selling, General and Administrative expenses	3,436,547	4,009,497
Net income attributable to SOKO Fitness & Spa Group, Inc.	$5,275,930	$4,702,980
Net income per common share
Basic	$0.45	$0.34
Diluted	$0.44	$0.33
Weighted average common share outstanding
Basic	11,601,781	13,816,986
Diluted	11,903,589	14,118,795

	For the year ended May 31, 2008
	As Previously Reported	As Restated
Cash Flows From Operating Activities:
Net income attributable to SOKO Fitness & Spa Group, Inc.	$5,275,930	$--
Net Income		4,811,461
Adjustments to reconcile net income to net cash provided by operating activities:
Stock compensation for consulting services	-	481,950
Minority interest	108,481	-
Changes in operating assets and liabilities:
Prepaid expense	(54,681)	(254,681)
Cash Flows From Financing Activities:
Proceeds from issuance of common stock	1,027,500	1,718,500
Payment to buy back common stock	-	(400,000)

NOTE 20-QUARTERLY DATA (UNAUDITED)

The tables below list the quarterly financial information for the year ended May 31, 2009.

	Quarters Ended
	August 31, 2008		November 30, 2008		February 28, 2009		May 31, 2009
	As reported	As restated	As reported	As restated	As reported	As restated	As reported	As restated

Balance sheets:
Total assets	$23,897,557	$23,897,557	$24,859,745	$24,859,745	$27,261,781	$27,261,781	$29,313,035	$29,313,035
Additional paid- in capital	903,332	2,297,776	903,332	2,297,776	1,894,090	2,297,776	2,139,786	2,346,397
Additional paid-in-capital - warrants	1,279,398	657,904	1,279,398	657,904	288,640	657,904	372,914	639,253
Retained earnings	14,400,905	13,627,955	16,077,310	15,304,360	17,932,785	17,159,835	19,688,064	19,215,114
Income statements:
Revenues	4,276,867	4,276,867	4,608,291	4,608,291	5,110,861	5,110,861	5,573,089	5,573,089
Gross profit	2,851,711	2,851,711	3,018,010	3,018,010	3,303,777	3,303,777	3,803,704	3,803,704
Selling, General and Administrative expenses	1,142,184	1,342,184	1,234,151	1,234,151	1,438,622	1,438,622	1,887,102	1,887,102
Net income attributable to SOKO Fitness & Spa Group, Inc	$1,643,341	$1,443,341	$1,676,405	$1,676,405	$1,855,475	$1,855,475	$2,055,279	$2,055,279
Basic net income per share	0.10	0.08	0.10	0.10	0.11	0.11	0.12	0.12
Diluted net income per share	0.10	0.08	0.10	0.10	0.11	0.11	0.12	0.12

You should rely only on the information contained in this document.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations.  The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock.  These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

SOKO FITNESS & SPA GROUP, INC.

4,062,133 Shares of
Common Stock

_______________

PROSPECTUS
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April 13 , 2010